Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT
by and among
BP WEST COAST PRODUCTS LLC,

ATLANTIC RICHFIELD COMPANY,

ARCO MIDCON LLC,

ARCO TERMINAL SERVICES CORPORATION,

ARCO MATERIAL SUPPLY COMPANY,

CH-TWENTY, INC.,

PRODUCTS COGENERATION COMPANY,

and

ENERGY GLOBAL INVESTMENTS (USA) INC.,

collectively, the Sellers, and

TESORO REFINING AND MARKETING COMPANY

as the Buyer

Dated: August 8, 2012

TABLE OF CONTENTS

Page

ARTICLE 1
DEFINITIONS AND INTERPRETATIONS

Section 1.1	Definitions 1

Section 1.2	Interpretations 1
ARTICLE 2
SALE AND PURCHASE OF ASSETS
2

Section 2.1	Sale of Purchased Assets 2

Section 2.2	Excluded Assets 7

Section 2.3	License to Certain Intellectual Property and IT Systems 9
ARTICLE 3
ASSUMED LIABILITIES
9

Section 3.1	Assumed Liabilities 9
ARTICLE 4
RETAINED LIABILITIES
10

Section 4.1	Retained Liabilities 10
ARTICLE 5
DEPOSIT; PURCHASE PRICE
12

Section 5.1	Deposit 12

Section 5.2	Purchase Price 13

Section 5.3	Estimated Closing Statement 13

Section 5.4	Closing Payment 13
ARTICLE 6
BFO FUEL RETAIL SITES
13

Section 6.1	Offers to Operator Franchisees to Purchase BFO Fuel Retail Sites 13

Section 6.2	Rejection of BFO 14

Section 6.3	Acceptance of BFO 15

Section 6.4	No Close of Escrow after Acceptance of BFO 16

Section 6.5	Close of Escrow for Operator Franchisee’s Purchase Under the RESA 16

Section 6.6	Post-Closing Adjustment 16

Section 6.7	Indemnification by BPWCP 17

    i

Section 6.8	Buyer Franchise Agreement Offers 17

Section 6.9	Buyer’s Indemnification 17

Section 6.10	Expenses 17
ARTICLE 7
PRE-CLOSING COVENANTS
18

Section 7.1	Satisfaction of Conditions Precedent 18

Section 7.2	Non-Assignability of Purchased Assets and Environmental Permits 18

Section 7.3	Approvals by Governmental Authority 20

Section 7.4	Pending Sale of Non-BFO Facilities in Escrow 21

Section 7.5	Operation of Business 22

Section 7.6	Access to Information 23

Section 7.7	Contact with Third Parties 24

Section 7.8	Release and Replacement of Bonds, Guaranties, etc 25

Section 7.9	Leased Real Property Conditions 25

Section 7.10	Consent Decree Modification 26

Section 7.11	Buyer Transition Plan 26

Section 7.12	Title Policies and Surveys 27

Section 7.13	Natural Hazard Disclosure Statements 27

Section 7.14	Notice of Litigation Settlement 27
ARTICLE 8
EMPLOYEE MATTERS
28

Section 8.1	Business Employees 28
ARTICLE 9
CONDITIONS PRECEDENT
28

Section 9.1	Conditions to Obligation of the Buyer 28

Section 9.2	Conditions to Obligation of the Sellers 29
ARTICLE 10
CLOSING
30

Section 10.1	The Closing 30

Section 10.2	Deliveries at the Closing 30
ARTICLE 11
POST-CLOSING ADJUSTMENTS TO CLOSING PAYMENT
33

Section 11.1	Adjustments 33

Section 11.2	Closing Statement 34

Section 11.3	Closing Statement Policies and Procedures 34

Section 11.4	Resolution of Disputes with respect to the Closing Statement 34

Section 11.5	Payment 35

Section 11.6	Access 36

Section 11.7	Fuel Retail Supply Contracts 36
ARTICLE 12
POST-CLOSING COVENANTS
37

Section 12.1	Further Actions 37

Section 12.2	Retention of and Access to Books and Records 38

Section 12.3	Third Party-Owned IT Systems and IT Equipment 39

Section 12.4	Seller Confidential Data 39

Section 12.5	Sellers’ Standards 40

Section 12.6	Access to Purchased Assets 40

Section 12.7	Sellers’ Names; Removal of Logos and Signs 41

Section 12.8	Post Closing Preparation of Financial Statements 41

Section 12.9	Sellers’ Right of Entry for Remedial Work not performed by Buyer 41

Section 12.10	Insurance Matters 42

Section 12.11	Litigation Cooperation 42

Section 12.12	National Multi-Site Contracts 43

Section 12.13	Post-Closing Operations 44

Section 12.14	Re-organization of Buyer 44

Section 12.15	Environmental Control Bonds 44
ARTICLE 13
REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION
45

Section 13.1	Representations and Warranties Concerning the Sellers 45

Section 13.2	Representations and Warranties Concerning the Buyer 46
ARTICLE 14
REPRESENTATIONS AND WARRANTIES CONCERNING THE PURCHASED ASSETS
47

Section 14.1	Representations and Warranties Concerning the Purchased Assets 47
ARTICLE 15
SURVIVAL; INDEMNIFICATION
56

Section 15.1	Survival of Representations, Warranties and Certain Covenants 56

Section 15.2	Indemnification Provisions for Benefit of the Buyer 56

Section 15.3	Indemnification Provisions for Benefit of the Sellers 57

Section 15.4	Limitations of Liability 57

Section 15.5	Exclusive Remedy 58

Section 15.6	Matters Involving Third Parties 58

Section 15.7	Procedures 59

Section 15.8	Determination of Amount of Losses 59

Section 15.9	Limitation of Damages 60

Section 15.10	Tax Treatment of Indemnity Payments 60
ARTICLE 16
CASUALTY OR CONDEMNATION
60

Section 16.1	Notice 60

Section 16.2	Repair or Replacement 60

Section 16.3	Condemnation Awards 61

Section 16.4	Purchase Price Adjustment 61

Section 16.5	Deferral of Closing Date and Termination Date 62
ARTICLE 17
TAX MATTERS
62

Section 17.1	Filing of Tax Returns and Allocation of Income, Gain Loss, Credits and Other Tax Items for Carson Cogen Company and Watson Cogen Company 62

Section 17.3	Transfer Taxes 64

Section 17.4	Assistance and Cooperation 64

Section 17.5	Access to Information 64

Section 17.6	Tax Indemnity 64

Section 17.7	Tax Indemnity Claims 65

Section 17.8	Tax Refunds and Payments 65

Section 17.9	Certification of Non-Foreign Status 65

Section 17.10	Counterparty Taxpayer Identification Numbers 65

Section 17.11	Tax Free Exchange 66
ARTICLE 18
TERMINATION OF AGREEMENT
66

Section 18.1	Termination of Agreement 66

Section 18.2	Effect of Termination 68

ARTICLE 19
MISCELLANEOUS
68

Section 19.1	Press Releases and Confidentiality 68

Section 19.2	No Third Party Beneficiaries 69

Section 19.3	Succession and Assignment 69

Section 19.4	Counterparts 69

Section 19.5	Notices 69

Section 19.6	Governing Law; Jurisdiction; Waiver 71

Section 19.7	Entire Agreement and Amendments 72

Section 19.8	Severability 72

Section 19.9	Transaction Expenses 72

Section 19.10	Arbitration 72

Section 19.11	Availability of Injunctive Relief 73

Section 19.12	Amendment of Schedules 74

Section 19.13	Bulk Sales 74

Section 19.14	Acknowledgement of Parties; Conspicuousness 74
SCHEDULES

SCHEDULE 1.1	Definitions and Interpretations

SCHEDULE 1.1(A)	Assumed Environmental Liabilities

SCHEDULE 1.1(B)	CODO Agreements

SCHEDULE 1.1(C)	COFO Agreements

SCHEDULE 1.1(D)	DODO Agreements

SCHEDULE 1.1(E)	DOFO Agreements

SCHEDULE 1.1(F)	Excluded Retail Fuel and Convenience Marketing Contracts

SCHEDULE 1.1(G)	Excluded Thrifty Agreements

SCHEDULE 1.1(H)	Fuel Retail Financing Instruments

SCHEDULE 1.1(I)	Included Fuel Retail Assigned Contracts

SCHEDULE 1.1(J)	Included Thrifty Agreements

SCHEDULE 1.1(K)	Jobber Agreements

SCHEDULE 1.1(L)	Knowledge

SCHEDULE 1.1(M)	Retained Environmental Liabilities

SCHEDULE 1.1(N)	BFO Fuel Retail Sites

SCHEDULE 1.1(O)	Watson Cogen Company Leased Real Property

SCHEDULE 1.1(P)	Scheduled Turnaround

SCHEDULE 1.1(Q)	Special Projects

SCHEDULE 1.1(R)	Permitted Encumbrances

SCHEDULE 2.1.1.1	Refinery Owned Real Property

SCHEDULE 2.1.1.2(a)	Refinery Leased Real Property (Lessee)

SCHEDULE 2.1.1.2(b)	Refinery Leased Real Property (Lessor)

SCHEDULE 2.1.1.4	Assigned Refinery Contracts

SCHEDULE 2.1.2.1	Carson Logistics and Marketing Terminals Owned Real Property

    v

SCHEDULE 2.1.2.2(a)	Carson Logistics and Marketing Terminals Leased Real Property and Easements (Lessee)

SCHEDULE 2.1.2.2(b)	Carson Logistics and Marketing Terminals Leased Real Property (Lessor)

SCHEDULE 2.1.2.3(a)	Carson Logistics and Marketing Terminals Pipeline Systems

SCHEDULE 2.1.2.3(b)	Carson Logistics and Marketing Terminals Pipeline Systems ROWs

SCHEDULE 2.1.2.5	Assigned Carson Logistics and Marketing Terminals Contracts

SCHEDULE 2.1.3.1(a)	Wilmington Calciner Leased Real Property (Lessee)

SCHEDULE 2.1.3.1(b)	Wilmington Calciner Leased Real Property (Lessor)

SCHEDULE 2.1.3.3	Assigned Wilmington Calciner Contracts

SCHEDULE 2.1.5.1	Fuel Retail Owned Real Property

SCHEDULE 2.1.5.2(a)	Fuel Retail Leased Real Property (Lessee)

SCHEDULE 2.1.5.2(b)	Fuel Retail Leased Real Property (Lessor)

SCHEDULE 2.1.5.8	Dealer Loans

SCHEDULE 2.1.6	Measurement and Valuation Procedures for Hydrocarbon Inventory

SCHEDULE 2.1.7	Measurement and Valuation Procedures for Non-Hydrocarbon Inventory

SCHEDULE 2.1.10	Included Environmental Credits

SCHEDULE 2.2.2	Excluded Claims, Demands and Similar Rights

SCHEDULE 2.2.5	Excluded Wilmington Calciner Contracts

SCHEDULE 2.2.30	Other Excluded Assets

SCHEDULE 4.1.5	Retained Workers Compensation Liabilities

SCHEDULE 5.1.1	Designated Account

SCHEDULE 7.2.3	Owned Real Property for Refinery and Terminals

SCHEDULE 7.4	Non-BFO Facilities

SCHEDULE 7.8	Credit Support Arrangements

SCHEDULE 7.9.1	Lease Transfer Consents

SCHEDULE 8.1(a)	Business Employees

SCHEDULE 8.1(b)	Additional Employee Matters

SCHEDULE 11.1.3	Accounts Amount

SCHEDULE 11.3.1	Closing Statement Policies and Procedures

SCHEDULE 12.8	Transferred Employees Involved in Financial Statements

SCHEDULE 12.15.1(a)	Environmental Facilities

SCHEDULE 12.15.1(b)	Environmental Control Bonds

SCHEDULE 13.1.3	Noncontravention – Sellers

SCHEDULE 13.2.3	Noncontravention – Buyer

SCHEDULE 14.1.1.1	Exception to Representations Regarding Title Concerning Dealer Loans

SCHEDULE 14.1.2.3	Options – Real Property

SCHEDULE 14.1.3.1	Assigned Contract Performance Disclosures

SCHEDULE 14.1.3.2	Assigned Watson Cogen Company Contracts

SCHEDULE 14.1.3.3	Watson Cogen Company Contracts – Defaults

SCHEDULE 14.1.3.4	Dealer Loans Representation Exceptions

SCHEDULE 14.1.4.1	Permits

SCHEDULE 14.1.4.2	Cogen – Permits

SCHEDULE 14.1.5	Compliance with Law

SCHEDULE 14.1.6	Tax Matters

SCHEDULE 14.1.7	Environmental Matters

SCHEDULE 14.1.7.1	Environmental Permits

SCHEDULE 14.1.8	Litigation

SCHEDULE 14.1.9	Employee Matters

SCHEDULE 14.1.10	Seller Plans

SCHEDULE 14.1.11.1	Other Intellectual Property

SCHEDULE 14.1.11.2	Intellectual Property Infringements

SCHEDULE 14.1.12	Preparation of Financial Information

SCHEDULE 14.1.13	Absence of Certain Changes

EXHIBITS

EXHIBIT A	Form of Retail Management Services Agreement

EXHIBIT B	Form of Grant Deed

EXHIBIT B-1	Form of Bill of Sale

EXHIBIT C	Form of Assignment and Assumption of Leases

EXHIBIT C-1	Form of Assignment and Assumption of Leases (Thrifty)

EXHIBIT D	Form of Assignment and Assumption of Easements, Licenses, Rights of Way and Other Pipeline Interests

EXHIBIT D-1	Form of Bill of Sale (Carson Logistics and Marketing Terminals Pipeline Systems)

EXHIBIT E	Form of Bill of Sale, Assignment and Assumption Agreement

EXHIBIT F	Form of Certificate of Non-Foreign Status

EXHIBIT G	Form of Alaskan North Slope Crude Supply Agreement

EXHIBIT H	Form of ARCO License Agreement

EXHIBIT I	Form of Basrah Crude Supply Agreement

EXHIBIT J	Form of Financial Certificate

EXHIBIT K	Form of Master Franchise Agreement

EXHIBIT L	Form of Precious Metals Agreements

EXHIBIT M	Form of Transitional Term Sheet for Rail Cars

EXHIBIT N	Form of Coke Marketing and Offtake Agreement

EXHIBIT O	Form of Technology Agreement

EXHIBIT P	Form of Transition Services Agreement

EXHIBIT Q	Form of Assignment of Leasehold Deed of Trust

EXHIBIT R	Form of Assignment of Dealer Loans

EXHIBIT S	Form of Owner’s Affidavit, Gap Undertaking and Tax Indemnity Agreement

EXHIBIT T	Form of Trademark Assignment

EXHIBIT U	Seller Guaranty

EXHIBIT V	Form of Assignment of Watson Cogen Company Interests

EXHIBIT W	Form of TLLP Assigment and Assumption

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 8th day of August, 2012 (the “Execution Date”) by and among BP WEST COAST PRODUCTS LLC, a limited liability company organized and existing under the laws of the State of Delaware (“BPWCP”), ATLANTIC RICHFIELD COMPANY, a corporation organized and existing under the laws of the State of Delaware (“ARCO”), ARCO MIDCON LLC, a limited liability company organized and existing under the laws of the State of Delaware (“ARCO Midcon”), ARCO TERMINAL SERVICES CORPORATION, a corporation organized and existing under the laws of the State of Delaware (“ARCO Terminal”), ARCO MATERIAL SUPPLY COMPANY, a corporation organized and existing under the laws of the State of Delaware (“ARCO Material Supply”), CH-TWENTY, INC., a corporation organized and existing under the laws of the State of Delaware (“CH-Twenty”), PRODUCTS COGENERATION COMPANY, a corporation organized and existing under the laws of the State of Delaware (“Products Cogeneration Company”), and ENERGY GLOBAL INVESTMENTS (USA) INC., a corporation organized and existing under the laws of the State of Delaware (“Energy Global Investments”) (BPWCP, ARCO, ARCO Midcon, ARCO Terminal, ARCO Material Supply, CH-Twenty, Products Cogeneration Company and Energy Global Investments are each a “Seller” and collectively the “Sellers”) and TESORO REFINING AND MARKETING COMPANY, a corporation organized and existing under the laws of the State of Delaware (the “Buyer”). The Sellers and the Buyer are referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, the Sellers, directly or through certain Affiliates, currently conduct a refining, logistics, marketing and distribution, electricity co-generation and fuel retail marketing business as more particularly described herein and which generally is comprised of (a) the ownership and operation of a refinery that is located in Carson, California (the “Refinery”), the Wilmington Calciner, the Carson Logistics and Marketing Terminals Assets and other related assets in Southern California, (b) the aggregate direct and indirect ownership of fifty-one percent (51%) of the partnership interests of the Watson Cogeneration Company, a general partnership organized and existing under the laws of the State of California (the “Watson Cogen Company”), which owns a cogeneration facility located on a tract of land within the Refinery, and (c) the ownership, operation, branding, franchising, financing, licensing and supplying of a fuel retail network located in Southern California, Arizona and Nevada; and
WHEREAS, the Buyer desires to purchase substantially all of the assets, and assume and acquire certain of the rights and liabilities of the Business from Sellers and certain of their Affiliates, and the Sellers desire to (and will cause certain of their Affiliates to) sell substantially all of the assets, and transfer certain of the rights and liabilities of the Business to the Buyer, upon the terms and subject to the conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATIONS
Section 1.1    Definitions. Unless the context otherwise requires, the capitalized terms used in this Agreement shall have the meanings set forth in Section 1.1 of Schedule 1.1.
Section 1.2 Interpretations. Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.2 of Schedule 1.1.

ARTICLE 2
SALE AND PURCHASE OF ASSETS
Section 2.1    Sale of Purchased Assets. Subject to the terms and conditions contained in this Agreement, and excluding all Excluded Assets, at the Closing the Buyer shall purchase, and the Sellers shall sell, convey, assign, transfer and deliver to the Buyer, free and clear of all Encumbrances, other than Permitted Encumbrances (and Buyer acknowledges and agrees that the conditioning of Sellers' said sale, conveyance, assignment, transfer and delivery by the Permitted Encumbrances shall survive the Closing and any resulting merger into deeds and any other instruments), all of the right, title and interest of Sellers (provided that the foregoing limitation to the “right, title and interest of Sellers” shall not apply to Owned Real Property) in, to and under the following assets and properties to the extent owned, held or used in the conduct of the Business by Sellers as the same shall exist and be held by Sellers immediately prior to the Effective Time (collectively, the “Purchased Assets”):
2.1.1    Refinery Assets.
2.1.1.1    Refinery Owned Real Property. The real property owned in fee by the Sellers identified in Schedule 2.1.1.1, together with all buildings, fixtures and real property improvements owned by the Sellers located thereon together with (but subject to Section 2.2) any easements, rights of way and other privileges appurtenant thereto (collectively, the “Refinery Owned Real Property”).
2.1.1.2    Refinery Leased Real Property. Subject to Sections 2.2, 7.2.1 and 7.9, the leasehold and license estates and the related lease, sublease or license agreements (collectively, the “Refinery Leased Real Property”) respecting real property and buildings, fixtures and real property improvements under which any one or more of the Sellers is either (a) the lessee or grantee as identified in Schedule 2.1.1.2(a); or (b) the lessor or licensor of certain real property and buildings, fixtures or real property improvements to Third Parties as identified in Schedule 2.1.1.2(b).
2.1.1.3    Refinery Equipment and Personal Property. All machinery and equipment, mobile or otherwise, systems and other tangible personal property owned and used by the Sellers Primarily in connection with the ownership or operation of the Refinery Business (collectively, the “Refinery Equipment”), including (a) all production units, processing units and distillation systems, (b) all heating, lighting, and power systems, fire prevention and fire extinguishing systems, control systems, emergency warning and emergency preparedness systems and related assets, (c) all storage and other tanks, meters, pumps, engines, compressors, pipes, fittings, valves, connections, regulators, loading and unloading lines and racks, (d) all Included IT Equipment, (e) all tools, (f) all furniture and furnishings, (g) all vehicles and (h) all other tangible personal property, in each case presently owned by the Sellers, located in or on the Refinery Real Property Interests and Primarily related to the Refinery Business, including catalysts and precious metals owned by Sellers that are located in the process units (but excluding any precious metals that may be leased by Sellers pursuant to the Precious Metals Agreements or otherwise).
2.1.1.4    Assigned Refinery Contracts. Subject to Sections 2.2, 3.1.8, 4.1.11 and 7.2.1 and the Technology Agreement, all rights and obligations of the Sellers under Contracts relating exclusively to the ownership or operation of the Refinery Assets or the Refinery Business as currently operated by any one or more of the Sellers including those Contracts set forth in Schedule 2.1.1.4 (collectively, the “Assigned Refinery Contracts”).
2.1.1.5    Refinery Permits. Subject to Sections 2.2 and 7.2.1, all Permits in favor of the Sellers from any federal, state or local regulatory agencies which are necessary to and used exclusively in connection with the ownership of the Refinery Assets or the operation of the Refinery Business as currently operated by the Sellers, including those Permits identified in Schedules 14.1.4.1 and 14.1.7.1 under the headings “Refinery Permits”.
2.1.2    Carson Logistics and Marketing Terminals Assets.
2.1.2.1    Carson Logistics and Marketing Terminals Owned Real Property. The real property owned in fee by the Sellers identified in Schedule 2.1.2.1, together with all terminals, buildings, fixtures and real property improvements owned by the Sellers located thereon together with (but subject to Section 2.2) any easements, rights of way and other privileges appurtenant thereto (collectively, the “Carson Logistics and Marketing Terminals Owned Real Property”).
2.1.2.2    Carson Logistics and Marketing Terminals Leased Real Property and Easements. Subject to Sections 2.2, 7.2.1 and 7.9, the leasehold estates and the related lease, sublease and easement agreements (collectively, the “Carson Logistics and Marketing Terminals Leased Real Property and Easements”) respecting real property and terminals, buildings, fixtures and real property improvements under which any one or more of the Sellers is either (a) the lessee or grantee as identified in Schedule 2.1.2.2(a); or (b) the lessor of certain real property and buildings, fixtures or real property improvements to Third Parties as identified in Schedule 2.1.2.2(b).
2.1.2.3    Carson Logistics and Marketing Terminals Pipeline Systems. (a) Those crude oil and products pipelines (whether active, idle or out-of-service) that are identified in Schedule 2.1.2.3(a) (collectively, the “Carson Logistics and Marketing Terminals Pipeline Systems”); (b) subject to Sections 2.2 and 7.2.1, all pipeline rights, easements, franchises, rights of way and other privileges related to the possession of the Carson Logistics and Marketing Terminals Pipeline Systems, as identified on Schedule 2.1.2.3(b) (collectively, the “Carson Logistics and Marketing Terminals Pipeline Systems ROWs”); and (c) all Kinder Morgan Capacity Rights.
2.1.2.4    Carson Logistics and Marketing Terminals Equipment and Personal Property. All machinery and equipment, mobile or otherwise, systems and other tangible personal property owned and used by the Sellers Primarily in connection with the ownership or operation of the Carson Logistics and Marketing Terminals Business (collectively, the “Carson Logistics and Marketing Terminals Equipment”), including (a) all production units, processing units and distillation systems, (b) all heating, lighting, and power systems, fire prevention and fire extinguishing systems, control systems, emergency warning and emergency preparedness systems and related assets, (c) all storage and other tanks, meters, pumps, engines, compressors, pipes, fittings, valves, connections, regulators, loading and unloading lines and racks, (d) all Included IT Equipment, (e) all tools, (f) all furniture and furnishings, (g) all vehicles and (h) all other tangible personal property, in each case presently owned by the Sellers, located in or on the Carson Logistics and Marketing Terminals Real Property Interests and Primarily related to the Carson Logistics and Marketing Terminals Business.
2.1.2.5    Assigned Carson Logistics and Marketing Terminals Contracts. Subject to Sections 2.2, 3.1.8, 4.1.11 and 7.2.1 and the Technology Agreement, all rights and obligations of the Sellers under Contracts relating exclusively to the ownership or operation of the Carson Logistics and Marketing Terminals Assets or the Carson Logistics and Marketing Terminals Business as currently operated by any one or more of the Sellers including those Contracts set forth in Schedule 2.1.2.5 (collectively, the “Assigned Carson Logistics and Marketing Terminals Contracts”).
2.1.2.6    Carson Logistics and Marketing Terminals Permits. Subject to Sections 2.2 and 7.2.2, all Permits in favor of the Sellers from any federal, state or local regulatory agencies which are necessary to and used exclusively in connection with the ownership of the Carson

Logistics and Marketing Terminals Assets or the operation of the Carson Logistics and Marketing Terminals Business as currently operated by the Sellers, including those Permits identified in Schedules 14.1.4.1 and 14.1.7.1 under the headings “Carson Logistics and Marketing Terminals Permits”.
2.1.3    Wilmington Calciner Assets.
2.1.3.1    Wilmington Calciner Leased Real Property. Subject to Sections 2.2, 7.2.1 and 7.9, the leasehold estates and the related lease or sublease agreements (collectively, the “Wilmington Calciner Leased Real Property”) respecting real property and buildings, fixtures and real property improvements under which any one or more of the Sellers is either (a) the lessee or grantee as identified in Schedule 2.1.3.1(a); or (b) the lessor of certain real property and buildings, fixtures or real property improvements to Third Parties as identified in Schedule 2.1.3.1(b).
2.1.3.2    Wilmington Calciner Equipment and Personal Property. All machinery and equipment, mobile or otherwise, systems and other tangible personal property owned and used by the Sellers Primarily in connection with the ownership or operation of the Wilmington Calciner Business (collectively, the “Wilmington Calciner Equipment”), including (a) all production units, processing units and distillation systems, (b) all heating, lighting, and power systems, fire prevention and fire extinguishing systems, control systems, emergency warning and emergency preparedness systems and related assets, (c) all storage and other tanks, meters, pumps, engines, compressors, pipes, fittings, valves, connections, regulators, loading and unloading lines and racks, (d) all Included IT Equipment, (e) all tools, (f) all furniture and furnishings, (g) all vehicles and (h) all other tangible personal property, in each case presently owned by the Sellers, located in or on the Wilmington Calciner Real Property Interests and Primarily related to the Wilmington Calciner Business.
2.1.3.3    Assigned Wilmington Calciner Contracts. Subject to Sections 2.2, 3.1.8, 4.1.11 and 7.2.1 and the Technology Agreement, all rights and obligations of the Sellers under Contracts (other than the Excluded Wilmington Calciner Contracts) relating exclusively to the ownership or operation of the Wilmington Calciner Assets or the Wilmington Calciner Business as currently operated by any one or more of the Sellers including those Contracts set forth in Schedule 2.1.3.3 (collectively, the “Assigned Wilmington Calciner Contracts”).
2.1.3.4    Wilmington Calciner Permits. Subject to Sections 2.2 and 7.2.2, all Permits in favor of the Sellers from any federal, state or local regulatory agencies which are necessary to and used exclusively in connection with the ownership of the Wilmington Calciner Assets or the operation of the Wilmington Calciner Business as currently operated by any one or more of the Sellers, including those Permits identified in Schedules 14.1.4.1 and 14.1.7.1 under the headings “Wilmington Calciner Permits”.
2.1.4    Watson Cogen Business Assets. The Carson Cogen Company Shares and the Watson Cogen Company Interests (collectively, the “Watson Cogen Company Assets”).
2.1.5    Fuel Retail Assets.
2.1.5.1    Fuel Retail Owned Real Property. Subject to Article 6, the real property owned in fee identified in Schedule 2.1.5.1, together with all buildings, fixtures and real property improvements owned by the Sellers located thereon together with (but subject to Section 2.2) any easements, rights of way and other privileges appurtenant thereto (collectively, the “Fuel Retail Owned Real Property”).

2.1.5.2    Fuel Retail Leased Real Property. Subject to Sections 2.2, 7.2.1 and 7.9, the leasehold estates and the related lease or sublease agreements respecting land, buildings, fixtures and real property improvements (whether owned or leased) (collectively, the “Fuel Retail Leased Real Property”) under which any one or more of the Sellers is either (a) the lessee or grantee as identified in Schedule 2.1.5.2(a); or (b) subject to Article 6, the lessor of certain real property and buildings, fixtures or real property improvements to Third Parties as identified in Schedule 2.1.5.2(b).
2.1.5.3    Fuel Retail Equipment and Personal Property. All machinery, equipment and systems owned and used by the Sellers Primarily in connection with the ownership or operation of the Fuel Retail Business and located on the Fuel Retail Real Property Interests, including all storage tanks, meters, pumps, pipes, and Included IT Equipment (the “Fuel Retail Equipment”).
2.1.5.4    Assigned Fuel Retail Contracts. Subject to Sections 2.2, 3.1.8, 4.1.11, 7.2.1 and Article 6, and the Technology Agreement, all rights and obligations of the Sellers under the Fuel Retail Contracts relating exclusively to the ownership or operation of the Fuel Retail Assets or the Fuel Retail Business as currently operated by any one or more of the Sellers (collectively, the “Assigned Fuel Retail Contracts”), but excluding any Excluded Assets, including Excluded Intellectual Property and Excluded IT Equipment.
2.1.5.5    Fuel Retail Permits. Subject to Sections 2.2 and 7.2.2, all Permits in favor of the Sellers from any federal, state or local regulatory agencies which are necessary to and used exclusively in connection with the ownership of the Fuel Retail Assets or the operation of the Fuel Retail Business as currently operated by the Sellers, including those Permits identified in Schedules 14.1.4.1 and 14.1.7.1 under the headings “Fuel Retail Permits”.
2.1.5.6    Included Fuel Retail Sites in Escrow. All right, title and interest of the Sellers immediately prior to the Closing in and to the Included Fuel Retail Sites in Escrow.
2.1.5.7    ARCO Marks. All right, title and interest of the Sellers immediately prior to the Effective Time in and to the ARCO Marks.
2.1.5.8    Dealer Loans. All right, title and interest of the Sellers under the dealer loans identified in Schedule 2.1.5.8 (“Dealer Loans”) and all interests of the Sellers in collateral securing the Dealer Loans.
2.1.5.9    Fuel Retail Financing Instruments. All right, title and interest of the Sellers under the Fuel Retail Financing Instruments and all interests of the Sellers in collateral securing the Fuel Retail Financing Instruments.
2.1.6    Hydrocarbon Inventory Assets. All hydrocarbon inventory of the Business (the “Hydrocarbon Inventory”), which shall include:
(a)    all inventories of crude oil, green petroleum coke and calcined petroleum coke in the storage tanks, silos, barns, conveyor systems and related storage facilities at the Refinery, the Carson Logistics and Marketing Terminals Assets and the Wilmington Calciner and (to the extent title remains with the Sellers or their Affiliates) in (and in line and unit fill from) Third Party offsite storage facilities;
(b)    all refined and intermediate product inventories at the Refinery, the Carson Logistics and Marketing Terminals Assets and the Wilmington Calciner and (to the

extent title remains with the Sellers or their Affiliates) in (and in line and unit fill from) Third Party offsite storage facilities;
(c)    all inventories of crude oil, green petroleum coke and calcined petroleum coke in transit to the Refinery, the Carson Logistics and Marketing Terminals Assets and the Wilmington Calciner where title has passed to the Sellers;
(d)    all other blendstocks, feedstocks and other raw materials and products in storage at the Refinery, the Carson Logistics and Marketing Terminals Assets and the Wilmington Calciner and (to the extent title remains with the Sellers or their Affiliates), in, and in transit to, Third Party offsite storage facilities (including those at the Los Angeles harbor); and
(e)    in all cases including the total contents of all applicable storage tanks, and in line and unit fill, at the Refinery, the Carson Logistics and Marketing Terminals Assets and the Wilmington Calciner regardless of whether above or below the off-take pipe, including bottom sediment and water;
but in all cases excluding all finished and unfinished products to the extent that title thereto has passed to the relevant customer, and which shall be measured in accordance with the procedures and methodologies set forth in Schedule 2.1.6.
2.1.7    Non-Hydrocarbon Inventory Assets. All inventory of the Business other than the Hydrocarbon Inventory (the “Non-Hydrocarbon Inventory”) in storage at the Refinery, the Carson Logistics and Marketing Terminals Assets and the Wilmington Calciner and at other storage locations, including catalysts and precious metals (other than catalyst and precious metals located in process units), chemicals, additives, maintenance and capital spare parts, store stocks, supplies and consumables (which shall be measured in accordance with the procedures and methodologies set forth in Schedule 2.1.7).
2.1.8    Account Assets. The Accounts Amount.
2.1.9    Books and Records. All Books and Records.
2.1.10    Included Environmental Credits. All right, title and interest of the Sellers under those certain emission reduction credits and reclaim trading credits that are governed by the South Coast Air Quality Management District and more particularly identified in Schedule 2.1.10 (“Included Environmental Credits”).
2.1.11    Miscellaneous.   Notwithstanding the use of the word “exclusively” in Sections 2.1.1.4, 2.1.1.5, 2.1.2.5, 2.1.2.6, 2.1.3.3, 2.1.3.4, 2.1.5.4 and 2.1.5.5 to define certain of the Purchased Assets, any assets of the Sellers that are used or held for use in one or more of the Refinery Business, the Carson Logistics and Marketing Terminals Business, the Wilmington Calciner Business, the Watson Cogen Business and the Fuel Retail Business, but are not used or held for use in any other businesses of the Sellers and their Affiliates and do not otherwise constitute Excluded Assets, shall be deemed to constitute “Purchased Assets”. Notwithstanding the use of the word “Primarily” in Sections 2.1.1.3, 2.1.2.4, 2.1.3.2 and 2.1.5.3 above to define certain of the Purchased Assets, any assets of the Sellers that are used or held for use in one or more of the Refinery Business, the Carson Logistics and Marketing Terminals Business, the Wilmington Calciner Business, the Watson Cogen Business and the Fuel Retail Business, but do not otherwise constitute Excluded Assets, shall be deemed to be “Primarily” used and shall be deemed to constitute “Purchased Assets” if the total percentage of Sellers’ usage of such assets with respect to all of the Refinery Business, the Carson Logistics and Marketing Terminals Business, the

Wilmington Calciner Business, the Watson Cogen Business and the Fuel Retail Business is greater than fifty percent (50%).
Section 2.2    Excluded Assets.
The Purchased Assets shall exclude any and all assets or properties that are not set forth in Section 2.1, and the following items (all such excluded assets and properties being the “Excluded Assets”):
2.2.1    All cash on hand and cash equivalents, including bank accounts, money market funds, marketable securities and temporary cash investments, to the extent not included in the Accounts Amount.
2.2.2    Claims, demands, causes of action, choses in action, rights of recovery, rights of set-off, rights to refunds and similar rights in favor of the Sellers or any Affiliate of the Sellers of any kind to the extent (a) relating to the Excluded Assets or the Retained Liabilities or identified on Schedule 2.2.2 or (b) relating to the ownership of the Purchased Assets, or operation of the Business, prior to the Effective Time.
2.2.3    All Excluded Intellectual Property.
2.2.4    All Excluded IT Equipment.
2.2.5    All Excluded Wilmington Calciner Contracts.
2.2.6    To the extent not included in the Accounts Amount, all of the Sellers’ and any of their Affiliates’ right, title and interest in and to all accounts receivable (including payments for all finished and unfinished products which are en route to any customer of the Business (including any Affiliates of the Sellers) where title has passed to the customer), exchange balances and all notes, bonds, and other evidences of indebtedness of and rights to receive payments arising out of sales, services, rentals and other activities of the Business occurring in connection with and attributable to the ownership or operation of the Purchased Assets or the Business prior to the Effective Time and the security arrangements, if any, related thereto, including any rights with respect to any Third Party collection procedures or any other actions or proceedings in connection therewith.
2.2.7    All of the Sellers’ rights or obligations relating to the Business arising under any outstanding receivable or payable, note or loan (including any intercompany accounts) between any Seller, on the one hand, and any other Seller or Affiliate of a Seller, on the other hand.
2.2.8    Subject to Article 6, Section 7.2 and the Technology Agreement, those Contracts and Permits relating exclusively to the ownership or operation of the Purchased Assets or the Business as currently operated by the Sellers that are not transferrable as a result of a failure to obtain consent, or other similar required condition (including any waiver of any right of first refusal, right of first offer, or other similar preemeptive right) to effect the assignment to and assumption by the Buyer and every Contract and Permit, which by its own terms, cannot be transferred or conveyed to the Buyer (provided that the foregoing shall neither relieve Sellers nor Buyer of their respective obligations under Section 7.2).
2.2.9    All Contracts and Permits of any Sellers or any Affiliate of any Sellers that may be used in the Business but that do not relate exclusively to the Purchased Assets or to the Business as conducted prior to the Effective Time by the Sellers or their Affiliates, including the National Multi-Site Contracts.

2.2.10     Any real property fee interest, lease, license, easement, franchise, right-of-way or such other ownership, leasehold, access or occupancy right in real estate (including constituent) that is not transferrable as a result of a failure to obtain consent or other similar required condition (including any waiver of any right of first refusal, right of first offer, or other similar preemeptive right) to effect the assignment to and assumption by the Buyer (provided that the foregoing shall neither relieve Sellers nor Buyer of their respective obligations under Section 7.2 or Section 7.9).
2.2.11    All rights or claims by any Sellers or any Affiliate of any Sellers to any Tax refund relating to the Business covering or relating to the period prior to the Effective Time.
2.2.12    All assets related to the Seller Plans.
2.2.13    Subject to Article 16, all rights, titles, claims and interests of any Sellers or any Affiliate of any Sellers relating to operations associated with the Business as conducted prior to the Effective Time (i) under any policy or agreement of insurance, (ii) under any bond, (iii) to or under any condemnation damages or awards in regard to any Taking with respect to the Purchased Assets, or (iv) to any insurance or bond proceeds.
2.2.14    All feedstocks, blendstocks and products that are used or produced by the Facilities that are in transit on the Closing Date, except to the extent they are included in Hydrocarbon Inventory.
2.2.15    Subject to Section 7.8, guaranties, indemnities, surety bonds, letters of credit, or other credit support or financial assurances issued or provided by any Sellers or any Affiliate of any Sellers with respect to the conduct of the Business prior to the Effective Time.
2.2.16    All books and records other than the Books and Records.
2.2.17    All right, title and interest in the BP Marks and any licenses or other rights to use, display or otherwise exploit the BP Marks.
2.2.18    All right, title and interest in the ampm Marks, and any licenses or other rights to use, display or otherwise exploit the ampm Marks, except as otherwise may be granted to the Buyer pursuant to the Master Franchise Agreement.
2.2.19    All rights of the Sellers or their Affiliates under or pursuant to this Agreement and the Other Agreements and transactions contemplated hereby.
2.2.20    All intercompany debt between the Sellers or their Affiliates and the Carson Cogen Company (which will be settled prior to Closing).
2.2.21    Any Watson Land Company Settlement Fund Claims.
2.2.22    The Excluded ARCO Retail Network.
2.2.23    All Excluded Thrifty Agreements and all Excluded Thrifty Sites.
2.2.24    All Non-BFO Facilities, other than the Included Fuel Retail Sites in Escrow.
2.2.25    All Excluded Retail Fuel and Convenience Marketing Contracts.

2.2.26    All rights, titles, claims and interests of the Sellers or any Affiliate of the Sellers in and to any Excluded Environmental Credits.
2.2.27    Any title to or ownership rights with respect to assets, property improvements, appurtenances, fixtures, equipment or goods located at the Real Property Interests which are not owned by Sellers or any of their Affiliates, including equipment owned by contractors or other Third Parties, spare parts on consignment, chemicals on consignment, and leased and rented equipment, vehicles and other leased items.
2.2.28    All rights of Sellers and their Affiliates in and to the Environmental Control Bonds relating to the Refinery Business.
2.2.29    All rights and obligations related to that certain Office Lease dated November 1, 1993, as amended from time to time, including most recently on November 6, 2009, between BPCNAI and The Realty Associates Fund IX, L.P. for the space in the buildings located at 4 and 6 Centerpointe Drive, La Palma, California.
2.2.30    Other assets, if any, identified by category on Schedule 2.2.30.
Except with regard to Sellers’ Standards and any other Excluded Assets licensed or otherwise to be provided to Buyer under this Agreement or any of the Other Agreements, the Sellers may remove at any time or from time to time, any and all of the Excluded Assets (including those Excluded Assets that the Sellers reasonably determine are the subject of Section 12.1.2) from the Facilities (at the Sellers’ expense, but without charge by the Buyer for storage). Furthermore, the Sellers agree to use Reasonable Efforts to have the Excluded Assets (including those Excluded Assets that the Sellers reasonably determine are the subject of Section 12.1.2) owned by the Sellers or their Affiliates removed from the Facilities within one hundred eighty (180) days following the Closing Date. The Sellers agree that they will consult with the Buyer in advance of taking any such actions following the Closing Date and the Parties shall adopt a mutually agreeable plan for such removal so that these actions will not unduly or unreasonably disrupt the normal operation of the Business.
Section 2.3    License to Certain Intellectual Property and IT Systems. Subject to and in accordance with the Technology Agreement, Sellers will license to Buyer certain Intellectual Property and IT Systems in existence and owned by the Sellers immediately prior to the Effective Time for use exclusively in connection with the operation of the Purchased Assets in the Refinery Business, the Carson Logistics and Marketing Terminals Business, the Wilmington Calciner Business and the Fuel Retail Business.
ARTICLE 3
ASSUMED LIABILITIES
Section 3.1    Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, including the indemnification obligations of Sellers in Article 15, and except for the Retained Liabilities, the Buyer shall, as of the Effective Time, assume and pay, discharge and perform as and when due, the following Liabilities with respect to the Purchased Assets and the Business and, where applicable, the Previously Sold and Foxglove Sites (collectively, the “Assumed Liabilities”):
3.1.1    all Liabilities associated with the Transferred Employees for which the Buyer is liable pursuant to Article 8;

3.1.2    all Liabilities for which the Buyer is liable pursuant to Section 7.8 with respect to the Purchased Assets (including the Accounts Amount and the Substitute Credit Support Arrangements);
3.1.3    all Liabilities undertaken by Buyer with respect to the Leased Real Property as necessary to satisfy the Leased Real Property Conditions and to obtain the Leased Real Property Consents pursuant to Section 7.9 (provided, however, that Buyer shall not be required to satisfy any Leased Real Property Conditions that are otherwise Retained Liabilities);
3.1.4    all Liabilities arising out of claims for or related to workers’ compensation insurance or related coverage (i.e., employers’ liability coverage and Longshore and Harbor Workers’ Compensation Act (USLH) coverage) relating to the Business whether arising on, prior to or following the Effective Time, other than the workers’ compensation claims specifically retained by Sellers in Section 4.1.5;
3.1.5    all Liabilities for Taxes allocated to Buyer under Article 17;
3.1.6    all Assumed Environmental Liabilities;
3.1.7    all accounts payable for invoices received after the Closing Date and relating to the operation of the Business on or after the Effective Time;
3.1.8    all Liabilities under the Assigned Contracts whether arising on, prior to or following the Effective Time, other than those Liabilities under the Assigned Contracts specifically retained by Sellers in Section 4.1.11;
3.1.9    all other Liabilities associated with the Purchased Assets and the Business for which the Buyer is expressly liable under the terms of this Agreement, the Transaction Documents or the Other Agreements;
3.1.10    except as otherwise provided in this Agreement, all Liabilities related to any Third Party Claims (other than any Third Party Claims that constitute Retained Liabilities) that (a) relate to the operation of the Purchased Assets or the Business prior to the Effective Time and (b)(i) are filed in a federal or state court with proper jurisdiction on or after the date that is twenty-four (24) months after the Closing Date, or (ii) arise out of or relate to any potential claim by a Governmental Authority first identified in any order, notice or request issued by, or any investigation initiated by any Governmental Authority pursuant to applicable Law (other than Environmental Law) on or after the date that is twenty-four (24) months after the Closing Date; and
3.1.11    except as otherwise provided in this Agreement, all other Liabilities incurred in connection with the ownership or operation by Buyer of the Purchased Assets and the Business whether prior to, on, or after the Effective Time.
3.1.12    For the avoidance of doubt, any Third Party Environmental Claims that are covered under both Sections 3.1.6 and 3.1.10 shall be deemed to be exclusively covered under Section 3.1.6.
ARTICLE 4
RETAINED LIABILITIES
Section 4.1    Retained Liabilities. Subject to the terms and conditions set forth in this Agreement, including the indemnification obligations of Buyer in Article 15, all of the following

Liabilities with respect to the Purchased Assets and Business and, where applicable, the Previously Sold and Foxglove Sites (collectively, the “Retained Liabilities”) shall be retained by Sellers:
4.1.1    all Liabilities relating to the Excluded Assets;
4.1.2    all Retained Environmental Liabilities;
4.1.3    subject to Section 3.1.1, all Liabilities arising under the Seller Plans in conjunction with the conduct of the Business prior to the Effective Time;
4.1.4    all Liabilities pursuant to the Environmental Control Bonds, other than Liabilities which result, directly or indirectly, from the Buyer failing to comply with its obligations under Section 12.15;
4.1.5    all Liabilities arising out of claims for or related to workers’ compensation insurance or related coverage (i.e., employers’ liability coverage and Longshore and Harbor Workers’ Compensation Act (USLH) coverage) relating to the Business (i) for former, active or inactive employees of the Sellers and their Affiliates which are set out in Schedule 4.1.5 or (ii) filed by such former, active or inactive employees of the Sellers and their Affiliates prior to the date that is twenty-four (24) months after the Closing Date and arising out of or otherwise relating to the operation of Purchased Assets or the Business on or prior to the Effective Time;
4.1.6    all Liabilities for Taxes allocated to Sellers under Article 17;
4.1.7    all Retained Civil and Criminal Liabilities;
4.1.8    all Liabilities relating to the Retained Litigation;
4.1.9    all Liabilities associated with former or current employees of Sellers or their Affiliates who are not Transferred Employees;
4.1.10    all accounts payable for invoices received after the Closing Date and relating to the operation of the Business prior to the Effective Time;
4.1.11    all Liabilities under the Assigned Contracts arising out of or otherwise relating to the operation of Purchased Assets or the Business prior to the Effective Time and presented in writing prior to the date that is twenty-four (24) months after the Closing Date;
4.1.12    all Liabilities for claims presented in writing within twenty-four (24) months after the Closing Date and in proportion to the Sellers’ Interest (as such term is defined in the Watson Cogeneration Company Amended and Restated General Partnership Agreement, as amended, between Products Cogeneration Company and Carson Cogen Company) resulting from retroactive energy price increases for power purchases under the Power Purchase Contract, as amended (the “Legacy PPC”), between Southern California Edison (“SCE”) and ARCO Petroleum Products Company (along with its assignees under the Legacy PPC, “ARCO-Watson”) for power sold by ARCO-Watson to SCE under the Legacy PPC prior to Closing Date;
4.1.13    all other Liabilities associated with the Purchased Assets and the Business for which the Sellers are expressly liable under this Agreement, the Transaction Documents or the Other Agreements; and

4.1.14    except as otherwise provided in this Agreement, all Liabilities related to any Third Party Claims (other than any Third Party Claims that constitute Assumed Liabilities) that (a) relate to the operation of the Purchased Assets or the Business prior to the Effective Time and (b)(i) are filed in a federal or state court with proper jurisdiction prior to the date that is twenty-four (24) months after the Closing Date or (ii) arise out of or relate to any potential claim by a Governmental Authority identified in any order, notice or request issued by, or any investigation initiated by any Governmental Authority pursuant to applicable Law (other than Environmental Law) prior to the date that is twenty-four (24) months after the Closing Date.
4.1.15    For the avoidance of doubt, any Third Party Environmental Claims that are covered under both Sections 4.1.2 and 4.1.14 shall be deemed to be exclusively covered under Section 4.1.2.
ARTICLE 5
DEPOSIT; PURCHASE PRICE
Section 5.1    Deposit.
5.1.1    On the Execution Date, the Buyer shall deposit by wire transfer to the account designated in Schedule 5.1.1 in same day immediately available funds into escrow with the Sellers (or their designee) an amount equal to ninety million dollars ($90,000,000) (the “Deposit”). This Agreement will not become a legally binding and enforceable obligation of Sellers unless and until the Deposit is received by the Sellers. If Closing occurs, the Deposit shall be credited against the Purchase Price as set forth in Section 5.4 without any interest earned thereon. Upon termination of this Agreement, the Deposit will be applied as set forth in Section 5.1.3.
5.1.2    Beginning on the date that Sellers notify the Buyer that the Sellers have informed the Federal Antitrust Agency that Sellers have completed their response to the “second request”, and again every day thereafter until Closing occurs or until this Agreement terminates, except as provided below in this Section, the Buyer shall be obligated to pay to the Sellers an amount equal to three hundred thirty thousand dollars ($330,000) per day during such period (the “Daily Ticking Fee”). On the last day of each month prior to the Closing or termination of this Agreement, and again on the termination date, the Buyer shall deposit by wire transfer in same day immediately available funds into escrow with the Sellers (or their designee) an amount equal to the sum of all Daily Ticking Fee accrued during the period between such date and the date of the immediately preceding deposit of the Daily Ticking Fee; provided, however, that the amount of Buyer’s liability hereunder with respect to the Daily Ticking Fee shall not exceed fifty million dollars ($50,000,000). The total amount of the accumulated Daily Ticking Fee owed hereunder by the Buyer shall be the “Additional Deposit”. If the Closing occurs, the Additional Deposit shall be treated as an increase to the Deposit and the Deposit (including the Additional Deposit) shall be credited against the Purchase Price as set forth in Section 5.4 without any interest earned thereon. Upon the termination of this Agreement the Additional Deposit will be applied as set forth in Section 5.1.3.
5.1.3    The Sellers shall retain the sum of the Deposit and the Additional Deposit as liquidated damages if (i) all material conditions precedent to the obligations of the Buyer set forth in Article 9 (excluding those in Section 9.1.5) have been met (other than delivery of documents by the Parties to be made at Closing) and the Sellers have terminated this Agreement pursuant to Section 18.1.2 or Section 18.1.6 (in which case the Sellers shall have a claim against Buyer for the amount identified above), (ii) if the Buyer has terminated this Agreement pursuant to Section 18.1.4, or (iii) if the Buyer or the Sellers have terminated this Agreement pursuant to Section 18.1.8. If this Agreement is terminated pursuant to Section 18.1.1, Section 18.1.3, Section 18.1.5 or Section 18.1.7, then Sellers shall return the Deposit and the Additional Deposit without interest to the Buyer; provided, however, that notwithstanding the foregoing, Sellers shall retain the sum of the Deposit and the Additional Deposit as liquidated damages in the event that this Agreement is (or can also be) terminated pursuant to either Section 18.1.2 or 18.1.8; provided, further, in the event this Agreement terminates, if the Federal Antitrust Agency notifies Sellers that Sellers are not in substantial compliance and Sellers have not exercised Reasonable Efforts to achieve substantial compliance as soon as practicable, then Sellers shall return the Deposit and the Additional Deposit without interest to the Buyer.
Section 5.2    Purchase Price. The purchase price for the Purchased Assets shall be one billion one hundred seventy-five million dollars ($1,175,000,000) as adjusted by Section 5.1.2 (the “Purchase Price”) and shall be adjusted further as provided in Section 5.4 and Article 11.
Section 5.3    Estimated Closing Statement. At least five (5) Business Days prior to the Closing Date, the Sellers shall prepare and deliver to the Buyer a statement (the “Estimated Closing Statement”) that shall set forth: (i) the Estimated Hydrocarbon Inventory Value, (ii) the Estimated Non-Hydrocarbon Inventory Value, (iii) the Estimated Accounts Amount, (iv) the Estimated Watson Cogen Company Distribution, and (v) the Included Fuel Retail Sites in Escrow Amount.
Section 5.4    Closing Payment. The payment (the “Closing Payment”) payable by the Buyer to the Sellers at the Closing shall be the Purchase Price as such amount is:
5.4.1    reduced by the Deposit;
5.4.2    increased by the Estimated Hydrocarbon Inventory Value;
5.4.3    increased by the Estimated Non-Hydrocarbon Inventory Value;
5.4.4    increased by the Estimated Accounts Amount;
5.4.5    increased by the Estimated Watson Cogen Company Distribution;
5.4.6    reduced by the Pre-Closing Statement BFO Reduction Amount;
5.4.7    increased by the Included Fuel Retail Sites in Escrow Amount; and
5.4.8    (i) reduced by one hundred million dollars ($100,000,000) if, as of Closing, (A) the conditions set forth in Sections 9.1.5 and 9.2.5 have been satisfied and (B) no litigation or other administrative or judicial action or proceeding that seeks to prevent the Closing of the transactions contemplated by this Agreement as a violation of any antitrust Law (other than solely a violation of Section 7A of the HSR Act) has been commenced by any Governmental Authority; or (ii) reduced by fifty million dollars ($50,000,000) if (A) the Buyer is required to sell a refinery after any Governmental Authority has commenced litigation challenging the transactions contemplated hereby as a violation of the antitrust Laws in order to resolve any such litigation and allow the Closing to proceed or (B) after Closing, the Buyer is required to sell a refinery in order to resolve any litigation with any Governmental Authority challenging the transactions contemplated hereby as a violation of the antitrust Laws which arose directly as a result of Buyer’s purchase of the Purchased Assets and the Business hereunder.
ARTICLE 6
BFO FUEL RETAIL SITES
Section 6.1    Offers to Operator Franchisees to Purchase BFO Fuel Retail Sites. Each of the operators of the retail fuel service stations on BFO Fuel Retail Sites constitutes a “franchisee” as that term is defined in Section 20999 of the California Business and Professions Code (each an “Operator Franchisee”). Within thirty-six (36) days after the Execution Date, BPWCP shall provide each Operator Franchisee with a bona fide offer to purchase the applicable real estate, improvements and equipment of the BFO Fuel Retail Site (the “BFO”), pursuant to the terms set forth in a real estate sales agreement (“RESA”). The offer price for each BFO shall be established by BPWCP after considering an appraisal performed by a qualified appraiser. BPWCP shall, within five (5) days after delivering a BFO to an Operator Franchisee, notify the Buyer in writing of the date of such BFO and the offer price set forth therein. For a period of forty-five (45) days after BPWCP delivers a RESA to an Operator Franchisee, such Operator Franchisee shall have the right to accept the BFO by delivering to BPWCP a fully executed original of the RESA and the applicable deposit. BPWCP reserves the right, at any time and in any manner as determined in BPWCP’s sole discretion, to extend any of the time limits set forth in this Article 6 or in any RESA sent to any Operator Franchisee and/or to modify the terms of, or to accept negotiated changes in, such RESA. BPWCP represents that each RESA offered to an Operator Franchisee (i) will condition BPWCP’s obligation to sell the BFO Fuel Retail Site to the Operator Franchisee on the Closing of this Agreement with respect to the Fuel Retail Assets, but (ii) will allow BPWCP to waive such condition in its sole discretion and close escrow on the sale of any BFO Fuel Retail Site to the Operator Franchisee prior to the Closing of this Agreement with respect to the Fuel Retail Assets. Accordingly, Buyer acknowledges and agrees that, with respect to any BFO Accepted Site, BPWCP may, in its sole discretion, waive such condition and close escrow for the sale of the BFO Accepted Site to the Operator Franchisee before the Closing of this Agreement with respect to the Fuel Retail Assets (each a “Pre-Closing BFO Accepted Site Closing”), in which case the provisions of Section 6.3.1 shall apply. As of the Closing of this Agreement, and irrespective of whether Operator Franchisee accepts, rejects or challenges the BFO, whether Operator Franchisee closes escrow, or whether Buyer owns, operates, manages or supplies the BFO Fuel Retail Site, each of the BFO Fuel Retail Sites shall be deemed to be a Purchased Asset for purposes of Third Party Claims, Retained Environmental Liabilities and Assumed Environmental Liabilities. However, as between Buyer and Operator Franchisee, nothing herein shall modify or amend in any manner the Operator Franchisee’s liability for any hazardous materials or environmental remediation at the BFO Fuel Retail Site, as set forth in the applicable CODO or COFO Agreements or the applicable RESA.
Section 6.2    Rejection of BFO. If, with respect to any BFO Fuel Retail Site, the Operator Franchisee does not timely deliver an executed RESA to BPWCP within the forty-five (45) day period (as such period may be extended by BPWCP pursuant to Section 6.1 above), together with any deposit that may be required under such RESA, or has otherwise declined or rejected, or is deemed to have declined or rejected, the BFO, then, unless (x) otherwise prohibited by an order of a court of competent jurisdiction or (y) there is pending litigation over the BFO or (z) Operator Franchisee submits a RESA to BPWCP under protest, and BPWCP decides in its sole discretion not to proceed with the transfer of the BFO Fuel Retail Site until a later time, (i) BPWCP shall provide written notice to the Buyer of such event and, effective as of Buyer’s receipt of such notice, this Agreement shall continue in full force and effect with respect to the sale of said BFO Fuel Retail Site to the Buyer at the Closing; and (ii) effective as of the Closing (or as soon thereafter as reasonably possible) and by way of delivery of the Deeds, the Bill of Sale, Assignment and Assumption Agreement and the Underground Storage Tank Change of Ownership Form (if applicable), each pursuant to Sections 10.2.2 and 10.2.3, BPWCP shall transfer to the Buyer fee title to the BFO Fuel Retail Site and, to the extent assignable, BPWCP shall assign to the Buyer all relevant rights, approvals, permits, entitlements, and contractual agreements with respect to such BFO Fuel Retail Site, including any applicable CODO or COFO Agreements, and any other contracts involving the supply of motor fuels to such BFO Fuel Retail Site, and, except as otherwise expressly provided for in this Agreement, all of BPWCP’s rights and obligations under the PMPA and any other applicable law, as those same relate to the any applicable CODO or COFO Agreements, and the Buyer shall accept the assignment of same and assume all of BPWCP’s obligations thereunder relating to any period on or after the Effective Time. Upon such conveyance of any such BFO Fuel Retail Sites to

Buyer at Closing, such BFO Fuel Retail Sites shall be deemed to be a Purchased Asset for all purposes under this Agreement, retroactive to the Closing Date.
Section 6.3    Acceptance of BFO. If, with respect to any BFO Fuel Retail Site, (i) the Operator Franchisee timely delivers a signed RESA to BPWCP, together with any deposit that may be required under such RESA, without any protest or reservation of rights to challenge the RESA as a BFO (a “BFO Accepted Site”), or (ii), the actions set forth in Section 6.2 are otherwise prohibited by an order of a court of competent jurisdiction or the Operator Franchisee timely delivers a signed RESA to BPWCP, together with any deposit that may be required under such RESA, but does so under protest or subject to a reservation of rights to challenge the RESA as a BFO and BPWCP determines in its sole discretion not to open an escrow for such RESA/deposit (a “Non-Escrow Pending BFO Fuel Retail Site”), or (iii) the Operator Franchisee timely delivers a signed RESA to BPWCP, together with any deposit that may be required under such RESA, but does so under protest or subject to a reservation of rights to challenge the RESA as a BFO and BPWCP determines in its sole discretion to open an escrow for such RESA/deposit (“Escrow Pending BFO Fuel Retail Site”), then the time deadlines set forth in this Agreement shall not apply to the sale of such BFO Fuel Retail Site to the Buyer, and, for each BFO Accepted Site and each Escrow Pending BFO Fuel Retail Site, a separate escrow between said Operator Franchisee and BPWCP shall be established. The Non-Escrow Pending BFO Fuel Retail Sites and the Escrow Pending BFO Fuel Retail Sites are collectively referred to herein as the “Pending BFO Fuel Retail Sites.” Notwithstanding the foregoing, and regardless of whether there have been any Pre-closing BFO Accepted Site Closings, upon said Closing of this Agreement with respect to the sale of Fuel Retail Assets (or as soon thereafter as reasonably practical) and by way of delivery by each Party of an executed Bill of Sale, Assignment and Assumption Agreement, each pursuant to Sections 10.2.2 and 10.2.3, BPWCP shall, to the extent assignable, assign to the Buyer, and the Buyer shall accept assignment of and assume all of BPWCP’s rights and obligations, relating to any period on or after the Effective Time, under all relevant rights, approvals, permits, entitlements, and contractual agreements with respect to all of the BFO Fuel Retail Sites (including any BFO Fuel Retail Sites for which there were Pre-Closing BFO Accepted Site Closings) including any contracts involving the supply of motor fuels to those Operator Franchisees, except that BPWCP shall, for all BFO Accepted Sites for which there was no Pre-Closing BFO Accepted Site Closing and for all Pending BFO Fuel Retail Sites, retain its fee title to those BFO Fuel Retail Sites and any fixtures, improvements and equipment thereon (collectively, the “Interim Retained Assets”). The Buyer’s assumption of all of BPWCP’s rights and obligations pursuant to the preceding sentences shall include any applicable CODO or COFO Agreements, and, except as otherwise expressly provided for in this Agreement, all of BPWCP’s rights and obligations relating to any period on or after the Effective Time under the PMPA and any other applicable law, as those same relate to the CODO or COFO Agreements. Notwithstanding BPWCP’s temporary retention (after the Closing of this Agreement with respect to the sale of the Fuel Retail Assets) of title to the Interim Retained Assets, the Buyer shall perform any and all obligations with respect to each such BFO Fuel Retail Site that BPWCP appoints the Buyer to perform, including BPWCP’s obligations as fuel supplier, pursuant to the terms of the Retail Management Services Agreement attached as Exhibit A. However, BPWCP shall not appoint Buyer to perform any services under the Retail Management Services Agreement to the extent those services are assigned to Buyer pursuant to the provisions in this Article. As to each Pending BFO Fuel Retail Site, upon resolution of whatever matter(s) caused that BFO Fuel Retail Site to be a Pending BFO Fuel Retail Site, such BFO Fuel Retail Site shall, as applicable depending on such resolution, become a BFO Accepted Site, in which case the provisions of this Section 6.3 regarding a BFO Accepted Site and the provisions of Section 6.4 and Section 6.5 below shall apply, or shall be governed by the provisions of Section 6.2 regarding a BFO Fuel Retail Site for which the Operator Franchisee has rejected, or is deemed to have rejected, the BFO.
6.3.1    BPWCP shall provide written notice to Buyer no later than ten (10) days prior to the Closing of any Pre-Closing BFO Accepted Site Closings. With respect to any Pre-Closing BFO

Accepted Site Closings that occur before the delivery of the Estimated Closing Statement, the Purchase Price shall be reduced by the total of all amounts actually received by or on behalf of BPWCP from Operator Franchisees for any Pre-Closing BFO Accepted Site Closings closed before delivery of the Estimated Closing Statement (the “Pre-Closing Statement BFO Reduction Amount”). With respect to any Pre-Closing BFO Accepted Site Closings that occur after delivery of the Estimated Closing Statement but before delivery of the Closing Statement, the Purchase Price shall be reduced by the total of all amounts actually received by or on behalf of BPWCP from Operator Franchisees for any Pre-Closing BFO Accepted Site Closings closed after delivery of the Estimated Closing Statement and before the delivery of the Closing Statement (the “Closing Statement BFO Reduction Amount”). The Closing Statement BFO Reduction Amount shall be paid pursuant to Section 11.5.
Section 6.4    No Close of Escrow after Acceptance of BFO. If, with respect to any BFO Accepted Site, the RESA and the separate escrow established therefor between the Operator Franchisee and BPWCP is terminated prior to the close of escrow of such transaction for any reason other than BPWCP’s breach of the RESA (including due to the Operator Franchisee’s failure to close escrow within the time period set forth in the RESA, including any extensions granted by BPWCP in its sole discretion), or, if the RESA escrow has failed to close due to BPWCP’s alleged or actual breach of the RESA and the Operator Franchisee’s right to seek specific performance of BPWCP’s obligation to sell the BFO Fuel Retail Site under the RESA has lapsed or terminated or is otherwise time-barred and there is no outstanding or threatened litigation between BPWCP and the Operator Franchisee with respect to the BFO and/or the RESA, then: (i) BPWCP shall provide written notice to the Buyer of such event and, effective as of the Buyer’s receipt of such notice, this Agreement shall continue in full force and effect with respect to the sale of said BFO Fuel Retail Site to the Buyer; (ii) the Buyer shall close escrow on its purchase from BPWCP of the BFO Fuel Retail Site no later than thirty (30) days after the date of BPWCP’s notice or the Closing of this Agreement with respect to the Fuel Retail Assets, whichever is the later, (iii) BPWCP shall deliver to the Buyer a Deed and any other documents necessary to transfer to the Buyer title to the Interim Retained Assets thereon and (iv) to the extent not previously assigned, BPWCP shall assign to the Buyer all relevant rights, approvals, permits, entitlements, and contractual agreements with respect to such BFO Fuel Retail Site, if any, including any applicable CODO or COFO Agreement, and any contracts involving the supply of motor fuels to such BFO Fuel Retail Site, and, except as otherwise expressly provided for in this Agreement, all of BPWCP’s rights and obligations under the PMPA and any other applicable law, as those same relate to applicable CODO and COFO Agreements, and the Buyer shall accept the assignment of same and assume all of BPWCP’s obligations thereunder and shall deliver to BPWCP the documents set forth in Sections 10.2.3.2, 10.2.3.14 and 10.2.3.15. Upon the close of escrow on Buyer’s purchase from BPWCP of such BFO Fuel Retail Sites, such BFO Fuel Retail Sites shall be deemed to be Purchased Assets for all purposes under this Agreement, retroactive to the Closing Date.
Section 6.5    Close of Escrow for Operator Franchisee’s Purchase Under the RESA. Upon the closing of each sale of a BFO Fuel Retail Site to an Operator Franchisee (regardless of when such closing occurs): (i) this Agreement shall no longer be deemed to apply to the sale of such BFO Fuel Retail Site to the Buyer; (ii) notwithstanding anything to the contrary contained herein, the Buyer’s indemnity obligations pursuant to Section 6.9 and BPWCP’s indemnity obligations pursuant to Section 6.7 shall remain in full force and effect with respect to such BFO Fuel Retail Site and the BFO Fuel Retail Site shall be deemed to be a Purchased Asset for purposes of Third Party Claims, Retained Environmental Liabilities and Assumed Environmental Liabilities; (iii) the lease provisions in the PMPA Franchise Agreements will terminate or merge with Operator Franchisee’s fee title pursuant to the terms of the RESA; and (iv) Sellers shall assign to Buyer all of Sellers’ rights under the RESA.
Section 6.6    Post-Closing Adjustment. With respect to closings of sales of BFO Fuel Retail Sites to Operator Franchisees that occur after the delivery of the Closing Statement under this

Agreement, within thirty (30) days of BPWCP’s receipt of all cash consideration in respect of any such closed transaction, BPWCP shall prepare and submit to the Buyer a statement which will set forth the amount actually received by BPWCP for such transaction (for each such transaction the “Post-Closing Statement BFO Retail Sites Reduction Amount”). Disputes with respect to any Post-Closing Statement BFO Retail Sites Reduction Amount shall be subject to Section 11.4. Within five (5) Business Days after any Post-Closing Statement BFO Retail Sites Reduction Amount is determined by mutual agreement of the Buyer and BPWCP or pursuant to the procedures set forth in Section 11.4, BPWCP shall pay the Post-Closing Statement BFO Retail Sites Reduction Amount to the Buyer by wire transfer of immediately available funds to such account or accounts of the Buyer as may be designated by the Buyer.
Section 6.7    Indemnification by BPWCP. BPWCP shall, subject to Section 15.5 through Section 15.10, indemnify, defend, protect and hold the Buyer Indemnified Parties harmless from and against all Losses of Buyer related to any claim by any Franchisee Operator (each a “Claim” and collectively, “Claims”) to the extent that any such Claim (i) seeks to invalidate or claim the invalidity of BPWCP’s assignment of the CODO or COFO Agreements or any other rights, obligations, or agreements to the Buyer under this Article, unless such Claim is based on any act or omission by the Buyer; or (ii) arises out of, or is in any way related to (A) BPWCP’s failure or alleged failure to fulfill its obligations with respect to any BFO, any RESA, and/or the sale of any BFO Fuel Retail Site to any Operator Franchisee under this Article, or any applicable federal or state Law with respect to the PMPA Franchise Agreements, or (B) BPWCP’s failure or alleged failure to fulfill any obligations contained in the CODO or COFO Agreements prior to BPWCP’s assignment thereof to the Buyer. Any and all Claims under this Section 6.7 shall be Third Party Claims.
Section 6.8    Buyer Franchise Agreement Offers. At an appropriate time prior to the stated expiration date of each of the PMPA Franchise Agreements assigned by BPWCP to the Buyer at the Closing, the Buyer will, in good faith and in the normal course of business and to the extent required by the PMPA or any applicable state law, offer to each of the Operator Franchisees renewal franchise agreements as required under the PMPA with respect to the supply of branded motor fuel, unless such Operator Franchisee has been properly terminated or non-renewed for any reason permitted by the PMPA. Franchise agreements offered by the Buyer to the Operator Franchisees referenced hereunder shall be offered in accordance with the PMPA and shall comply in all material respects with all applicable provisions of the PMPA and any applicable state law.
Section 6.9    Buyer’s Indemnification. The Buyer shall, subject to Section 15.5 through Section 15.10, indemnify, defend, protect and hold BPWCP, its Affiliates, agents and employees harmless from and against each and every Claim of any kind or character which results from, arises out of, or are in any way related to any of the following, to the extent first arising after the Closing (i) any termination or non-renewal by the Buyer of any CODO or COFO Agreements assigned by BPWCP to the Buyer, (ii) the Buyer’s offer of, or failure or alleged failure to offer renewal franchise agreements as required in Section 6.8, (iii) the Buyer’s failure or alleged failure to fulfill its obligations under this Agreement, or any applicable federal or state Law with respect to the CODO or COFO Agreements; or (iv) the Buyer’s failure or alleged failure to fulfill any obligations contained in the CODO or COFO Agreements assigned to the Buyer by BPWCP relating to any period on or after the Effective Time. Any and all Claims under this Section 6.9 shall be Third Party Claims.
Section 6.10    Expenses. In any lawsuit brought by any Operator Franchisee in connection with the matters governed by this Article 6, each Party shall bear its own attorneys’ fees and other costs of defense incurred in such action, except as otherwise provided above.

ARTICLE 7
PRE-CLOSING COVENANTS
Section 7.1    Satisfaction of Conditions Precedent. From the Execution Date until the earlier of the Closing Date and the termination of this Agreement, each Party will use Reasonable Efforts to take all action (or refrain from taking any detrimental action within its control) and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement including the satisfaction of the conditions precedent set forth in Article 9; provided, however, that the foregoing shall not require or cause any Party to waive any right it may have under other provisions of this Agreement.
Section 7.2    Non-Assignability of Purchased Assets and Environmental Permits.
7.2.1    Non-Assignability of Purchased Assets. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall not constitute an agreement of the Sellers to transfer or assign any Purchased Asset (including any lease of a Leased Real Property or Assigned Contract, but excluding any Permits), if the attempted transfer or assignment of the same, as a result of the absence of the consent or authorization of a Third Party or the failure of the notice period to expire under a right of first refusal, right of first offer or other similar preemptive right, would constitute a breach or Default under any such agreement; or would violate any applicable Law. Buyer and Sellers shall jointly use all Reasonable Efforts to take all necessary actions before Closing to permit the Purchased Asset to be transferred or assigned to Buyer, including obtaining any required Third Party consent or authorization for such transfer, assignment or waiver of any applicable right of first refusal, right of first offer, or similar preemptive right. If any such consent, authorization, or waiver is not obtained, or if an attempted transfer, assignment or assumption would be otherwise ineffective, with respect to any such Purchased Asset (or Purchased Asset that is otherwise deemed to constitute an Excluded Asset pursuant to Sections 2.2.8 and 2.2.10, but excluding Permits, any assets and matters governed by the provisions of Article 6), so that the Buyer would not, in fact, receive all Sellers’ rights, or assume all Sellers’ obligations relating to any such period on or after the Effective Time with respect thereto as they exist prior to such attempted transfer, assignment or assumption, then (i) provided that Buyer has satisfied the Leased Real Property Conditions where required under Section 7.9, the Sellers and Buyer shall enter into such supplemental agreements (including subleases, licenses, operating or transportation agreements, the transfer of a Purchased Asset to an Affiliate of Sellers followed by the transfer of such entity to Buyer, etc., as applicable) on reasonable terms and conditions that may be necessary (including enforcement at the shared cost of the Parties of any and all rights of the Sellers against any involved Third Parties) to provide the Buyer with the same benefits of such Purchased Asset as possessed by Sellers immediately prior to Closing, and, notwithstanding anything herein to the contrary, any such Purchased Asset shall be deemed to constitute an Assumed Liability and (ii) the Sellers and Buyer shall enter into such supplemental agreements on reasonable terms and conditions that may be necessary to provide to Sellers the right to purchase certain fuel and petroleum products from Buyer in order to perform Sellers’ sales obligations under such fuel and petroleum product sales contracts to Third Parties; provided that all fuel and petroleum products purchased by Sellers from Buyer under all such supplemental agreements shall be at the same price as such fuel and petroleum products are sold by Sellers to Third Parties under such fuel and petroleum product sales contracts with Third Parties. Notwithstanding the execution of any supplemental agreements, the Parties shall continue to seek the relevant consents, authorizations or waivers and if and when such consents, authorizations or waivers, the absence of which caused the deferral of transfer of any Purchased Asset pursuant to this Section, are obtained, such Purchased Asset shall no longer be an Excluded Asset under Section 2.2.8. The Parties’ obligations under this Section, including with respect to the term of the supplemental agreements entered into pursuant to the above, with respect to the Carson Logistics and Marketing Terminals Assets and the Wilmington Calciner Assets, shall expire on the same date that Sellers’ underlying rights and obligations in connection therewith would expire, and with respect to all other Purchased Assets, shall expire on the date that is the twenty-four (24) month anniversary of the Closing Date; provided, that, with respect to all such other Purchased Assets, if, following such twenty-four (24) month anniversary of the Closing Date Buyer reasonably demonstrates to Sellers that any such other Purchased Assets are necessary for the operation of the Business (excluding any aspects of the Business related to the Excluded Assets other than those subject to the requirements of this Section 7.2.1) in the manner in which it is currently being operated and the expiration of the Parties’ obligations under this Section would have a material adverse effect, then the Parties’ obligations hereunder shall continue to survive; provided, further that any disputes with respect to the continuation of such obligations shall be resolved pursuant to Section 19.10. Subject to (i) above, in the event Sellers are unable to transfer to Buyer that certain Lease dated December 17, 1969 by and between the City of Long Beach, acting by and through its Board of Harbor Commissioners, as lessor, and Atlantic Richfield Company (predecessor-in-interest to BP West Coast Products LLC), as lessee, as amended, supplemented or assigned (the “Barn Lease”) on or before the date that any option to extend the term of the Barn Lease must be exercised then BPWCP shall, pursuant to the terms of the Barn Lease exercise its option to extend the term of the Barn Lease and BPWCP shall exercise Reasonable Efforts to achieve commercially reasonable lease payment rates thereunder. The Parties shall comply with the terms of the Technology Agreement with respect to the identification, assignment and transfer of Third Party Licenses of Third Party IT Systems and other contemplated Third Party license agreements. If any such license cannot be transferred or assigned to Buyer within a reasonable time, the Parties shall comply with the terms of this Section 7.2.1 with respect to such license and, pending resolution of the issue, Buyer shall use Reasonable Efforts to provide, either directly or through a Third Party, any transitional services that are necessary in lieu of that license, and if Buyer is not able to provide such necessary transitional services, Sellers shall use Reasonable Efforts to provide such services, if practicable, subject to the terms and conditions in Transition Services Agreement.
7.2.2    Non-Assignability of Permits (including Environmental Permits). The Sellers and the Buyer shall cooperate using their Reasonable Efforts to transfer, obtain, or to cause to be transferred or obtained, prior to the Closing or as soon as practicable thereafter, all Permits (including Environmental Permits) necessary for the Buyer to own or operate the Purchased Assets or the Business in the manner substantially similar to the manner operated by the Sellers prior to the Effective Time, and provided that such Permits (including Environmental Permits) are not substantively different from the Permits (including Environmental Permits) held by the Sellers prior to the Effective Time. Any such Permit transferred to or obtained by Buyer shall be included among the Purchased Assets and shall not be an Excluded Asset pursuant to Section 2.2.8. During the period commencing on the date that is six (6) days after the Execution Date and continuing until one hundred eighty (180) days after the Closing Date, which one hundred eighty (180) day period may be extended in thirty (30) day increments by mutual agreement of the Buyer and the Sellers, provided that, in no case shall such aggregate period, including any extensions, end later than the date that is eighteen (18) months after the Closing Date the Sellers and the Buyer shall provide or cause to be provided to the other party all commercially reasonable assistance as is reasonably requested in connection with transferring, if required by applicable Laws, any such Permits (including Environmental Permits). In addition, commencing on the date that is six (6) days after the Execution Date the Sellers shall (i) provide or cause to be provided to the Buyer all commercially reasonable assistance as is reasonably requested in connection with securing any such Permits (including Environmental Permits) and (ii) if any Permits (including Environmental Permits) are not secured prior to the Closing, the Sellers and the Buyer shall cooperate in any lawful and reasonable arrangement reasonably proposed by the other party under which the Buyer shall, to the extent allowed by applicable Laws, obtain the same benefits of such Permits as possessed by Sellers immediately prior to Closing (including Environmental Permits) held by the Sellers in connection with the ownership or operation of the Purchased Assets or the Business following the Effective Time; provided, that the Parties’ obligations with respect to any such provision of assistance or cooperation hereunder shall expire on the date that is the twenty-four (24) month anniversary of the Closing Date.

7.2.3    Uninsurable Title Conditions. If the existence of any easements, licenses, rights of way, encumbrances, agreements, instruments, discrepancies, conflicts, shortages in area or boundary lines, encroachments or protrusions, overlapping of improvements, defects, irregularities and other matters related to any of the assets listed on Schedule 7.2.3 which are not reflected in the title reports, title commitments or surveys made available to the Buyer prior to the Execution Date or listed on Schedule 2.1.2.3(b) or contained within the documents and interests reflected therein preclude Buyer from obtaining insurable title to such assets (“Uninsurable Title Conditions”), Buyer and Sellers shall use Reasonable Efforts to address such Uninsurable Title Conditions on reasonable terms and conditions as may be necessary (including enforcement at the shared cost of the Parties of any and all rights of the Sellers against any involved Third Parties) to enable the Buyer to obtain insurable title therefor; provided, however, such obligations shall expire on the first to occur of (i) the date that Buyer conveys the subject asset to another party (other than TLLP, its general partner or any of its wholly-owned subsidiaries) and (ii) the date that is the twenty-four (24) month anniversary of the Closing Date.
Section 7.3    Approvals by Governmental Authority.
7.3.1    Subject to the terms and conditions of this Agreement, each of the Buyer and the Sellers shall use their Reasonable Efforts to (i) cause the transactions contemplated by this Agreement to be consummated as soon as practicable, (ii) make, or cause to be made, the filings required of it or any of their Affiliates under the HSR Act and any other applicable antitrust or competition laws outside the United States in connection with this Agreement and the transactions contemplated hereby no later than the fifteenth (15th) Business Day following the Execution Date or such later date as the Parties may otherwise agree in writing, (iii) comply at the earliest practicable date and after consultation with the other Party with any request for additional information or documentary material received by them or any of their Affiliates from any Governmental Authority having jurisdiction with respect to the HSR Act and any other applicable antitrust or competition laws and use their Reasonable Efforts to take, or cause to be taken, all other actions consistent with this Section 7.3.1 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable; (iv) make, or cause to be made, the filings required of it or any of their Affiliates under the Federal Power Act, and obtain the corresponding approvals thereunder from the applicable Governmental Authority, in connection with this Agreement and the transactions contemplated hereby no later than the fifteenth (15th) Business Day following the Execution Date or such later date as the Parties may otherwise agree in writing (the “FERC Filing”), and (v) obtain all other actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority (the “Other Governmental Approvals”) as well as those from the United States Department of Transportation or the California State Fire Marshal, or Third Party necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable.
7.3.2    Each of the Buyer and the Sellers shall: (i) promptly notify the other Party of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to it from a Governmental Authority and permit the other Party to review and discuss in advance (and to consider in good faith any comments made by the others in relation to), any proposed written communication to a Governmental Authority, (ii) keep the other Party informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the transactions contemplated by this Agreement, (iii) unless prohibited by such Governmental Authority, not independently participate in any meeting or discussions with any Governmental Authority (except for unsolicited telephone calls initiated by such Governmental Authority) in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement without giving the other Party prior notice of such meeting or discussions and the opportunity to attend or participate and (iv) use Reasonable Efforts to achieve substantial compliance as soon as practical following receipt of notification from the Federal Antitrust Agency that Buyer or Sellers are not in substantial compliance. However, each of the Buyer and the Sellers may designate any non-public information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information. The Buyer or the Sellers shall not enter into any agreement with any Governmental Authority that would delay consummating the transaction or otherwise set a schedule for an investigation or any litigation without the prior written agreement of the other Party. As used in this Section 7.3, “Governmental Authority” is limited to a government agency with jurisdiction over antitrust matters.
7.3.3    If the transactions contemplated by this Agreement are enjoined other than through a temporary restraining order (whether preliminarily or permanently) as a result of any injunction or other order in any action or proceeding brought by any Governmental Authority that seeks to prevent the Closing of this transaction as a violation of any antitrust Law as long as the basis of the court order is not solely a violation of Section 7A of the HSR Act, the Buyer must immediately propose to the relevant Governmental Authority to commit to and to effect, by consent decree, hold separate order, trust or otherwise, the sale, license, divestiture or other disposition of the Wilmington Refinery in order to effect the dissolution or lifting of any such injunction or other order and to satisfy the conditions set forth in Sections 9.1.5 and 9.2.5.
7.3.4    Subject to Section 7.3.3, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is foreseeable challenging the transactions contemplated by this Agreement and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, the Buyer and Sellers shall use Reasonable Efforts to avoid or resolve any such litigation, action or proceeding and each of the Buyer and the Sellers shall cooperate with the other and use their respective Reasonable Efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
Section 7.4    Pending Sale of Non-BFO Facilities in Escrow. In connection with the Fuel Retail Business, the Parties acknowledge and agree that, as of the Execution Date, the Sellers have escrows open with certain Third Parties (each a “Non-BFO Purchaser”) to sell certain of the Sellers’ retail fuel facilities described on Schedule 7.4 (each a “Non-BFO Facility” and, collectively, the “Non-BFO Facilities”) to such Non-BFO Purchasers pursuant to real estate and purchase and sale agreements (collectively all such agreements, “Non-BFO RESAs”) and that such escrows may or may not close prior to the Closing between the Buyer and the Sellers hereunder. The Sellers shall be entitled to proceed with the closing of such pending sale transactions and transfer to such Non-BFO Purchasers the ownership of such Non-BFO Facilities prior to the Closing; provided, however, that no later than ten (10) days prior to the Closing, the Sellers shall deliver written notice to the Buyer (the “Included Fuel Retail Sites Notice”) identifying any of the Non-BFO Facilities that shall be purchased by the Buyer and included in the Closing (collectively, the “Included Fuel Retail Sites in Escrow”). Subject to the provisions contained herein and by way of delivery of the Deeds, the Bill of Sale, Assignment and Assumption Agreement and the Underground Storage Tank Change of Ownership Form (if applicable), and other applicable documents pursuant to Section 10.2.2 at Closing: (i) the Buyer shall purchase and accept, and Sellers shall transfer to the Buyer fee title to, all Included Fuel Retail Sites in Escrow identified in the Included Fuel Retail Sites Notice; and (ii) the Sellers shall, to the extent assignable, assign to the Buyer, and the Buyer shall accept assignment of and assume, all of the Sellers’ relevant rights, approvals, permits, entitlements, and contractual agreements with respect to all of the Included Fuel Retail Sites in Escrow, including any applicable CODO or COFO Agreements, the applicable Non-BFO RESAs, and any contracts involving the supply of motor fuels to all of the Included Fuel Retail Sites in Escrow, and, except as otherwise expressly provided for in this Agreement, all of Sellers’ rights and obligations under the PMPA and any other applicable law, as those same relate to the PMPA Franchise Agreements for all of the Included Fuel Retail Sites in Escrow. For the avoidance of doubt, from and after the Closing, the Buyer, upon written notice from Sellers as set forth above, shall assume all of the Sellers’ obligations with respect to all pending sale transactions to Non-BFO Purchasers regarding the Included Fuel Retail Sites in Escrow, all of the Sellers’ rights and obligations under the Non-BFO RESAs with respect to such Included Fuel Retail Sites in Escrow. At Closing, the Purchase Price shall be increased by an amount equal to the total of all amounts to be paid by or on behalf of the Non-BFO Purchasers for sales of Non-BFO Facilities pursuant to the Non-BFO RESAs with respect to the Included Fuel Retail Sites in Escrow (such amount the “Included Fuel Retail Sites in Escrow Amount”). As of the Closing of this Agreement, and irrespective of whether Non-BFO Purchaser closes escrow, or whether Buyer owns, operates, manages or supplies the site, each of the Non-BFO Facilities shall be deemed to be a Purchased Asset for purposes of Third Party Claims, Retained Environmental Liabilities and the Assumed Environmental Liabilities. However, as between Buyer and Non-BFO Purchaser, nothing herein shall modify or amend in any manner the Non-BFO Purchaser’s liability for any hazardous materials or environmental remediation at the Non-BFO Facility, as set forth in the applicable CODO or COFO Agreements, or the applicable Non-BFO RESA.
Section 7.5    Operation of Business. From the Execution Date until the earlier of the Closing Date and the termination of this Agreement, the Sellers will cause the Purchased Assets and the Business to be operated in the Ordinary Course of Business; provided, however, that the foregoing notwithstanding, the Sellers shall be entitled to undertake such actions as may be reasonably required to undertake the Scheduled Turnaround and the Special Projects (and in connection therewith, the Sellers shall use their Reasonable Efforts to undertake both such activities in a manner that promotes the best commercial interests of the Business), separate the Excluded Assets from the Purchased Assets, consummate the Dealer Loan Purchase and the Watson Cogen Company Contract Renewal, and effect the transactions contemplated by, and other purposes of, this Agreement. Unless in violation of applicable Law, the Sellers shall provide the Buyer with periodic, detailed updates on the status of the consummation of the Watson Cogen Company Contract Renewal (including participation in reasonably requested meetings with Buyer copies of draft and final agreements unless precluded by a confidentiality agreement with a Third Party) and the undertaking of the Scheduled Turnaround and the Special Projects. Except in the Ordinary Course of Business or as otherwise expressly contemplated by this Agreement (including the preceding sentence of this Section 7.5), and without limiting the generality of the foregoing, the Sellers will not and will cause the Watson Cogen Company to not, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned):
7.5.1    sell, lease or otherwise dispose of, or grant any right or Encumbrance except Permitted Encumbrances with respect to, any material Purchased Asset, other than sales of goods or services, the replacement of worn out or obsolete property with property of comparable quality, or the expiration of leases or the settlement of pending condemnation actions, as well as the transactions contemplated in Article 6 and Section 7.4, regarding the acquisition, disposition and/or other transfer of rights related to certain of the BFO Fuel Retail Sites and Non-BFO Facilities identified therein, or enter into a material Contract with respect to any matter set forth in Section 7.4 for work or services related to the Purchased Assets that would have a term extending beyond December 31, 2013, and which could not be cancelled without penalty, cancellation fee or other charge or cost of termination, upon ninety (90) days written notice;
7.5.2    amend in any material respect any Assigned Contracts (other than connection with the Watson Cogen Company Contract Renewal);

7.5.3    except for the annual pay and bonus review, grant any material increase in compensation to any employee involved in the Business or hire any new employees involved in the Business other than to fill vacancies in existing positions, or other than in connection with any agreement with any of the Unions regarding the Represented Business Employees;
7.5.4    fail to (i) maintain its status as a qualifying cogeneration facility pursuant to 18 C.F.R. 292.205, (ii) maintain its status as an exempt wholesale generator, or (iii) comply with all requirements necessary to maintain its authority to sell power at market based rates;
7.5.5    Sellers or their Affiliates will not hire, without the prior written consent of Buyer, any new employee between the Execution Date and the Closing Date where such employee is not represented by any Unions and such employee is not employed by the Refinery Business or the Carson Logistics and Marketing Terminals Business; or
7.5.6    commit in any manner to any of the transactions contemplated by the foregoing Sections 7.5.1 through 7.5.5.
Notwithstanding the foregoing and without requiring the consent of the Buyer, the Sellers may, in their sole discretion, engage in and undertake any and all activities necessary to prevent or minimize injury to persons or damage to property or the Facilities in the case of an emergency and/or to address, prevent or minimize a health, environmental or safety concern involving the Purchased Assets, the Facilities or the Business.
Section 7.6    Access to Information.
7.6.1    Unless in violation of Law, prior to the Closing, the Sellers will permit representatives of the Buyer to have reasonable access at reasonable times and at Buyer’s cost, and in a manner so as not to interfere with the normal business operations conducted thereat, to (i) all premises, properties and personnel of the Sellers exclusively related to the Purchased Assets and the Business or any assets necessary for the operation of the Business (excluding any aspects of the Business related to the Excluded Assets) in the manner in which it is currently being operated, whether or not such assets are included amongst the Purchased Assets, and (ii) Books and Records as well as all files, documents, instruments, papers, plans, drawings, manuals, books and records that are reasonably necessary for the operation of the Purchased Assets and the Business in the manner in which they are currently being operated but that are not “Books and Records” solely because they do not exclusively relate to the Purchased Assets and the Business; provided, however, that Sellers shall first be entitled to redact from all such files, documents, instruments, papers, plans, drawings, manuals, books and records any information which does not exclusively relate to the Purchased Assets and the Business; and provided, further, that Sellers shall have no obligation under this Section to grant Buyer access to any Sellers’ Standards which are exclusively subject to Section 12.5. In addition, the Sellers will exercise their Reasonable Efforts to permit representatives of the Buyer to have reasonable access at reasonable times and at Buyer’s cost, and in a manner so as not to interfere with the normal business operations conducted thereat, to all premises, properties and personnel of the Watson Cogen Company and the Fuel Retail Third Parties; provided, however, that access to the premises, properties and personnel of the Watson Cogen Company shall be subject to its consent and access to those premises and properties operated by Fuel Retail Third Parties shall be subject to the consent of such Fuel Retail Third Parties. In connection with the foregoing, Buyer may provide Sellers with a list of additional information and documents reasonably requested by Buyer to review and other matters and facilities reasonably requested by Buyer to inspect pursuant to this Section 7.6. Sellers shall use Reasonable Efforts to provide all such requested additional information and documents to Buyer as promptly as possible following such request by Buyer and Buyer shall use Reasonable Efforts to complete Buyer’s review of such requested additional information and documents as promptly as possible after the last of such requested additional information has been provided by Sellers to Buyer. The Sellers shall grant particular priority to all information requests related to the identification and transition planning for the orderly transfer at Closing of Books and Records involving those operation and maintenance records (such as inspection, critical equipment, major maintenance and scheduled turnaround histories, unit process design documentation, engineering drawings and calculations, blueprints and operating instructions) that are material to the safe and prudent operation of the Purchased Assets. Any information obtained by the Buyer or its employees, representatives, consultants, attorneys, agents, lenders and other advisors under this Section 7.6 shall be subject to the provisions of this Agreement relating to confidentiality. Notwithstanding the foregoing, the Buyer may not under any circumstances (x) conduct or cause to be conducted any sampling or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media at any property related to the Sellers or their Affiliates or the Business, including the Purchased Assets, the Facilities and the Real Property Interests or (y) access or attempt to access the Sellers’ proprietary network. The Buyer shall ensure that the access permitted pursuant to this Section 7.6.1 will be used solely for the purpose of effecting the transactions contemplated by this Agreement. During such access, the Buyer and each of its representatives shall comply with the Sellers’ applicable policies and procedures, including Sellers’ code of conduct, digital security, health, safety, security, and environmental policies. If, at any time, the Sellers believe in good faith that the Buyer or any representative of Buyer has not complied with the Sellers’ applicable policies and procedures (or those of the Watson Cogen Company or any Fuel Retail Third Parties in the event of access on their respective premises or properties), then the Sellers may immediately terminate the Buyer’s or such representative’s access to the premises, properties and personnel of the Sellers and Books and Records.
7.6.2    Prior to Closing, and at Buyer’s sole cost and expense, Sellers shall use Reasonable Efforts to make available to Buyer’s independent auditors such financial information as may be reasonably required for such independent auditors to construct pro forma financial statements for various Carson Logistics and Marketing Terminal Assets for the prior three (3) fiscal years.  Any such information shall be made available to such independent auditors only pursuant to a confidentiality agreement in a form reasonably acceptable to Sellers, which shall include a provision that, prior to Closing, such independent auditors shall not disclose any information it receives from Sellers in this regard to Buyer or Buyer’s representatives, except as may be expressly authorized in writing by Sellers. Buyer will also be liable for all costs and expenses associated with updates of financial audit material by such independent auditors required by Buyer and incurred on or after the Execution Date, for purposes of SEC filings in connection with the transactions contemplated by this Agreement.
7.6.3    Buyer bears the risk of injury to any of its employees, advisors or representatives who are provided access to the premises or properties of the Sellers or their Affiliates or the Fuel Retail Third Parties hereunder, and shall indemnify, defend and hold the Sellers, their Affiliates and the Fuel Retail Third Parties, as the case may be, harmless for any and all Losses resulting from Buyer’s acts or omissions while upon the premises or properties of the Sellers, their Affiliates or the Fuel Retail Third Parties provided hereunder.
Section 7.7    Contact with Third Parties. The Buyer and its Affiliates shall not, prior to the Effective Time, contact any customers, vendors, suppliers, Fuel Retail Third Parties, or any other Person having business dealings with, the Sellers or their Affiliates with respect to the operation of the Business or with respect to any aspect of the transactions contemplated under this Agreement, except where Buyer and its Affiliates have received the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

Section 7.8    Release and Replacement of Bonds, Guaranties, etc.
7.8.1    Prior to Closing, the Buyer shall deliver to the applicable beneficiary or counterparty replacement or substitute guaranties, letters of credit, bonds, security deposits, and other surety obligations and evidence of financial capacity, in each case acceptable to the relevant beneficiary or counterparty (the “Substitute Credit Support Arrangements”), in replacement of those credit support arrangements set forth in Schedule 7.8 (the “Credit Support Arrangements”), and the Buyer, in form and substance acceptable to the Sellers, shall cause the release as of the Effective Time of the Sellers and their Affiliates from all obligations relating to the Credit Support Arrangements and any Liabilities related thereto. If the Buyer does not or is unable to deliver an acceptable Substitute Credit Support Arrangement and/or is unable to obtain a release of the Sellers and their Affiliates for any Credit Support Arrangement prior to the Effective Time and in each case effective at the Effective Time, then the Sellers may, but are not obligated to, agree to maintain such Credit Support Arrangements, subject to Section 7.8.2 and for such period of time (the “Post-Closing Support Period”) as is agreed between the Buyer and the Sellers at the relevant time. During any such Post-Closing Support Period(s) the Buyer shall indemnify, defend and hold harmless the Sellers and their Affiliates, and their respective directors, officers, employees, agents and representatives, from and against any and all Losses (or any draws against any Credit Support Arrangement provided by Sellers pursuant to Section 7.8.2 below) relating to, resulting from, or arising out of, any Credit Support Arrangement which is not replaced by the Buyer as of the Effective Time and is maintained by the Sellers in accordance with this Section 7.8. Notwithstanding the foregoing, the Buyer acknowledges and agrees that in no event shall any Post-Closing Support Period exceed six (6) months.
7.8.2    For any Credit Support Arrangement to be maintained by the Sellers after the Closing Date, the Buyer shall pay the Sellers a fee, as reasonably required by the Sellers, and shall, prior to Closing, provide a letter of credit from a bank acceptable to Sellers in the full amount of all Liabilities under all Credit Support Arrangements to be maintained by Sellers and their Affiliates following Closing (or such other security as the Sellers may reasonably request) each in exchange for the Sellers agreeing to maintain such Credit Support Arrangement following the Closing Date. Sellers shall be entitled to draw against such letter of credit in an amount equal to the amount of any and all draws against any Credit Support Arrangement that Sellers have provided.
Section 7.9    Leased Real Property Conditions.
7.9.1    If the terms of any lease of Leased Real Property require the consent of the Third Party lessor or lessee thereof to assignment or transfer, then Buyer and Sellers shall jointly use all Reasonable Efforts to obtain the written consent of the Third Party lessor or lessee with respect thereto prior to Closing (collectively, the “Leased Real Property Consents”). If the terms of any lease of Leased Real Property permit the Third Party lessor or lessee thereof to condition the assignment or transfer of the lease to Buyer upon (i) the furnishing of any credit assurance, collateral or undertaking by or on behalf of Buyer or (ii) the satisfaction of any creditworthiness standard or other criteria by or on behalf of Buyer (collectively, the “Leased Real Property Conditions”), then Buyer shall be solely responsible to furnish or satisfy such Leased Real Property Conditions, except to the extent such Leased Real Property Condition is a Retained Liability. In addition, where consent to transfer is required for the leased real property identified in Schedule 7.9.1, Buyer and Sellers shall jointly use all Reasonable Efforts to cause the release as of the Effective Time of the Sellers and their Affiliates from all obligations relating to such lease and any Credit Support Arrangements and any Liabilities related thereto, other than Liabilities for which Sellers or their Affiliates would be responsible under Section 4.1.
7.9.2    For the avoidance of doubt, Reasonable Efforts to comply with the provisions of Section 7.9.1, shall not require Sellers or any Affiliate of Sellers to provide or continue any guarantees or other credit enhancement that may be necessary in order for Buyer to satisfy any Leased Real Property Conditions or to obtain any Leased Real Property Consent.
7.9.3    Further, for the avoidance of doubt, the Leased Real Property Conditions do not include any rights of any Operator Franchisee under PMPA or other applicable Law regarding BFO Fuel Retail Sites.
Section 7.10    Consent Decree Modification. Buyer acknowledges that it has received written notice of the Consent Decree and been provided with a copy thereof. Within a reasonable time after the date hereof (but in any event no later than thirty (30) days prior to Closing), Sellers or their Affiliates shall provide notice of this Agreement to the other parties to the Consent Decree, including the United States. Simultaneously with such notice, Sellers or their Affiliates and Buyer shall consult with the parties to the Consent Decree to confirm that Buyer has sufficient resources and the technical ability to comply with the Consent Decree and that Buyer has agreed to assume such obligations. In connection therewith, Sellers or their Affiliates and Buyer shall confirm that the parties to the Consent Decree have no objections to modifying the Consent Decree (the “Consent Decree Modification”) such that Buyer will become responsible for performing the Consent Decree Obligations on or after the Effective Time with respect to the Purchased Assets and the Business (including those obligations related to the allocation of heater capacity and related tonnage of emissions reductions to be achieved pursuant to paragraph 15 of the Consent Decree). To the extent any such objections arise, Sellers or their Affiliates and the Buyer shall exercise their respective Reasonable Efforts to resolve and overcome any such objections. Upon obtaining such confirmation or making any changes mutually acceptable to Sellers and Buyer to address any objections by the parties to the Consent Decree, Sellers shall take, or cause to be taken, all appropriate actions to have the Consent Decree Modification entered by the Consent Decree Court, and Buyer shall take all reasonable steps to support Sellers’ or their Affiliates’ actions to have the Consent Decree Modification entered by the Consent Decree Court, including supporting Sellers’ and their Affiliates’ efforts to be released from the Consent Decree Obligations on or after the Effective Time and to demonstrate to the Consent Decree Court and the other parties to the Consent Decree that Buyer has the financial and technical ability to assume the Consent Decree Obligations on or after the Effective Time. On and after the Closing, Buyer shall satisfy, perform and assume the Consent Decree Obligations on or after the Effective Time with respect to the Purchased Assets and the Business and the Buyer shall not be entitled to any reimbursement or recovery from the Sellers for any Liabilities incurred in connection with the Consent Decree following the Effective Time.
Section 7.11    Buyer Transition Plan. Unless in violation of applicable Law, within thirty-six (36) days of the Execution Date, Buyer and Sellers shall discuss and develop a plan for ensuring an orderly transition of the Purchased Assets on the Closing Date, including an identification of the scope of transition services that Sellers are to provide pursuant to the Transition Services Agreement together with Buyer’s process for ensuring an adequate integration and migration of all applicable IT Systems by the end of the period presently set forth in the Transition Services Agreement. In connection with the preparation of such plan, Sellers shall identify those services that Sellers can or cannot provide (which shall not be less than those in the current Transition Services Agreement and related term sheets, provided that all the relevant interdependencies in connection therewith are maintained) and the conditions required for Seller to provide such services (including the systems and information that must be supplied by Buyer, the schedule therefor, required Third Party service providers and the costs that are to be paid by Buyer, which shall be at Seller’s actual cost). The Parties agree and acknowledge that the Transition Services Agreement sets forth the underlying baseline of services and establishes the related inter-dependencies among the software applications and transition services bundles identified therein and all services shall be offered at Sellers’ actual costs. Although Buyer may seek to exclude or restructure certain of such software applications and transition services bundles, the ability of Sellers to accept such exclusions and restructuring is limited by the requirement that the proper applications remain in place for ensuring proper functionality, interface and data flow integrity with respect to the transition services that are to be provided. Consequently, the cost of delivering and supporting revised transition services may not necessarily decrease from the cost of delivering existing bundles. Sellers shall have the right to reject Buyer’s request for service modifications based both on the foregoing such requirements and if the resulting schedule to comply with Buyer’s requests would likely delay the Closing Date given that the Transition Services Agreement is premised on the objective of achieving the Closing within ninety (90) days of the Execution Date.
Section 7.12    Title Policies and Surveys. The Buyer, at its sole cost and expense, may procure owner’s title insurance commitments and title insurance policies (the “Title Policies”) from Lawyers Title Company with respect to the Owned Real Property and/or the Leased Real Property insuring title subject only to the Permitted Encumbrances and such other general title exceptions as may be raised by Lawyers Title Company; provided, that Buyer’s ability or inability to obtain title insurance from Lawyers Title Company on such Owned Real Property or such Leased Real Property shall not result in an adjustment to the Purchase Price. If Buyer requests extended coverage policies or any endorsements to the Title Policies, Buyer shall also be responsible for the cost of such extended coverage and endorsements and the delivery of any documentation required by the title company in connection with the issuance of such extended coverage and endorsements (including surveys and/or zoning reports), however, Sellers shall deliver the documentation required by the title company in connection therewith as described below in this Section 7.12. At Buyer’s request, the Sellers and their Affiliates shall cooperate with and assist Buyer with any reasonable request in Buyer’s efforts to obtain such Title Policies and shall execute and deliver to Lawyers Title Company (i) such affidavits, certificates and other documentation as are customary and reasonably requested to cause Lawyers Title Company to issue CLTA Standard title insurance policies for the Owned Real Property and/or the Leased Real Property, provided that no such cooperation or assistance and nothing in such affidavits, certificates or documentation shall require the Sellers or their Affiliates to incur any Liabilities or obligations to any Person that are not otherwise expressly set forth in this Agreement, and (ii) the owner’s affidavits, gap undertakings and, if required by Lawyers Title Company, real estate tax indemnity agreements, in the forms attached hereto as Exhibit S. In no event shall Sellers be obligated to seek estoppel certificates in connection with any of the Fuel Retail Leased Real Properties, the Carson Logistics and Marketing Terminals Pipeline Systems or the Carson Logistics and Marketing Terminals Pipeline Systems ROWs. Prior to Closing, the Buyer may, at its sole cost and expense, obtain and update any surveys pertaining to the Owned Real Property or the Leased Real Property; provided, however, that any such surveys and survey updates shall be performed by Dulin & Boynton or another surveyor acceptable to the Sellers, the approval of which shall not be unreasonably withheld.
Section 7.13    Natural Hazard Disclosure Statements. As used herein, the term “Natural Hazard Area” shall mean those areas identified as natural hazard areas or natural hazards in the Natural Hazard Disclosure Act, California Governance Code Sections 8589.3, 8589.4 and 51183.5, and California Public Resources Code Sections 2621.9, 2694 and 4136, and any successor statutes or laws (the “Act”). Prior to the Execution Date, Sellers have made available to Buyer Natural Hazard Disclosure Statements (the “Disclosure Statement”) for each Real Property Interest in a form and to the extent required by the Act and including various other disclosures as required by applicable Laws. The Buyer acknowledges that the Sellers have retained the services of Fidelity National Disclosure Source, LLC (doing business as Disclosure Source) to examine the maps and other information made available to the public by governmental agencies for the purpose of enabling the Sellers to fulfill their disclosure obligations with respect to the Act. The Buyer acknowledges that the Disclosure Statement fully and completely discharges Sellers from their disclosure obligations under the Act and other applicable Laws.
Section 7.14    Notice of Litigation Settlement. Within thirty (30) days following any settlement by the Sellers or their Affiliates of any pending or threatened litigation involving ownership or operation of the Purchased Assets or the Business prior to the Closing Date, the Sellers shall provide Buyer with notice of any such settlement that will materially interfere with, or impose additional annual costs in excess of a net present value of five hundred thousand dollars ($500,000) with respect to, the Buyer’s ownership or operation of the Purchased Assets or conduct of the Business from and after the Effective Time. Sellers shall indemnify Buyer for any such costs that exceed a net present value of five hundred thousand dollars ($500,000) that are imposed on Buyer’s ownership or operation of the Purchased Assets or conduct of the Business on or after the Effective Time by reason of any such settlement.
ARTICLE 8
EMPLOYEE MATTERS
Section 8.1    Business Employees. Schedule 8.1(a) contains a list of all employees of the Sellers and their Affiliates employed in, or who substantially and directly support, the Business as of the Execution Date and who are available for hire by the Buyer (collectively, the “Business Employees”), including Business Employees: (i) who are represented by the Unions pursuant to the Collective Bargaining Agreements (collectively, the “Represented Business Employees”), and (ii) who are not represented by the Unions pursuant to the Collective Bargaining Agreements (collectively, the “Non-Represented Employees”), and (iii) who are receiving short-term disability benefits or are on family, medical, long-term disability, administrative or military leave or any other type of leave that entitles the Business Employee to reinstatement upon completion of the leave under the applicable leave policy of any of Sellers or their Affiliates or pursuant to applicable Laws. Subject to applicable Law, such list shall comprise for each Business Employee the current job title, job level, base salary or hourly wage rate, work location, Union membership and start date. The Sellers shall be entitled to update Schedule 8.1(a) at any time prior to the Closing to reflect any and all employment changes; provided, however, that between the Execution Date and the Effective Time, Sellers and their Affiliates shall not make employment offers to any of the Business Employees, except for a reasonable number of Business Employees who the Parties in good faith agree may be the subject of a dual offer of employment by the Parties or their Affiliates. The Parties further agree to comply with the terms of Schedule 8.1(b).
ARTICLE 9
CONDITIONS PRECEDENT
Section 9.1    Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:
9.1.1    each of the representations and warranties of the Sellers contained in this Agreement (as may be amended by Sellers in accordance with Section 19.12) shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties made only as of a specific date (which need only be correct as of such date), and except for any failure of the same to be true and correct that would not reasonably be expected to have a Material Adverse Effect with respect to the Purchased Assets, the Business, or the ability of the Sellers to perform their obligations under this Agreement (provided that to the extent such representation or warranty is qualified by its terms by materiality or Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section and the Material Adverse Effect qualification contained in this Section 9.1.1 shall apply in lieu thereof);
9.1.2    the Sellers shall have performed and complied in all material respects with all of their covenants hereunder through the Closing;

9.1.3    the Sellers shall have delivered to the Buyer an officer’s certificate to the effect that each of the conditions specified in Sections 9.1.1 and 9.1.2 is satisfied in all respects (“Sellers’ Closing Certificate”);
9.1.4    there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of the sale of the Purchased Assets, the Carson Cogen Company Shares or the Watson Cogen Company Interests as contemplated by this Agreement;
9.1.5    all necessary filings and notifications under the HSR Act shall have been made, including any required additional information or documents, and the waiting period referred to in such Act applicable to the transaction, and any agreement with any Governmental Authority not to consummate the transaction, shall have expired or been terminated;
9.1.6    the FERC Filing and the Other Governmental Approvals shall have been obtained;
9.1.7    the title company shall have issued commitments to issue the Title Policies, upon receipt of payment therefor by Buyer and delivery of such documents, materials and information as the title company may require from Buyer, subject to no exceptions other than the Permitted Encumbrances and such other general title exceptions as may be raised by the title company, for the Refinery Owned Real Property, the Carson Logistics and Marketing Terminals Owned Real Property, the Wilmington Calciner Leased Real Property (main Calciner parcel leased from the City of Long Beach under the 1980 lease, as amended, only), and the Carson Logistics and Marketing Terminals Leased Real Property and Easements (other than the leased properties located in Phoenix, Arizona and near the Colton Terminal), and for the avoidance of doubt, Buyer's inability to obtain extended coverage or any endorsements to the Title Policies shall not constitute a failure of this condition;
9.1.8    the Wilmington Calciner Lease Renewal shall have been effected; and
9.1.9    the Other Agreements shall be duly executed and delivered by Sellers simultaneously with the Closing (except for any Other Agreements already executed and delivered prior to Closing).
Section 9.2    Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:
9.2.1    each of the representations and warranties of the Buyer contained in this Agreement (as may be amended by Buyer in accordance with Section 19.12) shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties made only as of a specific date (which need only be correct as of such date), and except for any failure of the same to be true and correct that would not reasonably be expected to have a Material Adverse Effect on the Buyer or the ability of the Buyer to perform its obligations under this Agreement (provided that to the extent such representation or warranty is qualified by its terms by materiality or Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section and the Material Adverse Effect qualification contained in this Section 9.2.1 shall apply in lieu thereof);
9.2.2    the Buyer shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;

9.2.3    the Buyer shall have delivered to the Sellers an officer’s certificate to the effect that each of the conditions specified in Sections 9.2.1 and 9.2.2 is satisfied in all respects (“Buyer’s Closing Certificate”);
9.2.4    there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of the sale of the Purchased Assets, the Carson Cogen Company Shares or the Watson Cogen Company Interests as contemplated by this Agreement;
9.2.5    all necessary filings and notifications under the HSR Act shall have been made, including any required additional information or documents, and the waiting period referred to in such Act applicable to the transaction, and any agreement with any Governmental Authority not to consummate the transaction, shall have expired or been terminated;
9.2.6    the FERC Filing and the Other Governmental Approvals shall have been obtained;
9.2.7    the Other Agreements shall be duly executed and delivered by Buyer simultaneously with the Closing (except for any Other Agreements already executed and delivered prior to Closing); and
9.2.8    in accordance with Paragraph 8 of the Consent Decree, written notice of this Agreement shall have been provided to the parties to the Consent Decree, including the United States, at least thirty (30) days prior to Closing, and a motion to enter the Consent Decree Modification shall have been provided to the Department of Justice, and the Parties shall use Reasonable Efforts to seek filing and approval of such motion by the Consent Decree Court.
ARTICLE 10
CLOSING
Section 10.1    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper LLP (US) located at 550 South Hope Street, Suite 2300, Los Angeles, California commencing at 10:00 a.m. local time on the fifth (5th) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing), or such other date as the Buyer and the Sellers may mutually determine in writing (the “Closing Date”); provided, however, that, if such fifth (5th) Business Day is not the first day of the month, then the Closing Date shall be the first day of the month next following the month in which such fifth (5th) Business Day occurs. Title to, ownership of, control over and risk of loss of the Purchased Assets shall transfer to the Buyer as of 12:01 a.m. on the Closing Date (the “Effective Time”), unless expressly provided otherwise herein.
Section 10.2    Deliveries at the Closing. At the Closing,
10.2.1    The Buyer shall pay to the Sellers the Closing Payment in cash at the Closing by wire transfer of immediately available funds in U.S. dollars to a bank account specified in writing by the Sellers to the Buyer at least two (2) Business Days prior to the Closing Date.
10.2.2    Each Seller (as applicable) shall duly execute and deliver to the Buyer or Buyer’s nominee:
10.2.2.1    the Sellers’ Closing Certificate;

10.2.2.2    one or more grant deeds in substantially the form of Exhibit B, pursuant to which (but subject to this Agreement) the applicable Seller conveys the Owned Real Properties to the Buyer, or Buyer’s nominee, subject to the Permitted Encumbrances (collectively, the “Deeds”) and Buyer acknowledges and agrees that the conditioning of Sellers' conveyances in said Deeds by the Permitted Encumbrances shall survive the Closing and any resulting merger into the Deeds and any other instruments;
10.2.2.3    one or more bills of sale in substantially the form of Exhibit B-1, pursuant to which (but subject to this Agreement) the applicable Seller conveys to Buyer, or Buyer’s nominee, its right, title and interest in and to its personal property located on the Owned Real Properties and the Leased Real Property;
10.2.2.4    an Assignment and Assumption of Leases in substantially the form of Exhibit C, or, in the case of Included Thrifty Agreements, Exhibit C-1, as applicable, pursuant to which (but subject to this Agreement) the applicable Seller conveys its right, title and interest in and to the Leased Real Property to Buyer, or Buyer’s nominee, which may take the form of multiple assignments if Seller reasonably deems necessary (the “Assignment of Leased Property”);
10.2.2.5    an Assignment and Assumption of Easements, Licenses, Rights of Way and Other Pipeline Interests in recordable form in substantially the form of Exhibit D, pursuant to which (but subject to this Agreement) the applicable Seller conveys its right, title and interest in and to the Carson Logistics and Marketing Terminals Pipeline Systems ROWs, to Buyer, or Buyer’s nominee, which may take the form of multiple assignments if Seller reasonably deems necessary (the “Assignment of Easements”);
10.2.2.6    one or more bills of sale in substantially the form of Exhibit D-1 pursuant to which (but subject to this Agreement) the applicable Seller conveys its right, title and interest in and to the Carson Logistics and Marketing Terminals Pipeline Systems to Buyer, or Buyer’s nominee;
10.2.2.7    a Bill of Sale, Assignment, and Assumption Agreement (the “Bill of Sale, Assignment and Assumption Agreement”), substantially in the form of Exhibit E, pursuant to which the applicable Seller conveys its right, title and interest in and to the Purchased Assets other than the Real Property Interests, and the interests conveyed by the instruments described in Sections 10.2.2.2, 10.2.2.3, 10.2.2.4, 10.2.2.5, and 10.2.2.6 above, and the Buyer assumes the Assumed Liabilities, to the Buyer, or Buyer’s nominee, which may take the form of multiple agreements if such Seller reasonably deems necessary;
10.2.2.8    an assignment of the Watson Cogen Company Interests substantially in the form of Exhibit V, pursuant to which Products Cogeneration Company conveys the Watson Cogen Company Interests to the Buyer;
10.2.2.9    stock certificates for the Carson Cogen Company Shares, duly endorsed to Buyer or accompanied by duly executed stock powers;
10.2.2.10    a Certificate of Non-Foreign Status and a California 593(c) Form;
10.2.2.11    a certificate (attested by an officer of Seller) certifying to the adoption of resolutions by each Seller authorizing the due authorization of the execution and performance of this Agreement and the documents to be delivered pursuant hereto;

10.2.2.12    a certificate of good standing for each Seller, issued by the Secretary of State of the state of its organization, a certificate of good standing for the Carson Cogen Company issued by the Secretary of State of the State of Delaware, a certificate of good standing for the Watson Cogen Company issued by the Secretary of State of the State of California and a certificate of good standing for each Seller and the Seller Guarantor, issued by the Secretary of State of its state of formation;
10.2.2.13    a certificate (attested by an officer of Seller) as to the Organizational Documents of the Carson Cogen Company and the Watson Cogen Company;
10.2.2.14    certificates of the incumbency and specimen signatures of the signatory officers of each Seller and the Seller Guarantor;
10.2.2.15    the Other Agreements;
10.2.2.16    state, county and municipal transfer tax declarations, if applicable;
10.2.2.17    with respect to the Dealer Loans, UCC-3 financing statements, assignments of deeds of trust or mortgages in recordable form, substantially in the form of Exhibit Q, and assignments of other collateral interests of the Sellers, substantially in the form of Exhibit R, (to the extent not included in the Bill of Sale, Assignment and Assumption Agreement);
10.2.2.18    Underground Storage Tank Change of Ownership Form for each of the Real Property Interests where underground storage tanks are located and owned by the Sellers, as applicable, in form and substance acceptable to Sellers and Buyer; and
10.2.2.19    a Financial Certificate of the Seller Guarantor.
10.2.3    The Buyer shall duly execute and deliver to the Sellers:
10.2.3.1    the Buyer’s Closing Certificate;
10.2.3.2    the Deeds, to the extent necessary to confirm any covenants and restrictions that run with the land;
10.2.3.3    the Assignment of Leased Property;
10.2.3.4    the Assignment of Easements;
10.2.3.5    the Bill of Sale, Assignment, and Assumption Agreement;
10.2.3.6    (i) a resale certificate with respect to the Hydrocarbon Inventory and Non-Hydrocarbon Inventory in a form reasonably satisfactory to the Sellers and (ii) any other certificates or instruments necessary for the sale and transfer of the Purchased Assets, Hydrocarbon Inventory and Non-Hydrocarbon Inventory without any sales, excise or use Taxes, all to be in a form reasonably satisfactory to the Sellers, and the Parties shall consult with each other to ensure that such instruments are in the form necessary for each Party to retain and maintain the applicable Tax exemption;
10.2.3.7    a certificate (attested by an officer of the Buyer) certifying to the adoption of resolutions by the Buyer authorizing the due authorization of the execution and performance of this Agreement and the documents to be delivered pursuant hereto;

10.2.3.8    a certificate of good standing for the Buyer, issued by the Secretary of State of the Buyer’s state of formation;
10.2.3.9    a certificate (attested by an officer of Buyer) as to the Organizational Documents of Buyer;
10.2.3.10    a certificate of incumbency and specimen signatures of the signatory officers of the Buyer;
10.2.3.11    the Other Agreements;
10.2.3.12    a “Form W-9” certificate issued by the United States Internal Revenue Service evidencing the United States taxpayer identification number of the Buyer;
10.2.3.13    state, county and municipal transfer tax declarations, if applicable;
10.2.3.14    Underground Storage Tank Change of Ownership Form for each of the Fuel Retail Real Property Interests where underground storage tanks are located and owned by the Sellers, as applicable, in form and substance acceptable to Sellers and Buyer;
10.2.3.15    one Preliminary Change of Ownership Report for each Refinery Owned Real Property, Carson Logistics and Marketing Terminals Owned Real Property, and Fuel Retail Owned Real Property; and
10.2.3.16    a Financial Certificate of the Buyer.
10.2.4    Conveyance and Assumption Documents. The Sellers and the Buyer shall deliver such other instruments of conveyance and/or assumption (and/or reasonable modifications to the current forms of such documents included herewith) in respect of conveyances to any Buyer designee and/or conveyances of the Dealer Loans, Included Environmental Credits and other specified Purchased Assets or Assumed Liabilities as mutually agreed in writing prior to the Closing Date; provided, that the terms and provisions of such other instruments do not increase the warranties, representations or obligations of the Parties or their respective Affiliates beyond those provided under this Agreement or reduce the rights or interests of the Parties or their respective Affiliates under this Agreement.
ARTICLE 11
POST-CLOSING ADJUSTMENTS TO CLOSING PAYMENT
Section 11.1    Adjustments.
11.1.1    On or within five (5) Business Days prior to the Closing Date, the representatives of Sellers and Buyer shall cause to be taken a measurement to determine the Hydrocarbon Inventory as of the Effective Time and shall cause a valuation of such Hydrocarbon Inventory as of the Effective Time (the “Closing Hydrocarbon Inventory Value”) to be undertaken and calculated pursuant to the procedures set forth in Schedule 2.1.6.
11.1.2    On or within five (5) Business Days prior to the Closing Date, the representatives of Sellers and Buyer shall cause a physical verification to be taken to determine the Non-Hydrocarbon Inventory as of the Effective Time and shall cause a valuation to be undertaken and calculated pursuant to the procedures on Schedule 2.1.7 to determine the value of such Non-Hydrocarbon Inventory as of the Effective Time (the “Closing Non-Hydrocarbon Inventory Value”).

11.1.3    Following the Closing Date, the Sellers shall prepare a calculation of the Accounts Amount pursuant to the procedures set forth in Schedule 11.1.3.
11.1.4    Following the Closing Date, and as a condition to Sellers’ obligation to prepare and deliver the Closing Statement to Buyer pursuant to Section 11.2, the Buyer shall prepare and deliver to the Sellers a calculation that shows the difference, either positive or negative, between the Estimated Watson Cogen Company Distribution and the actual amount of the distribution provided to Carson Cogen Company and Products Cogeneration Company by the Watson Cogen Company in connection therewith (the “Closing Watson Cogen Company Distribution”).
Section 11.2    Closing Statement. On or within ninety (90) days following the Closing Date, the Sellers shall deliver to the Buyer a closing statement (the “Closing Statement”) which will set forth the following adjustments to the Closing Payment (each, a “Closing Payment Adjustment Amount”):
11.2.1    the Closing Hydrocarbon Inventory Value;
11.2.2    the Closing Non-Hydrocarbon Inventory Value;
11.2.3    the Accounts Amount (other than those amounts for Taxes not known at the time of the Closing Statement as further described in and pursuant to Section 17.2.3);
11.2.4    the Closing Watson Cogen Company Distribution; and
11.2.5    the Closing Statement BFO Reduction Amount.
Section 11.3    Closing Statement Policies and Procedures. The Closing Payment Adjustment Amounts and the balances included in the Closing Statement shall be prepared applying policies and procedures in the following order of priority:
11.3.1     in accordance with the specific policies set forth in Schedule 11.3.1;
11.3.2     subject to Section 11.3.1, on the same basis of preparation as that used for, and in accordance with, the same accounting principles, policies, treatments, estimation techniques, classifications, categorizations and practices (including in relation to the exercise of accounting discretion and judgment) as were applied in the preparation of the Accounts Amount subject to such accounting principles, policies, treatments, estimation techniques, classifications, categorizations and practices (including in relation to the exercise of accounting discretion and judgment) being in accordance with US GAAP; and
11.3.3     subject to Sections 11.3.1 and 11.3.2, in accordance with US GAAP.
Section 11.4    Resolution of Disputes with respect to the Closing Statement.
11.4.1    If the Buyer fails to object to any portion of the Closing Hydrocarbon Inventory Value, Closing Non-Hydrocarbon Inventory Value, Accounts Amount or Closing Statement BFO Reduction Amount, or if Sellers fail to object to any portion of the Closing Watson Cogen Company Distribution delivered to the Sellers by the Buyer pursuant to Section 11.1.4, within sixty (60) days following the Buyer’s receipt of the Closing Statement from the Sellers or the Sellers’ receipt of the Closing Watson Cogen Company Distribution from the Buyer, then such portion of the applicable

Closing Payment Adjustment Amounts or Closing Watson Cogen Company Distribution not objected to shall be final and binding upon the Sellers and the Buyer.
11.4.2    If the Buyer disagrees with any portion of the Closing Payment Adjustment Amounts reflected on the Closing Statement, or if the Sellers disagree with any portion of the Closing Watson Cogen Company Distribution, then such disagreeing Party must notify the other Party in writing of such disagreement within sixty (60) days following such disagreeing Party’s receipt of the Closing Statement or Closing Watson Cogen Company Distribution by setting forth such disagreeing Party’s calculation of the disputed portion of such Closing Payment Adjustment Amount or Closing Watson Cogen Company Distribution (the “Disputed Closing Adjustment Amounts”), and describing the basis for such disagreement (such notification, an “Objection Notice”). If an Objection Notice is timely delivered to a Party, then the Buyer and the Sellers shall negotiate in good faith to resolve their disagreements with respect to any Disputed Closing Adjustment Amounts. In the event that the Buyer and the Sellers are unable to resolve all such disagreements within thirty (30) days after a Party’s receipt of any such Objection Notice, either the Buyer or the Sellers may at any time thereafter submit such remaining disagreements to the Independent Accountants.
11.4.3    The Buyer and the Sellers shall use Reasonable Efforts to cause the Independent Accountants, once appointed, to resolve all remaining disagreements with respect to Disputed Closing Adjustment Amounts as soon as practicable, but in any event shall direct the Independent Accountants to render a determination within thirty (30) days after retention of the Independent Accountants. The Independent Accountants shall consider only those remaining disagreements with respect to Disputed Closing Adjustment Amounts to which the Buyer and the Sellers have been unable to agree. In resolving any disputed item, the Independent Accountants may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Independent Accountants’ determination of the Disputed Closing Adjustment Amount shall be based solely on written materials submitted by the Buyer and the Sellers (i.e., not on independent review) and on the definitions and the calculation methodologies set forth in this Agreement. The determination of the Independent Accountants shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review in the absence of fraud or manifest error.
11.4.4    The costs and expenses of the Independent Accountants in determining any Disputed Closing Adjustment Amount shall be borne by the Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Buyer claims the Accounts Amount is $1,000 less than the amount determined by the Sellers, and the Sellers contest only $500 of the amount claimed by the Buyer, and if the Independent Accountants ultimately resolve the dispute by awarding the Buyer $300 of the $500 contested, then the costs and expenses of the Independent Accountants will be allocated 60% (i.e., 300 ÷ 500) to the Sellers and 40% (i.e., 200 ÷ 500) to the Buyer. In connection with their determination of any Disputed Closing Adjustment Amount, the Independent Accountants shall, pursuant to the terms of this Section 11.4.4, also determine the allocation of its fees and expenses between the Buyer and the Sellers, which such determination shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review.
Section 11.5    Payment.
11.5.1    Within five (5) Business Days after any final Closing Payment Adjustment Amount is determined by mutual agreement of the Buyer and the Sellers or pursuant to the procedures in Section 11.3, the Buyer or the Sellers (as applicable) shall make a payment to the other Party, with respect to such final Closing Payment Adjustment Amount, in accordance with the following payment instructions:

11.5.1.1    With respect to the Closing Hydrocarbon Inventory Value, the Buyer shall pay to the Sellers the amount by which the final Closing Hydrocarbon Inventory Value exceeds the Estimated Hydrocarbon Inventory Value or the Sellers shall pay to the Buyer the amount by which the Estimated Hydrocarbon Inventory Value exceeds the final Closing Hydrocarbon Inventory Value;
11.5.1.2    With respect to the Closing Non-Hydrocarbon Inventory Value, the Buyer shall pay to the Sellers the amount by which the final Closing Non-Hydrocarbon Inventory Value exceeds the Estimated Non-Hydrocarbon Inventory Value or the Sellers shall pay to the Buyer the amount by which the Estimated Non-Hydrocarbon Inventory Value exceeds the final Closing Non-Hydrocarbon Inventory Value;
11.5.1.3    With respect to the Accounts Amount, the Buyer shall pay to the Sellers the amount by which the Accounts Amount exceeds the Estimated Accounts Amount or the Sellers shall pay to the Buyer the amount by which the Estimated Accounts Amount exceeds the Accounts Amount; and
11.5.1.4    With respect to the Closing Watson Cogen Company Distribution, the Buyer shall pay to the Sellers the amount by which the final Closing Watson Cogen Company Distribution exceeds the Estimated Closing Watson Cogen Company Distribution or the Sellers shall pay to the Buyer the amount by which the Estimated Closing Watson Cogen Company Distribution exceeds the final Closing Watson Cogen Company Additional Distribution;
11.5.1.5    provided, however, that, if more than one final Closing Payment Adjustment Amount is concurrently determined by mutual agreement of the Buyer and the Sellers or pursuant to the procedures in Section 11.3, then the Buyer or the Sellers (as applicable) shall make one net payment to the other Party with respect to all such final Closing Payment Adjustment Amounts in accordance with the preceding payment instructions.
11.5.2    The amounts paid by the Buyer or by the Sellers pursuant to this Section 11.5 shall be paid by wire transfer of immediately available funds to such account or accounts of the Sellers (as may be designated by the Sellers) or of the Buyer (as may be designated by the Buyer), as the case may be. The amounts paid by the Buyer or by the Sellers pursuant to this Section 11.5 shall bear interest from and including the Closing Date to, but excluding, the date of payment at a rate per annum equal to the Interest Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which it is due.
Section 11.6    Access. In connection with the preparation and review of the Closing Statement and Closing Payment Adjustment Amounts, each of the Parties shall permit the other Party and its Representatives to have reasonable access during normal business hours and upon prior notice to such Party’s (a) books and records pertaining to or necessary for the preparation and review of the Closing Statement or the Closing Payment Adjustment Amounts and provide such other Party with copies thereof, and (b) employees and accountants involved in preparation of the Closing Statement (including the Closing Watson Cogen Company Distribution), in each case, as reasonably requested by such other Party.
Section 11.7    Fuel Retail Supply Contracts.
11.7.1    At any time that BPWCP offers to sell a BFO Fuel Retail Site to an Operator Franchisee pursuant to Section 6.1, BPWCP may, if it elects to do so in its sole discretion, also (i) offer to enter into a gasoline supply agreement with the Operator Franchisee in BPWCP’s standard form for a term of ten (10) years or more; or (ii) offer to enter into a gasoline supply agreement with the Operator

Franchisee in BPWCP’s standard form for a term of twenty (20) years if the Operator Franchisee also enters into a ampm mini market agreement with BPWCP in BPWCP’s standard form for a term of twenty (20) years. If the Operator Franchisee elects to enter into such a gasoline supply agreement with BPWCP, and BPWCP assigns such gasoline supply agreement (and ampm mini market agreement if applicable) to Buyer, then such BFO Fuel Retail Site shall be excluded from the calculations in Section 11.7.2.
11.7.2    Any positive difference between (i) the total appraised value for all BFO Fuel Retail Sites (other than those in Section 11.7.1) sold to an Operator Franchisee prior to delivery of the Closing Statement (less the total value of all Operator Franchisee owned equipment that was included in all such appraisals) as determined by the appraisals from Herron & Company commissioned by BPWCP multiplied by ninety-two and a half percent (92.5%) and (ii) the total amount received (or to be received) by BPWCP for all BFO Fuel Retail Sites (other than those in Section 11.7.1) sold to an Operator Franchisee prior to delivery of the Closing Statement shall be paid by BPWCP to Buyer at the same time as any other adjustments are settled between the Parties pursuant to Section 11.5. After delivery of the Closing Statement, any positive difference between (i) the appraised value for any particular BFO Fuel Retail Site (other than those in Section 11.7.1) sold to an Operator Franchisee after delivery of the Closing Statement (less the total value of the Operator Franchisee owned equipment that was included in such appraisal) as determined by the appraisals from Herron & Company commissioned by BPWCP multiplied by ninety-two and a half percent (92.5%) and (ii) the total amount received by BPWCP for the particular BFO Fuel Retail Site (other than those in Section 11.7.1) sold to an Operator Franchisee after the delivery of the Closing Statement shall be paid by BPWCP to Buyer within thirty (30) days after the closing of the sale of the particular BFO Fuel Retail Site to the Operator Franchisee and BPWCP's receipt of all amounts in respect thereof. For the avoidance of doubt, BPWCP may elect in its sole discretion to sell a BFO Fuel Retail Site to an Operator Franchisee at a price less than the appraised value for the particular BFO Fuel Retail Site as determined by the appraisals from Herron & Company commissioned by BPWCP.
ARTICLE 12
POST-CLOSING COVENANTS
Section 12.1    Further Actions.
12.1.1    Purchased Assets or Assumed Liabilities. If and to the extent that legal title to or beneficial interests in any Purchased Assets or Assumed Liabilities that the Parties intended to be transferred to the Buyer remain vested in the Sellers or their Affiliates after the Effective Time, then the Sellers and Buyer shall, or shall cause their respective Affiliates, to:
12.1.1.1    execute or cause the execution of all such deeds or documents as may be reasonably necessary for the purposes of transferring such Purchased Assets or Assumed Liabilities or the relevant interests in them to the Buyer; and
12.1.1.2    cause to be done all such further acts or things and execute or cause the execution of all such other documents as the Buyer or the Sellers, as applicable, may reasonably request in order to vest legal title in such Purchased Assets or Assumed Liabilities or the relevant interests in them in the Buyer.
12.1.2    Excluded Assets or Retained Liabilities. If and to the extent that legal title to or beneficial interests in any Excluded Assets or Retained Liabilities are vested in the Buyer or its Affiliates after the Effective Time, then the Buyer and Sellers, shall, or shall cause their respective Affiliates, to:

12.1.2.1    execute or cause the execution of all such deeds or documents as may be reasonably necessary for the purposes of transferring such Excluded Assets or Retained Liabilities or the relevant interests in them to the applicable Sellers or their Affiliate; and
12.1.2.2    cause to be done all such further acts or things and execute or cause the execution of all such other documents as the Sellers or the Buyer, as applicable, may reasonably request in order to vest such Excluded Assets or Retained Liabilities or the relevant interests in them in the Sellers.
12.1.3    Post-Closing Receipt of Third Party Payments. If and to the extent that the Sellers or any of their Affiliates, after the Effective Time, receive payments to which the Buyer or any of its Affiliates is entitled pursuant to this Agreement, then the Sellers or their applicable Affiliates shall, within thirty (30) days of receipt of the same, forward such payments to Buyer, and if and to the extent that Buyer or any of its Affiliates, after the Effective Time, receive payments to which the Sellers or any of their Affiliates is entitled pursuant to this Agreement, then Buyer or its applicable Affiliates, within thirty (30) days of receipt of the same, shall forward such payments to, or as directed by, the Sellers.
12.1.4    Third Party Demands for Payments. If and to the extent that any demand is made on Buyer or its Affiliates after the Effective Time to pay any invoice or other obligation contracted or incurred by the Sellers or any of their Affiliates prior to the Effective Time in the operation of the Business, Buyer or its Affiliates shall pay the same to the extent such invoice or obligation constitutes part of the Assumed Liabilities; if and to the extent any such invoice or obligation constitutes part of the Retained Liabilities, Buyer shall promptly notify Sellers and the Sellers shall, or shall cause one of their Affiliates to, pay the same.
Section 12.2    Retention of and Access to Books and Records.
12.2.1    As promptly as practicable after the Effective Time, the Sellers will deliver or cause to be delivered to the Buyer, at the Buyer’s request, the Books and Records that are in the possession or control of the Sellers or their Affiliates other than Books and Records located at the Facilities. The Buyer agrees to hold and maintain the Books and Records that were transferred to Buyer at Closing so that they may be reasonably retrievable and not to destroy or dispose of any portion thereof for a period of five (5) years from the Closing Date or such longer time as may be required by applicable Law, provided, that, if it desires to destroy or dispose of such Books and Records during such period, it will first offer in writing at least ninety (90) days before such destruction or disposition to surrender them to the Sellers, and if the Sellers do not accept such offer within sixty (60) days after receipt of such offer, the Buyer may proceed with the destruction of such Books and Records.
12.2.2    Unless in violation of Law, the Buyer agrees to afford the Sellers and their Affiliates and their respective accountants and counsel, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of the Books and Records at no cost to the Sellers or their Affiliates (other than for reasonable out-of-pocket copying expenses); provided, however, that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under applicable Law. Without limiting the generality of the preceding sentences, the Sellers may keep copies of the Books and Records, and the Buyer agrees to provide the Sellers and their Affiliates reasonable access to and the right to make copies of the Books and Records after the Closing Date, for the purposes of assisting the Sellers and their Affiliates (i) in complying with the Sellers’ obligations under this Agreement (including to comply with any indemnity obligations), (ii) in preparing and delivering any accounting statements provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (iii) in owning or operating the Excluded Assets or Retained Liabilities, (iv) in preparing Tax Returns, (v) in responding to or disputing any Tax audit, Tax appeal, other Tax Proceeding, (vi) in asserting, defending or otherwise dealing with any claim or dispute, known or unknown, under this Agreement or with respect to Excluded Assets or Retained Liabilities or (vii) in asserting, defending or otherwise dealing with any Third Party Claim or dispute by or against the Sellers or their Affiliates relating to the Business or the Purchased Assets.
12.2.3    As promptly as reasonably practicable after receipt of a written request from Buyer, which may be delivered after the Effective Time, and that specifically identifies the items requested and why such items should be included among the Books and Records, the Sellers shall deliver to Buyer all files, documents, instruments, papers, plans, drawings, manuals, books and records in response thereto that are reasonably necessary for the operation of the Purchased Assets and the Business in the manner in which they are currently being operated but that are not “Books and Records” solely because they do not exclusively relate to the Purchased Assets and the Business; provided, however, that Sellers shall first be entitled to redact from all such files, documents, instruments, papers, plans, drawings, manuals, books and records any information which does not exclusively relate to the Purchased Assets and the Business; and provided, further, that Sellers shall have no obligation under this Section to deliver any Sellers’ Standards which are exclusively subject to Section 12.5. Any files, documents, instruments, papers, plans, drawings, manuals, books and records delivered pursuant to this Section 12.2.3 shall be “Books and Records” as defined herein.
Section 12.3    Third Party-Owned IT Systems and IT Equipment. The obligations of the Parties with respect to the transfer or replacement of Third Party-owned IT Systems are set forth in the Technology Agreement and the Transition Services Agreement. Except as provided in the Technology Agreement and the Transition Services Agreement, the Buyer shall be solely responsible for purchasing, licensing, or otherwise procuring for itself any Third Party-owned IT Systems or Third Party-owned IT Equipment as may be needed to permit the Buyer to continue to use such Third Party-owned IT Systems or Third Party-owned IT Equipment in connection with the Purchased Assets after the Transition Period.
Section 12.4    Seller Confidential Data.
12.4.1    Before the end of the Transition Period: (i) the Sellers shall have the right to delete or otherwise remove all of the Sellers’ confidential and proprietary data and information, including employee data and information in accordance with Sellers’ global data privacy policies, and IT Systems (in whatever form) that are not (a) Purchased Assets, (b) otherwise licensed to the Buyer pursuant to this Agreement or the Technology Agreement, or (c) to be made available to the Buyer pursuant to the Transition Services Agreement (collectively, “Seller Confidential Data”) from the computers or storage devices that are Included IT Equipment and to reformat the hard drives or memory disks associated with such computers or storage devices (provided that such reformatting shall not prevent or inhibit Buyer’s access to or use of the Books and Records that are to be delivered to the Buyer), (ii) the Buyer shall cause each of the Sellers’ employees hired by the Buyer or any of its Affiliates to review his/her computer or other storage devices to identify and move all Seller Confidential Data to a specified directory on a Seller-owned server, and (iii) the Buyer shall obtain for the Sellers from each such employee hired by the Buyer or its Affiliate a signed statement in which such employee agrees that he/she (a) shall not use any Seller Confidential Data for any purpose whatsoever, (b) shall immediately return all Seller Confidential Data to the Sellers and (c) thereafter shall immediately delete any Seller Confidential Data subsequently found on any computer, storage device, or elsewhere in the Purchased Assets.
12.4.2    Seller Confidential Data shall not include any data or information that (i) is exclusively related to the Business; (ii) is necessary for the operation of the Business in the Ordinary Course of Business; and (iii) if not otherwise transferred to Buyer under this Agreement would result in a Material Adverse Effect on Buyer’s operation of the Business following the Effective Time.

Section 12.5    Sellers’ Standards.
12.5.1    The Parties acknowledge that prior to Closing the Sellers had access to and used in the conduct of the Business certain Excluded Intellectual Property, including documents defining and describing the Sellers’ standards, processes, procedures, practices and policies related to Sellers’ Operating Management System, Engineering Technical Practices and related documentation with respect to the conduct of the Business (collectively, the “Sellers’ Standards”).
12.5.2    Notwithstanding the fact that Sellers’ Standards are generally Excluded Intellectual Property, Sellers hereby grant Buyer a nonexclusive, paid-up, perpetual and irrevocable right and license to continue to use, and to make copies of (in hardcopy or electronic form), those Sellers’ Standards which the Business has in its possession at Closing; provided, that (i) nothing herein shall be deemed to imply that Buyer has any right or interest in or access to any IT Systems used or created by Sellers or their Affiliates in connection with the Sellers’ Standards and (ii) Buyer will have no right or license to use or make copies of (in hardcopy or electronic form) the Sellers’ Standards to the extent not relating exclusively to the Business.
12.5.3    The Sellers’ Standards, and all portions thereof, shall be used solely for the purpose of operating the Business and shall not be used in connection with operating or conducting any other business.
12.5.4    Sellers make no representations or warranties, express or implied, and expressly disclaim any liability and responsibility for any use, interpretation or application by the Buyer of any Sellers’ Standard at any time (including after the termination of the Agreement), or any advice, recommendations, consultations or opinions, in whatever form, provided to or acquired by the Buyer at any time in connection with the Sellers’ Standards (including from any of Sellers’ employees, agents or contractors).
12.5.5    Sellers’ Standards shall be deemed to be proprietary and confidential information of the Sellers subject to the provisions of this Agreement relating to confidentiality.
12.5.6    After Closing, Sellers will have no obligation to provide any corrections, updates, improvements or amendments to the Sellers’ Standards or otherwise support the Sellers’ Standards in any manner.
Section 12.6    Access to Purchased Assets.
12.6.1    From and after the Effective Time, the Buyer and its Affiliates shall permit upon five (5) days’ prior written notice from Sellers, reasonable access to and entry upon the Purchased Assets by the Sellers and their Affiliates, without charge, as necessary (as determined by the Sellers in their sole but reasonable discretion) to conduct and complete any other matters for which the Sellers shall be responsible under this Agreement, including any corrective or remedial actions relating to any Retained Liabilities. In the event of and as a condition to a subsequent sale, lease or other transfer of the Business and/or other Purchased Assets, the Buyer shall require that the Buyer’s transferee agree (in a form satisfactory to the Sellers) to the access provisions of this Section 12.6. Buyer shall not interfere with Sellers’ right of entry or actions taken pursuant thereto, and shall cooperate with Sellers in obtaining any permits, consents or approvals necessary for Sellers’ actions taken with respect to the Purchased Assets.
12.6.2    In connection with the exercise of rights of their access to and entry upon the Purchased Assets or pursuant to Section 12.6.1, and except as otherwise may be provided in, and without prejudice to, any of the Other Agreements, Sellers bear the risk of injury to any of its employees, advisors or representatives who are provided access to the premises or properties of the Buyer or their Affiliates or the Fuel Retail Third Parties hereunder, and shall indemnify, defend and hold the Buyer, its Affiliates and the Fuel Retail Third Parties, as the case may be, harmless for any and all Losses resulting from Sellers’ acts and omissions while upon the premises or properties of the Buyer, its Affiliates or the Fuel Retail Third Parties provided hereunder.
Section 12.7    Sellers’ Names; Removal of Logos and Signs. Except as provided in this Section 12.7, following the Effective Time, the Buyer will not use or otherwise exploit the BP Marks in the operation of the Business. As promptly as practicable following the Effective Time, but in no event later than one hundred eighty (180) days after the Effective Time, the Buyer will stop using the BP Marks in any form in the operation of the Business, including by removing, permanently obliterating or covering all references to the BP Marks that appear on any Purchased Asset or Assumed Liabilities, including all signage, storage containers, uniforms and clothing, promotional or advertising literature, stationery, purchase order forms, office forms and labels, packaging, manuals, policy books, reference materials and other such documents (including signs displaying the Sellers’ or their Affiliates’ emergency contact telephone numbers or otherwise using or displaying the BP Marks or the phrase “BP” or “British Petroleum” in whole or in part) and Buyer, within such time period, will replace all signs located at the applicable Carson Logistics and Marketing Terminals Owned Real Property or the Carson Logistics and Marketing Terminals Pipeline Systems, including at river crossings, which identify Sellers, terminals or pipelines of Sellers, or any Affiliate of Sellers as the operator of such Carson Logistics and Marketing Terminals Owned Real Property or Carson Logistics and Marketing Terminals Pipeline Systems. As promptly as practical after the Effective Time, the Buyer shall post the Buyer’s emergency contact telephone numbers in place of any of the Sellers’ or their Affiliates’ emergency contact telephone numbers. Without limiting the foregoing restrictions, until such time as the BP Marks are removed or covered by the Buyer, in no event will the Buyer use or display the BP Marks in any way other than in the same manner used by the Business immediately prior to the Effective Time. During any period that the Buyer is using the BP Marks as provided in this Section 12.7, Buyer shall use Reasonable Efforts to inform customers, suppliers and contractors that it is not part of BP and is using the BP Marks with permission solely to facilitate the transition of the Business. Notwithstanding anything to the contrary, the Buyer shall have no right to create any new materials to be used in the operation of the Business containing the BP Marks.
Section 12.8    Post Closing Preparation of Financial Statements. Unless in violation of Law, the Buyer shall cooperate in the preparation of the Sellers’ consolidated financial statements relating to the Business by providing such financial information relating to the Purchased Assets or the Business with respect to the period prior to the Effective Time, in format and based upon accounting principles and practices consistent with those currently used by the Business for purposes of reporting similar information to the Sellers, including financial statements for the fiscal quarter in which Closing occurs and calendar year-to-date, as may be reasonably requested during the period from Closing until thirty (30) days after the end of the fiscal quarter in which the Closing occurs, in connection with the preparation of such consolidated financial statements.  Unless in violation of Law, after the Effective Time, the Buyer upon reasonable request of the Sellers (and at no cost to Sellers), will provide the Sellers with access to those of the Transferred Employees listed on Schedule 12.8 who were previously involved in the preparation of financial statements and will cause such Transferred Employees to cooperate with and assist the Sellers in the preparation of the Sellers’ financial statements.
Section 12.9    Sellers’ Right of Entry for Remedial Work not performed by Buyer. From and after the Effective Time, should Buyer default in any obligation to complete any Remedial Work on the Purchased Assets for any Hazardous Substances, and if, as a consequence, a Governmental Authority or third party shall notify Sellers that Sellers must undertake any Remedial Work for any Hazardous Substances, Sellers shall notify Buyer of same, Buyer shall promptly undertake same, and

Buyer shall immediately notify the relevant Governmental Authority or third party that Buyer shall respond to such notice in the place of Sellers.  However, if Sellers are legally compelled to undertake or pursue Remedial Work for any Hazardous Substances or threatens to impose penalties or other adverse consequences (including damages, litigation, indemnification obligations, attorneys’ fees, etc.) on Sellers, then (A) Sellers shall have the right and authority, but not the obligation, to access and enter upon the Purchased Assets where the Remedial Work is to be performed and to conduct such activities at Buyer’s sole expense and without trespass, and (B) Buyer shall provide to Sellers (or cause third parties to provide to Sellers) a limited license, access agreement or easement agreement allowing Sellers to have access to property owned by third parties where the Remedial Work is to be performed, and Sellers shall have the right but not the obligation, to conduct such activities at Buyer’s sole expense and without trespass.  Sellers’ access to and entry thereon shall not be deemed either an admission of liability for any Hazardous Substances or a waiver of any reimbursement rights.  While on the relevant Real Property Interests where the Remedial Work is to be performed, Sellers shall have the right to install, maintain, operate, store, use and remove equipment, including monitoring wells, recovery wells and other assessment or remediation equipment, to remove, remediate, store and test soils and groundwater therefrom and thereon and to otherwise take all actions required to comply with the Environmental Law.  Sellers shall exercise their right of entry onto the relevant Real Property Interests where the Remedial Work is to be performed in a manner which does not unreasonably interfere with Buyer’s use of the relevant Real Property Interests where the Remedial Work is to be performed and Sellers shall provide Buyer, within thirty (30) days of its written request, copies of all correspondence between Sellers and a Governmental Authority or third party regarding Sellers’ activities on the relevant Real Property Interests where the Remedial Work is to be performed.  In the event of and as a condition to a subsequent sale, lease or other transfer of the Business and/or other Purchased Assets, the Buyer shall require that the Buyer’s transferee agree (in a form satisfactory to the Sellers) to the access provisions of this Section 12.9. Buyer shall not interfere with Sellers’ right of entry or actions taken pursuant thereto, and shall cooperate with Sellers in obtaining any permits, consents or approvals necessary for Sellers’ actions taken with respect to the Property. In connection with the exercise of rights of their access to and entry upon the Purchased Assets or pursuant to this Section 12.9 and except as otherwise may be provided in any of the Other Agreements, Sellers bear the risk of injury to any of its employees, advisors or representatives who are provided access to the Purchased Assets and shall indemnify, defend and hold the Buyer and its Affiliates harmless for any and all Losses resulting from Sellers’ acts and omissions while upon the Purchased Assets.
Section 12.10    Insurance Matters.
12.10.1    The Buyer acknowledges and agrees that, from and after the Closing, (i) the Sellers or their Affiliates may terminate coverage with respect to the Purchased Assets, the Transferred Employees and the Business under any and all insurance policies (including property/casualty and workers’ compensation policies) maintained immediately prior to the Closing by the Sellers or any of their Affiliates (collectively, the “Seller Insurance Policies”), (ii) none of the Purchased Assets, the Transferred Employees and the Business will be covered under the Seller Insurance Policies, and (iii) the Buyer shall become solely responsible for procuring, maintaining and paying for all insurance policies with respect to the Purchased Assets, the Transferred Employees and the Business, which Buyer may in its sole discretion choose to obtain.
12.10.2    The Sellers and their Affiliates shall be entitled to receive and retain any and all amounts paid to insured Persons pursuant to any Seller Insurance Policy in respect of any insurance claim relating to the conduct of the Business prior to the Effective Time as set forth in Section 2.2.13.
Section 12.11    Litigation Cooperation.

12.11.1    In connection with the defense or prosecution of any suit, action or proceeding (including any investigation or similar activity by a Governmental Authority) relating to any Purchased Assets, Assumed Liabilities, Excluded Assets or Retained Liabilities (but subject to the provisions of Section 15.1 and Section 15.3 in the event indemnification is being sought thereunder pursuant to any applicable provision of this Agreement) each Party shall (i) cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of such suit, action or proceeding, (ii) furnish or cause to be furnished such documents, records, information and testimony, grant or cause to be granted access to all reasonably requested witnesses, and attend such conferences, discovery proceedings, hearings, trials or appeals, in each case as may be reasonably requested in connection therewith, and (iii) take all reasonable steps to make available to the other Party, upon written request, its former and current employees, other personnel and agents (whether as witnesses or otherwise) to the extent that such Persons may reasonably be required in connection therewith. The Party requesting assistance shall reimburse the other Party for its reasonable costs and expenses in providing such assistance.
12.11.2    For a period of five (5) years from the Closing Date or such longer time as may be required by applicable Law, neither the Sellers nor the Buyer will (and each of Sellers and the Buyer shall cause its respective Affiliates not to) destroy or dispose of any Legal Hold Documents or any documents, records or information that a Party may have the right to obtain pursuant to this Section 12.11 without first notifying the other Party of the proposed destruction or disposition and giving the other Party the opportunity to take possession of or copy such documents, records or information prior to such destruction or disposition.
Section 12.12    National Multi-Site Contracts. The Sellers are parties to certain contracts and related work releases, purchase commitments or other similar commitments to which the Sellers and their Affiliates are parties, and which pertain to various other refineries, facilities and other assets owned by the Sellers and their Affiliates in addition to the Purchased Assets (each, a “National Multi-Site Contract” and collectively, the “National Multi-Site Contracts”).
12.12.1    Subject to the provisions of Section 12.12.3, Buyer acknowledges and agrees that the Buyer shall not be entitled to become a party thereto after the Effective Time, except and solely to the extent that it is in connection with any work releases, purchase commitments or other similar commitments that are exclusively related to the Business or the Purchased Assets and which are assigned to Buyer hereunder. In connection with the foregoing, Buyer shall be obligated to honor any work releases, purchase commitments or other similar commitments made by the Sellers under any National Multi-Site Contracts prior to the Effective Time, but not yet fully performed or satisfied as of the Effective Time, so long as such commitments were not made in violation of Sellers’ obligations under Section 7.5.
12.12.2    Buyer acknowledges that the terms and conditions of the National Multi-Site Contracts (including rate sheets, price lists, and other commercial terms) are proprietary and confidential information of Sellers subject to the provisions of this Agreement relating to confidentiality, and the Buyer shall destroy any such information it may inadvertently obtain, and shall not use such information for any purpose other than as may be necessary for the Buyer to honor any pending work release or other commitment thereunder in accordance with the foregoing provisions of this Section 12.12, and will use all Reasonable Efforts to segregate such terms and conditions, especially the prices, rate sheets and price lists, from Buyer’s employees or agents who have responsibility to negotiate agreements with the other party to the National Multi-site Contract.
12.12.3    Subject to any and all restrictions or prohibitions on assignment or assumption, Buyer may, at its option, seek to obtain assignment and assumption of any of the National Multi-Site Contracts that it selects in its sole discretion, but only with respect to that portion of such National Multi-

Site Contracts that relates to the Purchased Assets or the Business. In the event that Buyer exercises its option to assume any such portion of a National Multi-Site Contract, Sellers shall use Reasonable Efforts to assist Buyer to either (i) obtain a partial assignment of such National Multi-Site Contract, or (ii) enter into a new Contract with the applicable counterparty; provided that, notwithstanding the foregoing, Buyer acknowledges and agrees that any such partial assignments or new Contracts may not in fact be consummated. The Technology Agreement provides a methodology for apportioning National Multi-Site Contracts that are Third Party Licenses.
Section 12.13    Post-Closing Operations. The Buyer acknowledges that it is an experienced and knowledgeable owner and operator of facilities and assets similar to the Business and will be responsible for and will rely on its own expertise and resources in conducting the Business from and after the Closing.
Section 12.14    Re-organization of Buyer. From and after the Closing Date, if the Buyer merges or consolidates with or into any of its Affiliates or dissolves, liquidates, sells, assigns, transfers or otherwise disposes of any material portion of the assets owned by Buyer, directly or indirectly, to any Affiliate, then such Affiliate shall be deemed to have assumed all of Buyer’s obligations under this Agreement, and shall be jointly and severally liable with Buyer and directly liable to Sellers hereunder with respect to same, from and after the date of such merger, consolidation, sale, assignment, transfer or disposition. The provisions of this Section do not apply to transfers or dispositions of any of the Carson Logistics and Marketing Terminals Assets to or from Tesoro Logistics LP, a Delaware master limited partnership (“TLLP”), its general partner or any of its wholly-owned subsidiaries.
Section 12.15    Environmental Control Bonds.
12.15.1    The environmental facilities listed on Schedule 12.15.1(a) (the “Environmental Facilities”) which are included in the Purchased Assets, were constructed and equipped with the proceeds from the sale of the tax exempt bonds listed on Schedule 12.15.1(b) (collectively, the “Environmental Control Bonds”). Liabilities pursuant to the Environmental Control Bonds shall be retained by the Sellers or their Affiliates, except to the extent such Liabilities result from the Buyer’s failure to comply with its obligations under this Section 12.15. The Buyer acknowledges and agrees that Sellers and their Affiliates reserve the right, in Sellers’ or their relevant Affiliates’ sole discretion, to retire, at any time, any or all of the Environmental Control Bonds. The Buyer hereby covenants and agrees that from and after the Effective Time, for any period that the Buyer continues to operate or have operated on its behalf, the Environmental Facilities until the earlier of (a) redemption, cancellation, or retirement of the applicable Environmental Control Bonds or (b) December 31, 2014, the Buyer shall (i) use the Environmental Facilities in a manner so as to continue the tax-exempt status of the Environmental Control Bonds in accordance with Section 103(b) of the Code and in full compliance with the use requirements set forth in the applicable agreements and tax certifications relating to the Environmental Control Bonds, and (ii) comply with all applicable agreements securing the Environmental Control Bonds relating to the operation, maintenance, insurance, use, removal of Encumbrances, payment of Taxes and keeping of records with respect to the Environmental Facilities; provided, however, the foregoing shall not prevent the Buyer from operating the Purchased Assets, the Business and the Environmental Facilities in substantially the same manner as being conducted by the Sellers and their Affiliates as of the Effective Time. The Buyer agrees to cause the provisions of this Section 12.15 to be binding upon (i) any successors or assigns of the Buyer, (ii) any transferee of all or any portion of the Environmental Facilities, and (iii) any grantee of rights of use and/or operation thereof. If the Buyer is notified at any time prior to January 1, 2018 by Sellers that the Environmental Control Bonds have been selected for audit by the Internal Revenue Service, then the Buyer shall use Reasonable Efforts to provide, at Sellers’ expense, to Sellers such information in the possession of and reasonably available to the Buyer or its Affiliates or other Representatives with respect to the Environmental Facilities in order that Sellers may timely and adequately respond to any questions posed to it by the Internal Revenue Service.
12.15.2    The Buyer acknowledges that certain requirements set forth in the Environmental Control Bond documents must be complied with by the owner or operator of the Environmental Facilities as long as the Environmental Control Bonds are outstanding. In order to assist the Sellers, or any Person directed on the Sellers’ behalf, in the ongoing compliance with such requirements, the Buyer hereby agrees to: (i) provide access to representatives of the Sellers, or any Party directed on the Sellers’ behalf, to the Environmental Facilities, for the purposes of observing the continuing use, operation and condition of the Environmental Facilities; (ii) provide any information about the continuing use, operation, condition and remaining economic life of the Environmental Facilities that the Sellers may reasonably periodically request prior to January 1, 2018; (iii) notify the Sellers at least thirty (30) days in advance of any change in the use, operation or ownership of the Environmental Facilities; and (iv) provide an annual written certification by an authorized officer of the Buyer in a form acceptable to the Sellers certifying the status of the qualified use of the Environmental Facilities.
ARTICLE 13
REPRESENTATIONS AND WARRANTIES
CONCERNING THE TRANSACTION
Section 13.1    Representations and Warranties Concerning the Sellers. Except as set forth in the disclosure schedule delivered to the Buyer, the Sellers represent and warrant to the Buyer as follows:
13.1.1    Organization of the Sellers. Each Seller and the Seller Guarantor is duly organized and validly existing under the applicable Laws of the jurisdiction of its formation. Each Seller and the Seller Guarantor is duly authorized to conduct business and is in good standing under the applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each Seller and the Seller Guarantor has the requisite corporate power and authority necessary, as applicable, to carry on the Business and to own and use the Purchased Assets owned or operated by it.
13.1.2    Authorization of Transaction. Each Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each Seller and the Seller Guarantor has full corporate power and authority to execute and deliver all applicable Transaction Documents and to perform its obligations thereunder. This Agreement constitutes and upon delivery, the Transaction Documents will constitute valid and legally binding obligations of each applicable Seller and the Seller Guarantor enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.
13.1.3    Consents and Approvals; Noncontravention. Except as required by Section 7.3 or set forth in Schedule 13.1.3, neither the execution and delivery of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated hereunder or thereunder, will (i) violate any provision of the Organizational Documents of any Seller or the Seller Guarantor, (ii) violate any applicable Law to which any Seller or the Seller Guarantor is subject or to which any of the Purchased Assets are subject, or (iii) result in a breach of, constitute a Default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which any Seller or the Seller Guarantor is a party or by which it is bound that is included in the Purchased Assets or (iv) require any authorization, consent or approval of any

Governmental Authority or any Third Party under any Contract to which any Seller or the Seller Guarantor is a party or by which it is bound that is included in the Purchased Assets.
13.1.4    Brokers’ Fees. Neither the Sellers nor the Seller Guarantor has any Liabilities to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or any Affiliate of the Buyer will be obligated, other than any commissions that may be payable to NRC Realty & Capital Advisors, LLC in connection with the sale of certain of the Non-BFO Facilities.
Section 13.2    Representations and Warranties Concerning the Buyer. Except as set forth in the disclosure schedule delivered to the Sellers, the Buyer represents and warrants to the Sellers as follows:
13.2.1    Organization of the Buyer. The Buyer is a corporation duly organized and validly existing under the applicable Laws of the jurisdiction of its formation. The Buyer is duly authorized to conduct business and is in good standing under the applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. The Buyer has the requisite corporate power and authority necessary to carry on the business in which it is engaged and to own and use the assets and properties owned and used by it.
13.2.2    Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Buyer has full corporate power and authority to execute and deliver the applicable Transaction Documents and to perform its obligations thereunder. This Agreement constitutes and upon delivery, the applicable Transaction Documents will constitute, the valid and legally binding obligations of the Buyer, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.
13.2.3    Consents and Approvals; Noncontravention. Except as required by Section 7.3 or set forth in Schedule 13.2.3, neither the execution and delivery of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated hereunder or thereunder, will (i) violate any provision of the Organizational Documents of the Buyer, (ii) violate any applicable Law to which the Buyer is subject, or (iii) result in a breach of, constitute a Default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which the Buyer is a party or by which it is bound or (iv) require any authorization, consent or approval of any Governmental Authority or any Third Party under any Contract to which the Buyer is a party or by which it is bound.
13.2.4    Brokers’ Fees. The Buyer does not have any Liabilities or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers or any Affiliate of the Sellers will be obligated.
13.2.5    Financing. The Buyer has sufficient immediately available funds to enable it to make payment of the Purchase Price and adjustments thereto at the Closing and thereafter without encumbrance or delay and without causing the Buyer to become insolvent or to declare insolvency.
13.2.6    Investment Representation. The Buyer is purchasing the Carson Cogen Company Shares and the Watson Cogen Company Interests for its own account with the present intention of holding the Carson Cogen Company Shares and the Watson Cogen Company Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Carson Cogen

Company Shares or the Watson Cogen Company Interests in violation of any applicable federal or state securities Laws. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Carson Cogen Company Shares and the Watson Cogen Company Interests. The Buyer acknowledges that the Carson Cogen Company Shares and the Watson Cogen Company Interests have not been registered under applicable federal and state securities Laws and that the Carson Cogen Company Shares and the Watson Cogen Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any applicable federal or state securities Laws.
13.2.7    Independent Investigation. The Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of assets and businesses similar to the Purchased Assets and Business as contemplated hereunder. The Buyer has undertaken an independent investigation to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.
ARTICLE 14
REPRESENTATIONS AND WARRANTIES
CONCERNING THE PURCHASED ASSETS
Section 14.1    Representations and Warranties Concerning the Purchased Assets. Except as set forth in the disclosure schedule delivered to the Buyer, the Sellers represent and warrant to the Buyer as follows:
14.1.1    Ownership of the Purchased Assets.
14.1.1.1    Except for Permitted Encumbrances, the Dealer Loans and the Real Property Interests, one or more of the Sellers have good and valid title to, or own the rights to possess, use, and obtain the benefits of, all of the Purchased Assets. The Sellers shall, on the Closing Date, have good and valid title to, or own the rights to possess, use, and obtain the benefits of, the Dealer Loans. Such title or rights to the Purchased Assets (including the Dealer Loans, but subject to Schedule 14.1.1.1) will be transferred at the Closing to the Buyer free and clear of all Encumbrances other than Permitted Encumbrances, and Buyer acknowledges and agrees that the conditioning of said transfer by the Permitted Encumbrances shall survive the Closing and any resulting merger into deeds and any other instruments.
14.1.2    Real Property Interests.
14.1.2.1    Subject to Permitted Encumbrances, the Real Property Interests constitute all the material fee and leasehold interests and easements, rights of way and other similar interests in real property used by the Sellers and their Affiliates in connection with the Business. Buyer acknowledges that Sellers make no warranties, either express or implied, as to the completeness or contiguity or ownership or transferability of, or condition of title to, the Real Property Interests or the Carson Logistics and Marketing Terminals Pipeline Systems or the land, leases, easements, rights of way, permits, licenses or other interests, comprising the Real Property Interests or the Carson Logistics and Marketing Terminals Pipeline Systems ROWs, except as follows:
(a)    To Sellers’ Knowledge, except for the Permitted Encumbrances and as otherwise reflected in Schedule 2.1.2.3(b) or delivered or made available (in the electronic data room or otherwise) to the Buyer, there are no material defects in the completeness or contiguity of ownership or rights of transferability of, or condition of title to the Real Property Interests or the land, leases, easements, rights of way, permits, licenses or other interests, comprising the Real Property Interests. Further, to Sellers’ Knowledge and except as reflected in the title reports, in Schedule 2.1.2.3(b) or delivered or made available (in the electronic data room or otherwise) to the Buyer, there are no unrecorded or undisclosed documents or other matters which affect title to the Real Property Interests or the land, leases, easements, rights of way, permits, licenses or other interests, comprising the Real Property Interests, the failure of which to disclose will have a Material Adverse Effect.
(b)    To Sellers’ Knowledge, Schedule 2.1.1.1 sets forth a complete and correct legal description of the real property included in the Refinery Owned Real Property;
(c)    To Sellers’ Knowledge, Schedule 2.1.2.1 sets forth a complete and correct legal description of the real property included in the Carson Logistics and Marketing Terminals Owned Real Property;
(d)    To Sellers’ Knowledge, Schedule 2.1.5.1 sets forth a list of the real property included in the Fuel Retail Owned Real Property, and complete and correct legal descriptions of such properties are set forth in the title reports for such properties in the electronic data room;
(e)    To Sellers’ Knowledge, Schedules 2.1.1.2(a) and 2.1.1.2(b) set forth a complete and correct list of the real property included in the Refinery Leased Real Property;
(f)    To Sellers’ Knowledge, Schedules 2.1.2.2(a) and 3.2.3.3(b) set forth a complete and correct list of the real property included in the Carson Logistics and Marketing Terminals Leased Real Property and Easements;
(g)    To Sellers’ Knowledge, Schedules 2.1.5.2(a) and 2.1.5.2(b) set forth a list of the real property included in the Fuel Retail Leased Real Property, and complete and correct legal descriptions of such properties are set forth in the title reports for such properties in the electronic data room;
(h)    To Sellers’ Knowledge Schedule 2.1.2.3(b) sets forth a complete and correct description of the easements, licenses and rights of way for the benefit of Seller in the use and operation of the Carson Logistics and Marketing Terminals Pipeline Systems; and
(i)    To Sellers’ Knowledge, all the Real Property Interests (excluding the Carson Logistics and Marketing Terminals Pipeline Systems and the Carson Logistics and Marketing Terminals Pipeline Systems ROWs) have access to a public street adjoining such Real Property Interest, and such access is not dependent upon any land or other real property interest that is not included in such Real Property Interest.
14.1.2.2    To Sellers’ Knowledge, there is no condemnation, eminent domain or similar proceeding pending with service of process made on any Sellers or their Affiliates, or to the Sellers’ Knowledge, threatened in writing or pending without service of process made on any Sellers or their Affiliates or the Watson Cogen Company or its Affiliates, affecting all or any material portion of the Real Property Interests.
14.1.2.3    Subject to Article 6 and except as otherwise set forth in Schedule 14.1.2.3 or in the documents identified in Schedule 2.1.2.3(b), to the Knowledge of the Sellers, no Third Parties have any unexercised options, rights of first offer, rights of first refusal or other similar preemptive rights, to purchase, possess, use or own any material portion of, or material interest in, any of the Real Property Interests.
14.1.2.4    To the extent in the possession or control of the Sellers or their Affiliates, the Sellers have, to the Knowledge of Sellers (and except where the failure to do so would not have a Material Adverse Effect), made available to the Buyer or given the Buyer access to true, correct and complete copies of all of the following pertaining to the Owned Real Property: (i) current title reports, (ii) current surveys, (iii) leases, licenses or other rights of occupancy affecting the Owned Real Property, and (iv) Permitted Encumbrances.
14.1.2.5    Subject to Section 7.5, the Carson Logistics and Marketing Terminals Pipeline Systems will be, as of Closing, in substantially the same condition, repair, ordinary wear and tear, casualty and condemnation excepted, as of the date of this Agreement.
14.1.2.6    All of the documents in Sellers’ possession or control which have been delivered or made available to Buyer pursuant to this Agreement concerning the Real Property Interests and the land, leases, easements, rights of way, permits, licenses or other interests, comprising the Real Property Interests and the operation thereof, to the Knowledge of Sellers, are true, correct and complete in all material respects, except to the extent certain personal or proprietary information may have been redacted.
14.1.2.7    To the Knowledge of Sellers, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required for the normal operation of the Real Property Interests are (i) installed, (ii) connected with valid permits, (iii) adequate to service the Real Property Interests in their present use, and (iv) in good working order and repair; provided, however, this shall not be construed as a representation or warranty that such utilities will continue to be available to Buyer after Closing.
14.1.2.8    To the Knowledge of Sellers, Sellers have all licenses, permits (including without limitation, all building permits, use permits and occupancy permits), easements and rights-of-way which are required in order to continue, in all material respects, the present use of the Real Property Interests (other than the Carson Logistics and Marketing Terminals Pipeline Systems and the Carson Logistics and Marketing Terminals Pipeline System ROWs) and to ensure adequate vehicular and pedestrian ingress and egress to the Real Property Interests (other than the Carson Logistics and Marketing Terminals Pipeline Systems and the Carson Logistics and Marketing Terminals Pipeline System ROWs).
14.1.3    Contracts and Commitments.
14.1.3.1    All of the Assigned Contracts are valid and binding agreements of each applicable Seller, and are in full force and effect, except where the failure to be valid, binding and in full force and effect would not have a Material Adverse Effect. Except as set forth in Schedule 14.1.3.1, each Seller has performed all material obligations required to be performed by it to date under those Assigned Contracts that each entail a remaining contractual obligation or liability in excess of four million dollars ($4,000,000) from and after the Effective Time, and is not in Default under any obligation of any such Assigned Contracts, except where such failure to perform or Default would not have a Material Adverse Effect. To the Sellers’ Knowledge, no other party to any such Assigned Contract that entails a remaining contractual obligation or liability in excess of four million dollars ($4,000,000) from and after the Effective Time is in Default thereunder and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of Default thereunder that, in either case, would have a Material Adverse Effect. As of the Effective Time, each Assigned Contract that is between the Sellers (or any Seller) on the one hand, and an Affiliate of Sellers, on the other hand, which will survive the Closing and be transferred to Buyer hereunder (i) has been entered into in the Ordinary Course of Business and pursuant to an arm’s length negotiation or (ii) may be terminated by Buyer upon ninety (90) days or less notice without payment penalty.
14.1.3.2    Schedule 14.1.3.2 contains a true and complete listing of the following Assigned Contracts to which the Watson Cogen Company is a party (the “Watson Cogen Company Contracts”) or to which any Seller is a party (provided, that for purposes of this Section 14.1.3.2 the definition of Assigned Fuel Retail Contracts for purposes of defining the Assigned Contracts shall include only the Jobber Agreements and the Included Fuel Retail Assigned Contracts):
(a)    except for any intercompany indebtedness that will be cancelled or transferred out of the Watson Cogen Company Business or the Business prior to Closing, each Assigned Contract for indebtedness of any Seller for borrowed money in excess of four million dollars ($4,000,000);
(b)    each Assigned Contract involving a remaining commitment by any Sellers or the Watson Cogen Company, as applicable, to pay capital expenditures in excess of four million dollars ($4,000,000) from and after the Effective Time;
(c)    each Assigned Contract for lease of personal property involving remaining payments in excess of four million dollars ($4,000,000) in any calendar year from and after the Effective Time;
(d)    except for Assigned Contracts of the nature described in clauses (a) through (c) above, each Assigned Contract involving remaining aggregate payments in excess of four million dollars ($4,000,000) from and after the Effective Time between the Sellers or any Affiliate of the Sellers (other than the Watson Cogen Company) on the one hand, and the Watson Cogen Company, on the other hand, which will survive the Closing and which cannot be cancelled by the Watson Cogen Company upon sixty (60) days or less notice without payment penalty;
(e)    except for Assigned Contracts of the nature described in clauses (a) through (c) above, each Assigned Contract involving remaining aggregate payments in excess of four million dollars ($4,000,000) from and after the Effective Time between the Sellers or any Affiliate of the Sellers (other than the Watson Cogen Company) on the one hand, and a Seller, on the other hand, which will survive the Closing and which cannot be cancelled by the Sellers upon sixty (60) days or less notice without payment penalty;
(f)    except for Assigned Contracts of the nature described in clauses (a) through (e) above, any Assigned Contract for the purchase of materials, supplies, goods, services, equipment or other assets that provides for remaining aggregate payments by any Seller or the Watson Cogen Company of four million dollars ($4,000,000) or more in any twelve (12) month period from and after the Effective Time; and
(g)    any partnership or joint venture agreement that entails a remaining contractual obligation or liability in excess of four million dollars ($4,000,000).
Notwithstanding anything contained herein to the contrary (i) in the case of any breach of this Section 14.1.3.2 (and any amendment of Schedules pursuant to Section 19.12), arising as a result of a failure to include an Assigned Contract in Schedule 14.1.3.2, the Losses, if any, incurred by the Buyer as a result of such breach or amendment of Schedules shall be determined by taking into account not only the obligations and/or liabilities to be incurred by the Buyer as a result of the assignment of such Assigned Contract but also the goods, services, payments and other benefits (including obligations and liabilities to be incurred or assumed by the counterparty to such Assigned Contract) to be received by the Buyer, (ii) Buyer and Sellers acknowledge and agree that certain of the Assigned Contracts are not listed in any of the Exhibits and Schedules to the Agreement because such Contracts (the “Confidential Contracts” herein) have confidentiality provisions that have not been waived by the applicable counterparty, and (iii) the failure to list such Confidential Contracts on any Exhibit or Schedule shall not result in a breach or default of any provision of this Agreement including Section 14.1.3.2 and the addition of any such Confidential Contracts to any Exhibit or Schedule after the Execution Date pursuant to Section 19.12 shall not give rise to any Losses for the Buyer or require any indemnification of the Buyer under this Agreement so long as such Confidential Contract was entered into in the Ordinary Course of Business or would have otherwise satisfied the requirement of the first sentence of Section 7.5, assuming that such sentence applied to Contracts executed prior to the Execution Date.
14.1.3.3    All of the Watson Cogen Company Contracts are valid and binding agreements of the Watson Cogen Company and are in full force and effect, except where the failure to be valid, binding and in full force and effect would not have a Material Adverse Effect. Except as set forth in Schedule 14.1.3.3, the Watson Cogen Company has performed all material obligations required to be performed by it to date under the Watson Cogen Company Contracts, and is not in Default under any obligation of any such Watson Cogen Company Contracts, except where such failure to perform or Default would not have a Material Adverse Effect. To the Sellers’ Knowledge, no other party to any such Watson Cogen Company Contract is in Default thereunder and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of Default thereunder that, in either case, would have a Material Adverse Effect.
14.1.3.4    Except as set forth in Schedule 14.1.3.4: (i) to the Sellers’ Knowledge, each borrower is current on all payments under its respective Dealer Loan; (ii) on the Closing Date, all of the Dealer Loans are valid and binding agreements of the Seller that is party thereto, and are in full force and effect, except where the failure to be valid, binding and in full force and effect would not have a Material Adverse Effect; (iii) on the Closing Date, the Seller that is party to the Dealer Loans has performed all obligations required to be performed by it to date under the Dealer Loans, and is not in Default under any obligation of any such Dealer Loans, except where such failure to perform or Default would not have a Material Adverse Effect; (iv) to the Sellers’ Knowledge, no other party to any such Dealer Loan is in Default thereunder and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of Default thereunder that would, in either case, have a Material Adverse Effect; and (v) the Sellers have delivered or made available (in the electronic data room or otherwise) to the Buyer or given the Buyer access to complete and correct copies of the Line of Credit and Security Agreement, the Promissory Note, all recorded collateral security interests, and all other material written collateral agreements with respect to each of the Dealer Loans.
14.1.4    Permits.
14.1.4.1    Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as noted below, as of the Execution Date, each of the Sellers possess (or has timely applied for the renewal, the granting of which is pending) of all Permits necessary for their ownership of the Purchased Assets and operation of the Business (taken as a whole) at the locations and in the manner currently operated, all of which, to the extent material to the operation of the Business, are set forth in Schedule 14.1.4.1. A true and correct copy of each material Permit set forth in Schedule 14.1.4.1 has previously been delivered to or made available for inspection by the Buyer or the Buyer has been given access thereto. The Sellers make no representations or warranties in this Section

14.1.4.1 with respect to Environmental Permits, for which the sole representations and warranties of the Sellers are set forth in Section 14.1.7 or permits related to the Real Property Interests.
14.1.4.2    Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as noted below, as of the Execution Date, the Watson Cogen Company possesses (or has timely applied for the renewal, the granting of which is pending) all Permits necessary for the operation of the Watson Cogen Business (taken as a whole) at the location and in the manner presently operated, all of which, to the extent material to the operation of the Watson Cogen Business, are set forth in Schedule 14.1.4.2. A true and correct copy of each such Permit set forth in Schedule 14.1.4.2 has previously been delivered to or made available for inspection by the Buyer or the Buyer has been given access thereto. The Sellers make no representations or warranties in this Section 14.1.4.2 with respect to Environmental Permits, for which the sole representations and warranties of the Sellers are set forth in Section 14.1.7 or permits related to the Real Property Interests.
14.1.5    Compliance with Law. Except as set forth in Schedule 14.1.5 or where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Sellers, each Seller and the Watson Cogen Company, as applicable, is in compliance with all applicable Laws, and is not under investigation with respect to and has not been threatened in writing to be charged with or given written notice of any violation of any, applicable Laws related to the ownership and operation of the Purchased Assets or the Business. The Sellers make no representations or warranties in this Section 14.1.5 with respect to Taxes, Environmental Laws (including Environmental Permits) or applicable Laws regarding employment, employment practices, wage payment, health or safety, for which the sole representations and warranties of the Sellers are set forth in Sections 14.1.6, 14.1.7, and 14.1.9.
14.1.6    Tax Matters. The representations and warranties contained in this 14.1.6 are the sole and exclusive representations and warranties of the Sellers pertaining or relating to matters arising under or with respect to applicable Tax matters. Except as set forth in Schedule 14.1.6:
14.1.6.1    the Watson Cogen Company has timely filed all material Tax Returns required to have been filed by it and the information contained in such Tax Returns are correct and complete in all material respects;
14.1.6.2    the Watson Cogen Company has timely paid all Taxes required to have been paid by it;
14.1.6.3    the Watson Cogen Company has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax other than for examinations currently in process; and
14.1.6.4    except for Permitted Encumbrances, there are no liens for Taxes (other than for current Taxes not yet due or payable) upon any of the Purchased Assets.
14.1.6.5    The Sellers make no representations or warranties in this Section 14.1.6 with respect to Employment Laws.
14.1.7    Environmental Matters. The representations and warranties contained in this Section 14.1.7 are the sole and exclusive representations and warranties of the Sellers pertaining or relating to matters arising under or with respect to applicable Environmental Laws and required Environmental Permits. To the Sellers’ Knowledge, except as disclosed or referenced on Schedule 14.1.7 and except for matters that would not reasonably be expected to have a Material Adverse Effect on the Business (taken as a whole) as currently operated by the Sellers:
14.1.7.1    All Environmental Permits (i) necessary for the operation of the Purchased Assets and the Business as currently operated by the Sellers or (ii) held by Sellers as of the Execution Date and being used by Sellers in connection with on-going Remedial Work at the Previously Sold and Foxglove Sites, have been obtained (or the renewal thereof have been timely applied for, the granting of which is pending) and are in effect and, where applicable, applications for renewal thereof have been timely filed. All Environmental Permits, to the extent material to the operation of the Purchased Assets and the Business or the on-going Remedial Work at the Previously Sold and Foxglove Sites, are set forth in Schedule 14.1.7.1.
14.1.7.2    The Purchased Assets and the operation of the Purchased Assets and the Business as they and it are currently operated by the Sellers are not in material violation of applicable Environmental Laws, as they are currently enforced. Buyer recognizes that environmental contamination exists at and under many of the Purchased Assets and the Previously Sold and Foxglove Sites, and that some portions of the Business and Previously Sold and Foxglove Sites are subject to orders by Governmental Authorities to investigate, limit and/or remediate air, water and/or soil contamination. As of the Execution Date, the Sellers and their Affiliates are in material compliance with such orders with respect to the Purchased Assets, the Business and the Previously Sold and Foxglove Sites.
14.1.8    Litigation. Except as set forth in Schedule 14.1.8, as of the Execution Date there is no action, suit, claim or proceeding pending with service of process made on the Sellers (or their Affiliates) or the Watson Cogen Company or, to the Sellers’ Knowledge, threatened or pending without service of process made on the Sellers (or their Affiliates) or the Watson Cogen Company (or its Affiliates), against the Sellers (or their Affiliates) or the Watson Cogen Company (or its Affiliates) relating to the Purchased Assets, the Business or the Previously Sold and Foxglove Sites at law or in equity which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
14.1.9    Employee Matters. The Sellers are bound by each of the Collective Bargaining Agreements, true and correct copies of which have been provided to Buyers. Except as set forth in the immediately preceding sentence, as of the Execution Date, neither the Sellers or their Affiliates nor the Watson Cogen Company are a party to, nor are they currently negotiating, any collective bargaining or other agreement with any union or other association of employees relating to the Purchased Assets or the Business. As of the Execution Date, to the Sellers’ Knowledge, there are no union organizational campaigns or representation proceedings underway or threatened in writing with respect to the Current Employees. Except as set forth in Schedule 14.1.9, none of the current or past employees of the Sellers or their Affiliates engaged in the Business have a claim pending or, to the Sellers’ Knowledge, threatened in writing against the Sellers or their Affiliates or the Watson Cogen Company arising out of their employment arrangement except for claims in the ordinary course for retirement and welfare benefits. Except as set forth in Schedule 14.1.9, neither the Sellers nor their Affiliates have pending against them related to the Purchased Assets or the Business any material unfair labor practice charges, other administrative charges, claims, grievances, proceedings or lawsuits before any court, governmental agency, regulatory body or arbiter arising under any applicable Law governing employment. Schedule 4.1.5 sets forth claims for or related to workers’ compensation insurance or related coverage (i.e. employers’ liability coverage and Longshore and Harbor Workers’ Compensation Act (USLH) coverage) for former, active or inactive employees of the Sellers and their Affiliates relating to the Business as of the Execution Date. Except as set forth in Schedule 14.1.9, there are no written contracts of employment between Sellers or any of their Affiliates and any of the Business Employees. To Sellers’ Knowledge, Sellers’ internal drug-testing policy is in compliance with applicable Laws and Sellers have complied with such policy for the prior three (3) years.

14.1.10    Compensation and Employee Benefits. Schedule 14.1.10 sets forth a list, as of the date hereof, of each material plan, program, or arrangement relating to compensation or employee benefits for employees of any of the Sellers or their Affiliates currently providing services related to or in connection with the Business (the “Seller Plans”).
14.1.11    Intellectual Property.
14.1.11.1    Except as set forth in Schedule 14.1.11.1, to the Knowledge of the Sellers, the Intellectual Property in the Purchased Assets, the Intellectual Property that is licensed to the Buyer pursuant to the Technology Agreement and the Excluded Intellectual Property used in the Business (excluding the Watson Cogen Business) constitute all of the material Intellectual Property currently used by the Sellers in connection with the operation of the Refinery Assets, Carson Logistics and Marketing Terminals Assets, Wilmington Calciner Assets and the Fuel Retail Assets or the conduct of the Refinery Business, the Carson Logistics and Marketing Terminals Business, the Wilmington Calciner Business and the Fuel Retail Business.
14.1.11.2    Except as disclosed on Schedule 14.1.11.2, there are no written demands, actions or proceedings pending or to the Sellers’ Knowledge threatened in writing, against the Sellers or any of their Affiliates or the Watson Cogen Company alleging that any of (i) the conduct of the Business, (ii) the Purchased Assets or (iii) the Intellectual Property that is licensed to the Buyer pursuant to the Technology Agreement (or the use thereof), infringes, misappropriates or violates any Intellectual Property right of any Third Party. Except as disclosed on Schedule 14.1.11.2, the Sellers do not have Knowledge of any written claim that (i) the ownership and operation of the Purchased Assets, (ii) the conduct of the Business or (iii) the Intellectual Property that is licensed to the Buyer pursuant to the Technology Agreement (or the use thereof), infringes or misappropriates any Intellectual Property of any other Third Party.
14.1.12    Financial Information. Sellers warrant that the financial information has been prepared, in all material respects, in accordance with the basis of preparation set out in Schedule 14.1.12.
14.1.13    Absence of Certain Changes. Except as contemplated by this Agreement or as reflected in Schedule 14.1.13, the Business has not, since December 31, 2011, experienced any occurrence outside of the Ordinary Course of Business which constituted a Material Adverse Effect.
14.1.14    Ownership of Carson Cogen Company and the Watson Cogen Company.
14.1.14.1    Carson Cogen Company. CH-Twenty is the sole owner of the Carson Cogen Company and has good and valid title to, holds of record and owns beneficially all of the shares of the Carson Cogen Company, free and clear of any Encumbrances other than (i) transfer restrictions imposed thereon by applicable securities Laws and (ii) Permitted Encumbrances, which will be released or removed at or prior to Closing. There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity securities, any other commitments or agreements providing for the issuance of additional shares or the repurchase or redemption of shares, and there are no agreements of any kind which may obligate the Carson Cogen Company to issue, purchase, redeem or otherwise acquire any of its shares. There are no voting agreements, proxies or other similar agreements or understandings with respect to the shares of the Carson Cogen Company. All of the shares of the Carson Cogen Company are duly authorized, validly issued and outstanding and fully paid, and were issued free of preemptive rights in compliance with applicable Laws. The Carson Cogen Company owns no material assets and has no Liabilities other than through or in respect of the Watson Cogen Company.

14.1.14.2    Watson Cogen Company. The Carson Cogen Company and Products Cogeneration Company collectively own fifty-one percent (51%) of the Watson Cogen Company and, collectively, have good and valid title to, hold of record and own beneficially fifty-one percent (51%) of the partnership interests of the Watson Cogen Company, free and clear of any Encumbrances other than (i) transfer restrictions imposed thereon by applicable securities Laws and (ii) Permitted Encumbrances, which will be released or removed at or prior to Closing. There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity securities, any other commitments or agreements providing for the issuance of additional partnership interests or the repurchase or redemption of partnership interests, and there are no agreements of any kind which may obligate the Watson Cogen Company to issue, purchase, redeem or otherwise acquire any of its partnership interests. There are no voting agreements, proxies or other similar agreements or understandings with respect to the partnership interests of the Watson Cogen Company. All of the partnership interests of the Watson Cogen Company are duly authorized, validly issued and outstanding and fully paid, and were issued free of preemptive rights in compliance with applicable Laws.
14.1.15    Limitations of Representations and Warranties.
14.1.15.1    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED BY THE SELLERS IN CONNECTION WITH THIS AGREEMENT, IT IS THE EXPLICIT INTENT AND UNDERSTANDING OF EACH PARTY HERETO THAT THE SELLERS ARE NOT MAKING, AND SELLERS EXPRESSLY DISCLAIM, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY MADE BY THE SELLERS IN THIS AGREEMENT AND ANY OTHER DOCUMENT DELIVERED BY THE SELLERS IN CONNECTION WITH THIS AGREEMENT, AND IT IS UNDERSTOOD THAT, EXCEPT TO THE EXTENT EXPRESSLY COVERED BY SUCH A REPRESENTATION OR WARRANTY MADE HEREIN OR THEREIN AND WITHOUT LIMITING SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, THE BUYER TAKES THE PURCHASED ASSETS AND THE BUSINESS “AS IS, WHERE IS” AND “WITH ALL KNOWN AND UNKNOWN FAULTS.” WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE OR ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY MADE BY THE SELLERS IN THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED BY THE SELLERS IN CONNECTION WITH THIS AGREEMENT, EACH SELLER HEREBY (I) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION, USEFULNESS OR ADEQUACY OF THE PURCHASED ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), OR (B) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA (INCLUDING DATA MADE AVAILABLE FOR REVIEW BY BUYER IN A VIRTUAL DATA ROOM), SPECIFICATIONS, PRODUCTS OR RESULTS OF ANY INTELLECTUAL PROPERTY, INCLUDING AS TO (1) TITLE, (2) LOCATION, SIZE, NUMBER AND CURRENT STATUS OF ALL FACILITIES, (3) CAPACITY, (4) COMPLIANCE WITH LAW, (5) COSTS, EXPENSES, REVENUES, RECEIPTS, PRICES, ACCOUNTS RECEIVABLE OR ACCOUNTS PAYABLE, (6) CONTRACTUAL, ECONOMIC AND FINANCIAL INFORMATION AND DATA, (7) CONTINUED FINANCIAL VIABILITY, INCLUDING PRESENT OR FUTURE VALUE OR ANTICIPATED INCOME AND PROFITS, (8) ENVIRONMENTAL AND OTHER PHYSICAL CONDITIONS, (9) FEDERAL, STATE AND LOCAL INCOME TAXES AND TAX CONSEQUENCES, (10) ABSENCE OF PATENT AND LATENT DEFECTS, (11) SAFETY, (12) STATE OF REPAIR,

(13) MERCHANTABILITY, OR (14) THROUGHPUT, DEDICATIONS AND CHARACTERISTICS; AND (II) NEGATES ANY RIGHTS OF THE BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY THE BUYER FOR DAMAGES BECAUSE OF LATENT VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF THE SELLERS AND THE BUYER THAT, SUBJECT TO THE TERMS OF THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED BY THE SELLERS IN CONNECTION WITH THIS AGREEMENT, THE PURCHASED ASSETS ARE TO BE ACCEPTED BY THE BUYER “AS IS, WHERE IS” AND “WITH ALL KNOWN AND UNKNOWN FAULTS” IN THEIR PRESENT CONDITION AND STATE OF REPAIR. BUYER SHALL CONDUCT ITS OWN INDEPENDENT EVALUATION AND ANALYSIS OF THE DATA PROVIDED IN CONNECTION WITH THIS AGREEMENT AND SATISFY ITSELF FULLY AS TO THE QUALITY, ACCURACY, COMPLETENESS AND MATERIALITY OF THE SAME; BUYER IS FULLY AWARE OF THE INHERENT RISKS INVOLVED IN THE EVALUATION OF INFORMATION SIMILAR TO THE DATA PROVIDED IN CONNECTION WITH THIS AGREEMENT AND IN THE ACQUISITION, OWNERSHIP AND OPERATORSHIP OF PROPERTIES SIMILAR TO THE PURCHASED ASSETS; AND BUYER HAS RELIED SOLELY ON ITS OWN INDEPENDENT EVALUATION AND ANALYSIS OF THE SUCH DATA IN ITS DECISION TO ENTER INTO A DEFINITIVE AGREEMENT COVERING THE PURCHASED ASSETS.
14.1.15.2    WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY MADE BY THE SELLERS IN THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED BY THE SELLERS IN CONNECTION WITH THIS AGREEMENT, THE SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ANY ENVIRONMENTAL CONDITIONS, ENVIRONMENTAL LIABILITIES OR OTHER ENVIRONMENTAL MATTERS, INCLUDING WITH RESPECT TO THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES AT, IN, ON OR UNDER, OR DISPOSED OF OR DISCHARGED OR RELEASED FROM, THE PURCHASED ASSETS.
ARTICLE 15SURVIVAL; INDEMNIFICATION
Section 15.1    Survival of Representations, Warranties and Certain Covenants. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing under this Agreement regardless of any investigations, and continue until the date that is twenty-four (24) months after the Closing Date, except that (i) the representations and warranties provided in Section 14.1.6 shall survive until the fifth (5th) anniversary of the Closing Date, and (ii) the representations and warranties provided in Sections 13.1.1, 13.1.2, 13.2.1 and 13.2.2 shall survive until the applicable statute of limitations. The covenants contained in Article 12 or elsewhere in this Agreement to be performed after the Effective Time shall survive the Closing until fully performed. No claim may be asserted hereunder following the applicable expiration of any representation or warranty or covenant; provided that any claim asserted in writing prior to the expiration of the representation or warranty or covenant that is the basis for such claim shall survive until such claim is finally resolved and satisfied, irrespective of the period for the survival of such representation or warranty or covenant provided for herein.
Section 15.2    Indemnification Provisions for Benefit of the Buyer. The Sellers shall defend, indemnify and hold harmless the Buyer, its Affiliates, the Buyer’s and its Affiliates’ successors and each of the respective directors and officers (or Persons in any similar capacity if such Person is not a corporation), employees, consultants and agents of the Buyer, its Affiliates and their respective successors (each, a “Buyer Indemnified Party”) against and agree to hold each

Buyer Indemnified Party harmless from any and all Losses incurred or suffered by such Buyer Indemnified Party to the extent resulting or arising from, or attributable to, any of the following matters:
15.2.1    any breach of any representation or warranty of the Sellers under this Agreement (other than with respect to Section 14.1.6, which is addressed in Article 17) or in any certificate delivered pursuant hereto;
15.2.2    any breach of any covenant of the Sellers under this Agreement, the Technology Agreement or the Transition Services Agreement; or
15.2.3    the Retained Liabilities.
Section 15.3    Indemnification Provisions for Benefit of the Sellers. The Buyer shall defend, indemnify and hold harmless the Sellers, their Affiliates, the Sellers’ and their Affiliates’ successors and each of the respective directors and officers (or Persons in any similar capacity if such Person is not a corporation), employees, consultants and agents of the Sellers, their respective Affiliates and their respective successors (each a “Seller Indemnified Party”) against and agrees to hold each Seller Indemnified Party harmless from any and all Losses incurred or suffered by such Seller Indemnified Party to the extent resulting or arising from, or attributable to, any of the following matters:
15.3.1    any breach of any representation or warranty of the Buyer under this Agreement or in any certificate delivered pursuant hereto;
15.3.2    any breach of any covenant of the Buyer under this Agreement, the Technology Agreement or the Transition Services Agreement; or
15.3.3    the Assumed Liabilities.
Section 15.4    Limitations of Liability. Notwithstanding the foregoing or anything herein provided to the contrary:
15.4.1    no Buyer Indemnified Party seeking indemnification under Section 15.2.1 of this Agreement shall make any claim for indemnification with respect to a matter involving (a) Losses related to the Fuel Retail Assets and/or the Fuel Retail Business that are less than one hundred thousand dollars ($100,000), (b) Losses related to the Carson Logistics and Marketing Terminals Assets and the Carson Logistics and Marketing Terminals Business or the Wilmington Calciner Assets and the Wilmington Calciner Business that are less than two hundred fifty thousand dollars ($250,000), and (c) Losses related to the Refinery Assets and the Refinery Business and the Watson Cogen Company Assets and the Watson Cogen Business that are less than five hundred thousand dollars ($500,000) (individually, each as applicable, the “De Minimis Amount”);
15.4.2    no indemnification shall be payable under Section 15.2.1 of this Agreement to any Buyer Indemnified Party unless and until the total of all Losses (excluding Losses attributable to the De Minimis Amount) for which the Sellers would otherwise have an indemnification obligation under this Agreement exceeds or is equal to twenty-four million dollars ($24,000,000) (the “Threshold Amount”), whereupon the Buyer Indemnified Party may claim indemnification for the amount of such claims, or portion thereof, in excess of such Threshold Amount but in no case shall such claims include De Minimis Amount;

15.4.3    in no event may the Buyer Indemnified Parties recover in the aggregate an amount greater than one hundred fifty million dollars ($150,000,000) in respect of claims asserted or that could be asserted in respect of any Third Party Environmental Claims or pursuant to Section 15.2.1 of this Agreement; and
15.4.4    the Buyer Indemnified Parties may not assert a claim for indemnification hereunder with respect to Losses resulting from or arising out of, or attributable to the change in, any applicable Law, including any Environmental Law, Permit, Environmental Permit or any new or modified cleanup standard or requirement for Remedial Work, on or after the Effective Time.
Section 15.5    Exclusive Remedy.
15.5.1    Effective as of Closing, the Parties acknowledge and agree that, except as provided in any of the Other Agreements and any other agreements entered into among the Parties in connection with the Purchased Assets or the Business, the indemnification provisions in this Article 15, Article 6, Article 7, Article 12, Article 17 and Section 19.12 shall be the exclusive remedies of the Sellers, the Seller Indemnified Parties and their Affiliates, on the one hand, and the Buyer, the Buyer Indemnified Parties and their Affiliates, on the other hand, with respect to the purchase and sale of the Purchased Assets and the Business. From and after the Effective Time except as provided for in this Agreement, the Other Agreements and any other agreements entered into among the Parties in connection with the Purchased Assets or the Business, each Party hereby waives (on its behalf and on behalf of its other Indemnified Parties) to the fullest extent permitted under applicable Laws, any and all rights, claims and causes of action they may have against one another relating to the purchase and sale of the Purchased Assets and the Business arising under any or based on any applicable Law, including such rights, claims and causes of action the Parties may have against one another under breaches of statutory or implied warranties or otherwise, nuisance or other tort actions, and common law rights of contribution. Each Party agrees that the previous sentence shall not limit or otherwise affect any nonmonetary right or remedy which any Party may have under this Agreement or any Other Agreement or otherwise limit or affect any Party’s right to seek equitable relief, including the remedy of specific performance for nonmonetary relief. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement or any documents, certificates, schedules or exhibits delivered or attached to this Agreement shall limit any liability for fraud.
15.5.2    All indemnification obligations and Liabilities of the Buyer with respect to the representations and warranties in Section 14.1.6 and Tax matters shall be governed by Article 17 and not this Article 15.
Section 15.6    Matters Involving Third Parties.
15.6.1    If a Party receives notice of a Third Party Claim that may give rise to a right to claim for indemnification against any other Party under Section 6.7, 6.9, 15.2 or 15.3, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that failure to give timely notice shall not affect the right to indemnification to the extent such failure to give timely notice is not prejudicial to the Indemnifying Party.
15.6.2    The Indemnifying Party, in accordance with the procedures set forth in Section 15.7 will have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages which shall be paid by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party. As provided in Section 15.7, the Indemnifying Party may assume the defense of a Third Party Claim, at the Indemnifying Party’s cost and expense, without also accepting and agreeing to the claim for indemnification described in the related Claim Notice.
15.6.3    Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 15.6.2, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate for the account of the Indemnifying Party.
15.6.4    In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.
15.6.5    The Indemnified Party agrees, at its cost and expense, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim or cross-complaint against any Person (other than a Buyer Indemnified Party, if the Indemnified Party is a Buyer Indemnified Party, or a Seller Indemnified Party, if the Indemnified Party is a Seller Indemnified Party).
15.6.6    The Party that is conducting the defense against the Third Party Claim shall provide the other Party such information possessed by the Party that is conducting such defense as such other Party shall reasonably request with respect to the Third Party Claim and the defense thereof.
Section 15.7    Procedures. The Party seeking indemnification under Article 6, Section 15.2 or Section 15.3 (the “Indemnified Party”) may make claims for indemnification hereunder by giving written notice (a “Claim Notice”) to the Party required to provide indemnification hereunder (the “Indemnifying Party”). Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof to the extent known by the Indemnified Party. Each Indemnifying Party to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnifying Party giving the Claim Response disputes the claim for indemnification described in the Claim Notice and whether it will defend any Third Party Claim specified in such Claim Notice at its own cost and expense. If any Indemnifying Party fails to give a Claim Response within the Response Period, such Indemnifying Party shall be deemed to have disputed the claim for indemnification described in the related Claim Notice and to have elected not to defend any Third Party Claim specified in such Claim Notice. The aforesaid election or deemed election by the Indemnifying Party not to assume the defense of the Indemnified Party with respect to any Third Party Claim specified in such Claim Notice, however, shall, except as contemplated by the following proviso, be subject to the right of the Indemnifying Party to subsequently assume the defense of the Indemnified Party with respect to any such Third Party Claim at any time prior to settlement or final determination thereof; provided, that the Indemnifying Party shall not have the right to so assume the defense of the Indemnified Party with respect to any Third Party Claim which the Indemnifying Party has (or is deemed to have) previously elected not to defend to the extent that the Indemnified Party would be materially prejudiced as a result of such assumption.
Section 15.8    Determination of Amount of Losses. The Losses giving rise to any indemnification obligation hereunder shall be limited to the actual loss incurred by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or recoupment payable to the Indemnified Party as a result of the events giving rise to the claim for indemnification). Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 15.8. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use Reasonable Efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.
Section 15.9    Limitation of Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, THE PARTIES AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY HERETO, AND THE RECOVERY BY ANY PARTY HERETO OR INDEMNITEE OF ANY COVERED LOSSES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY HERETO OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY HERETO OR INDEMNITEE BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY PUNITIVE, OR OTHER SIMILAR DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) SUFFERED OR INCURRED BY ANY PARTY HERETO OR INDEMNITEE.
Section 15.10    Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement shall be treated as Purchase Price adjustments for Tax purposes to the extent permitted under applicable Laws.
ARTICLE 16
CASUALTY OR CONDEMNATION
Section 16.1    Notice. In the event that, prior to the Closing Date, all or any material portion of the Purchased Assets is damaged or destroyed by fire or other casualty for which the associated repair or replacement costs could reasonably be expected to exceed ten million dollars ($10,000,000) (a “Casualty”) or taken by condemnation or eminent domain or by agreement in lieu thereof with any Person or Governmental Authority authorized to exercise such rights (a “Taking”), Sellers shall promptly notify Buyer thereof.
Section 16.2    Repair or Replacement.
16.2.1    In the event of a Casualty or Taking between the Execution Date and the Closing Date affecting the Purchased Assets and Business for which the associated repair or replacement costs as determined by the Sellers in good faith could reasonably be expected to be less than one hundred fifty million dollars ($150,000,000), Sellers shall elect, at their option, to either (i) repair or replace or make adequate provision for the repair or replacement of the affected Purchased Asset at Sellers’ cost prior to the Closing, in which case Buyer’s obligation to effect the Closing shall not be affected, but the Closing Date shall be deferred until three (3) Business Days after repairs or replacement have been completed and the affected Purchased Asset has been restored to performance substantially comparable in all material respects to that prior to the Casualty or Taking, and/or (ii) negotiate with Buyer to reduce the Purchase Price by an amount agreed to by Sellers and Buyer to reflect the cost to repair or replace the affected Purchased Asset as determined by Sellers in good faith (collectively, the “Repair Costs”), in which case, in the event of a Repair Cost Dispute, the Closing Date and the Termination Date shall be deferred as provided in Section 16.5. Notwithstanding the foregoing, Sellers’ election in clause (i) of this Section 16.2.1 shall be unavailable and clause (ii) of this Section 16.2.1 shall apply if the required repairs or replacements could reasonably be expected to result in an extension of the Closing Date for more than ninety (90) days.
16.2.2    If Sellers and Buyer agree on the Repair Costs within fifteen (15) days of Buyer’s receipt of Sellers’ notice of the Casualty or Taking (the “Repair Negotiation Period”), Buyer’s obligation to effect the Closing shall not be affected, but the Purchase Price shall be reduced by the Repair Costs so agreed, together with an additional reduction to the Purchase Price as mutually agreed between the Parties with respect to the reasonably anticipated post-Closing loss of net income of the Business deriving from the operation of the Purchased Assets attributable to the Casualty (the “Casualty Post-Closing Income Adjustment”).
16.2.3    If Sellers and Buyer do not agree on the Repair Costs within the Repair Negotiation Period (a “Repair Cost Dispute”), either Party may request an engineering company that shall be mutually agreed to by Buyer and Sellers to evaluate the affected Purchased Assets and deliver to Buyer and Sellers its written estimate of the Repair Costs (the “Third-Party Estimate”) within thirty (30) days after the appointment of such engineering company.
16.2.3.1    If the Third-Party Estimate is less than one hundred fifty million dollars ($150,000,000), Buyer’s obligation to effect the Closing shall not be affected and the parties may submit the Repair Cost Dispute to binding arbitration pursuant to Section 19.10 for final resolution after the Closing, with a post-Closing adjustment to the Purchase Price equal to the Repair Costs finally-determined pursuant to such arbitration, together with an additional reduction to the Purchase Price to reflect the Casualty Post-Closing Income Adjustment.
16.2.3.2    If the Third-Party Estimate is equal to or greater than one hundred fifty million dollars ($150,000,000), Buyer may elect, by giving Sellers written notice of election within fifteen (15) days of receipt of the Third-Party Estimate, to terminate this Agreement (other than Sections 15.5.1, 15.9, 18.2, 19.1, 19.6, 19.9 and 19.10, which shall continue in effect) without further obligation to Sellers.
16.2.4    If Sellers and Buyer do not agree on the Casualty Post-Closing Income Adjustment within the Repair Negotiation Period, either Party may request a refining industry consultant that shall be mutually agreed to by Buyer and Sellers to evaluate the reasonably anticipated post-Closing loss of net income attributable to the Casualty and deliver to Buyer and Sellers its determination of the amount thereof within thirty (30) days after the appointment of such refining industry consultant. Either party may submit such determination to binding arbitration pursuant to Section 19.10 for final resolution after the Closing, with a post-Closing adjustment to the Purchase Price equal to the Casualty Post-Closing Income Adjustment finally-determined pursuant to such arbitration.
Section 16.3    Condemnation Awards. In the event of any reduction in the Purchase Price in connection with a Taking affecting the Purchased Assets, as provided in Section 16.2.1, Buyer shall be entitled to collect from any condemnor the entire award(s) that may be made in any such proceeding, without deduction, to be paid out as follows: subject to actual receipt of such award(s) by Buyer, (i) Buyer shall pay to Sellers all such amounts, up to the amount of such Purchase Price reduction, and (ii) Buyer shall be entitled to retain the balance (if any) of such award(s).
Section 16.4    Purchase Price Adjustment. Any adjustment of the Purchase Price which is necessary to reflect a final determination of Repair Costs after the Closing shall be made as follows: (i) an adjustment in favor of Buyer shall be paid in cash by Sellers; and (ii) an adjustment in favor of Sellers shall be paid in cash to the extent the Purchase Price had been reduced pursuant to this Article 16.

Any such reduction, refund or payment shall be made within ten (10) Business Days after such final determination.
Section 16.5    Deferral of Closing Date and Termination Date. In the event of a Repair Cost Dispute, the Closing Date and the Termination Date shall be deferred until (i) three (3) Business Days after receipt of the Third-Party Estimate, or (ii) if Sellers elect the option in Section 16.2.1(i), as provided therein.
ARTICLE 17
TAX MATTERS
Section 17.1    Filing of Tax Returns and Allocation of Income, Gain Loss, Credits and Other Tax Items for Carson Cogen Company and Watson Cogen Company.
17.1.1        Buyer and Sellers hereby agree to allocate and report income, gain, loss, credits and other Tax items for US federal income purposes and state income and franchise purposes for Carson Cogen Company and Watson Cogen Company in the manner set forth in this Section 17.1.  Buyer and Sellers agree further to treat other Taxes as set forth in Section 17.3.
17.1.2        Buyer and Sellers hereby acknowledge that, pursuant to Treasury Regulation § 1.1502-76(b), the sale of shares of Carson Cogen Company from Buyer to Sellers will cause the tax year of Carson Cogen Company to end as of the end of the Closing Date.
17.1.3        Sellers shall include income, gain, loss, credits and other Tax items from Carson Cogen Company for the period of time through Closing Date within Sellers’ consolidated or unitary US federal and state income tax returns to the extent applicable.  Buyer shall include income, gain, loss, credits and other Tax items from Carson Cogen Company for the period of time beginning on the date following the Closing Date and ending on the end of Buyer's tax year of its consolidated or unitary US federal and state income tax returns to the extent applicable.  With respect to the allocation of income, gain, loss, credits and other Tax items of Carson Cogen Company in the case of consolidated or unitary US federal and state income or franchise tax returns, Sellers and Buyer agree to elect to ratably allocate nonextraordinary items pursuant to Treasury Regulation § 1.1502-76(b)(2)(ii)(D).  Without limiting the generality of the foregoing, Sellers and Buyer agree to allocate income, gain, loss, credits and other Tax items derived by Carson Cogen Company with respect to its interest in Watson Cogen Company on the basis of a ratable allocation pursuant to Treasury Regulation § 1.706-1(c)(2)(ii).  Sellers and Buyer agree to allocate nonextraordinary items, including nonextraordinary items reported on Schedule K-1 of IRS Form 1065 of Watson Cogen Company for tax year ended December 31 of the calendar year during which the Effective Time occurs, on the basis of the relative number of days that Sellers and Buyer owned Carson Cogen Company during the tax year ended December 31 of the calendar year during which the Effective Time occurs.  The denominator of such allocation ratio shall be based upon the total number of days in the calendar year that includes the Closing Date.  Sellers shall include within the numerator of its allocation ratio the number of days up to and including the Closing Date.  Sellers and Buyer agree exchange information necessary to complete the statement required by Treasury Regulation § 1.1502-76(b)(2)(ii)(D)(1) and the agreement required by Treasury Regulation § 1.1502-76(b)(2)(ii)(D)(2) by May 31 of the calendar year following the calendar year in which the Effective Time occurs.
17.1.4        With respect to the partnership interest in Watson Cogen Company transferred by Products Cogeneration Company to Buyer, except as provided otherwise in this Section 17.1.4, pursuant to Treasury Regulation § 1.706-1(c)(2)(ii) Sellers and Buyer agree to ratably allocate income or loss with respect to the partnership interest on the basis of the relative number of days that Products Cogeneration Company and Buyer held such partnership interest during the tax year ended December 31 of the calendar year during which the Effective Time occurs.  Sellers and Buyer agree to allocate any income, gain, loss, credits and other Tax items of a type that would constitute extraordinary items under Treasury Regulation § 1.1502-76(b)(2)(ii)(C) to Buyer or Sellers, as the case may be, based upon the date or period of time to which such extraordinary items relate.
17.1.5        Buyer and Sellers hereby acknowledge that Products Cogeneration Company currently is the “tax matters partner” of Watson Cogen Company and further acknowledge further that Buyer shall become the “tax matters partner” of Watson Cogen Company effective as of the date immediately following the Closing Date.
17.1.6        Buyer and Sellers acknowledge that Watson Cogen Company is subject to pending California Proposition 8 property tax appeals that relate to property tax for the years 2006, 2007, 2008, 2009, 2010, 2011 and 2012 and further acknowledge that the resolution of the issues pursuant to such property tax appeals could give rise to property tax refunds or to additional tax payments.  Buyer and Sellers agree that any such property tax refunds or tax payments related to any Pre-Closing Date Taxable Period are the sole entitlement or obligation of the Sellers to the extent of Sellers’ ownership percentage in the Watson Cogen Company as of the Closing Date.  To the extent that the resolution of an issue results in a property tax refund or a tax payment, Buyer and Sellers will settle the amount within thirty (30) days of the date of the issuance of the refund check, or within thirty (30) days of the date the tax payment becomes due.
17.1.7    Sellers agree to make a §338(h)(10) election to recognize gain or loss on the sale of Carson Cogen Company’s assets while a member of Sellers’ consolidated group, or to otherwise structure the transaction so that Buyer can achieve a step-up in basis of Carson Cogen Company’s corporate assets and of Watson Cogen Company’s partnership assets.
Section 17.2    Other Taxes.
17.2.1     In the case of any other Taxes not addressed in Section 17.1, including property Taxes imposed based on ownership of the Purchased Assets on January 1st of the year that includes the Closing Date, the portion, if any, of such Taxes that is attributable to the Pre-Closing Date Taxable Period shall be the responsibility of Sellers and shall be calculated as the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days up to and including the Closing Date and the denominator of which is the number of days in the entire period; provided, however, that Sellers shall not be liable for any Taxes that relate to or are attributable to an increased valuation of the relevant Purchased Assets by an applicable Governmental Authority after the Closing Date.  The Party that receives the billing for such property Taxes shall be responsible for the timely payment of such property Taxes and shall notify the other Party of the proration of such property Taxes and the other Party shall pay to the Party that receives such billing its share of such property Taxes at least twenty (20) days prior to the due date for such property Taxes.
17.2.2     Any other Taxes paid by either the Sellers or the Buyer for which payment is required under Section 17.2.1 shall be included in the Accounts Amount calculation necessary to arrive at the Closing Payment Adjustment Amount as described in Article 11 and as described more specifically in Section 11.1.3.  Any other Taxes paid by either the Sellers or the Buyer for which payment is required under Section 17.2.1 shall similarly be included in Schedule 11.1.3 of this Agreement.
17.2.3     The Parties acknowledge that other Taxes amounts for which payment is required under Section 17.2.1 may not be known within the ninety (90) day time period for which the Closing Statement is required pursuant to Section 11.2. Sellers shall reimburse Buyer to the extent that Sellers’ final liability for other Taxes pursuant to Section 17.2.1 exceeds the amount of such other Taxes amount included in the Closing Statement provided by Sellers pursuant to Section 11.2. Buyer shall reimburse Sellers to the extent that Buyer’s payment of other Taxes pursuant to Section 17.2.1 is less than that contained in the Closing Statement provided by Sellers pursuant to Section 11.2. Any payments required under this Section 17.2.3 shall be made from Buyer to Sellers or from Sellers to Buyer, as the case may be, within sixty (60) days of Buyer’s receipt of the final tax bill that corresponds to other Taxes paid by either the Sellers or the Buyer for which payment is required under Section 17.2.1.
Section 17.3    Transfer Taxes. Sellers and Buyer shall each be responsible for fifty percent (50%) of all state, county and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement. Any determination or agreement between the Buyer and the Sellers with respect to the valuation of assets for purposes of Transfer Taxes is limited in scope to Transfer Taxes and shall not constitute an agreement  with respect to valuation of assets for purposes of Section 1060 of the Code.
Section 17.4    Assistance and Cooperation. After the Closing Date, in the case of any audit, examination, or other proceeding with respect to Taxes (the “Tax Proceeding”) for which the Sellers are or may be liable pursuant to this Agreement, the Buyer shall inform the Sellers within ten (10) days of the receipt of any notice of such Tax Proceeding, and shall afford the Sellers, at the Sellers’ expense, the opportunity to control the conduct of such Tax Proceeding. The Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable the Sellers to take all actions desired by the Sellers with respect to such Tax Proceeding to the extent such Tax Proceeding may affect the amount of Taxes for which the Sellers are liable pursuant to this Agreement. The Sellers shall have the right to control any such Tax Proceeding and to initiate any claim for refund, file any amended return, or take any other action that it deems appropriate with respect to such Taxes. To the extent that Sellers are or become subject to a Tax Proceeding with respect to a Pre-Closing Date Taxable Period, whether before or after the Closing Date, Buyer acknowledges that Sellers may desire access to certain Transferred Employees after the Closing Date to obtain information that may be relevant to such Tax Proceeding. Upon reasonable request of the Sellers, Buyer shall provide Sellers access to those of the Transferred Employees (or successors to such Transferred Employees) who possess information that may be relevant to such Tax Proceeding.
Section 17.5    Access to Information. Unless in violation of Law, after the Closing, the Sellers shall grant to the Buyer (or its designees) access at all reasonable times to all of the information, books, and records relating to the Purchased Assets within the possession of the Sellers, and shall afford the Buyer (or its designees) the right (at the Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Buyer (or its designees) to prepare Tax Returns and to conduct negotiations with Taxing Authorities. Unless in violation of Law, after the Closing, the Buyer shall grant to the Sellers (or their designees) access at all reasonable times to all of the information, books and records relating to the Purchased Assets within the possession of the Buyer (including Tax work papers and correspondence with Taxing Authorities), and shall afford the Sellers (or their designees) the right (at the Sellers’ expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Sellers (or their designees) to prepare Tax Returns and to conduct negotiations with Taxing Authorities.
Section 17.6    Tax Indemnity. Notwithstanding any other provisions of this Agreement, Section 15.1, this Section 17.6 and Section 17.7 shall apply to indemnification by the Sellers to the Buyer for, and shall be the sole remedy of the Buyer in respect of, the Losses described in the following sentence. The Sellers agree to indemnify and hold harmless the Buyer from and against any and all Losses that the Buyer may suffer for (i) any breach of the representations and warranties found in Section 14.1.6, and (ii) any Taxes attributable to the Purchased Assets or the Business for a Pre-Closing Taxable Period; provided, however, that the Sellers’ obligation to indemnify the Buyer for any Losses under this Section 17.6 shall be subject to the limitations set forth in Section 15.4, and provided further, however, that in no event shall the Buyer be entitled to recover more than once for the same Losses. No right to indemnity shall exist if the Loss is the result of actions of the Buyer or its Affiliates.
Section 17.7    Tax Indemnity Claims. The provisions of this Section 17.7 shall apply only to the indemnification provided for under Section 17.6. If a claim for Taxes is made against the Buyer and if the Buyer intends to seek indemnity with respect thereto under Section 17.6, the Buyer shall promptly furnish written notice to the Sellers of such claim within sixty (60) days of the claim being made against the Buyer. The Sellers shall have thirty (30) days after receipt of such notice to undertake, conduct, and control (through counsel of its own choosing and at its own expense) the settlement or defense thereof, and the Buyer shall cooperate with it in connection therewith. The Sellers shall permit the Buyer to participate in such settlement or defense through counsel chosen by the Buyer (but the fees and expenses of such counsel shall be paid by the Buyer). So long as the Sellers, at the Sellers’ cost and expense, (i) have undertaken the defense of, and assumed full responsibility for all indemnified Losses with respect to, such claim, (ii) are reasonably contesting such claim in good faith by appropriate proceedings, and (iii) have taken such action (including the posting of a bond, deposit, or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Buyer for payment of such claim, the Buyer shall not pay or settle any such claim. Notwithstanding compliance by the Sellers with the preceding sentence, the Buyer shall have the right to pay or settle any such claim, but in such event it shall waive any right to indemnity by the Sellers for such claim. If within thirty (30) days after the receipt of the Buyer’s notice of a claim of indemnity hereunder, the Sellers do not notify the Buyer that it elects (at the Sellers’ cost and expense) to undertake the defense thereof and assume full responsibility for all indemnified Losses with respect thereto, or, if the Sellers give such notice and thereafter fail to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of the Buyer’s property as contemplated above, the Buyer shall have the right to contest, settle, or compromise such claim and the Buyer shall not thereby waive any right to indemnity for such claim under this Agreement.
Section 17.8    Tax Refunds and Payments. Refunds received or receivable and taxes paid or payable (to the extent not received due to offset against other Taxes) with respect to Taxes for which the Sellers or any of their Affiliates have responsibility hereunder, shall be promptly paid as directed by the Sellers and Buyer, respectively.
Section 17.9    Certification of Non-Foreign Status. On the Closing Date, the Sellers shall deliver to the Buyer a certificate (substantially in the form attached hereto as Exhibit F) signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number, and (iii) providing its address, all pursuant to Section 1445 of the Code (the “Certificate of Non-Foreign Status”).
Section 17.10    Counterparty Taxpayer Identification Numbers.
17.10.1     In connection with the performance of services and/or the provision of accounting systems by a Seller pursuant to the Transition Services Agreement, the Seller and the Buyer acknowledge that the Seller may transfer to Buyer information with respect to the tax identity and/or tax status of counterparties as well as other tax-related information contained in customer lists, contracts, licenses or other legal agreements that the Sellers are transferring to the Buyer (such information collectively referred to herein as “Tax Information”). Without limiting the generality of the preceding sentence, the phrase “Tax Information” includes (i) Taxpayer Identification Numbers as set forth on IRS Form W-9, Request for Taxpayer Identification Number and Certification, (ii) information from one or more forms in the IRS Form W-8 series, (iii) identification numbers as set forth in other tax forms or documents, and (iv) certifications with respect to exemptions from tax withholding.
17.10.2     Buyer acknowledges that any provision by a Seller of Tax Information is for the purpose of facilitating compliance with applicable tax law requirements, including the requirement to perform backup withholding to the extent required by Code § 3406. The Buyer agrees to treat all Tax Information as confidential information pursuant to Code § 3406(f).
17.10.3     In the event the Internal Revenue Service or other Taxing Authority imposes any tax, fine, penalty, expense or other such cost on a Seller on account of the provision of Tax Information to the Buyer or on account of the Buyer’s use of any Tax Information, or in the event that the Sellers incur any other liability on account of the provision of Tax Information to the Buyer or on account of the Buyer’s use of Tax Information, the Buyer shall indemnify, defend, protect and hold harmless and reimburse the Sellers with respect to any such cost or liability and shall make payment to the Sellers within ninety (90) days of the Sellers’ submission of request for such payment.
17.10.4     Each Seller disclaims any and all responsibility for the completeness and accuracy of the Tax Information. Without limiting the generality of the preceding sentence, the Buyer shall not seek any reimbursement or other payment from a Seller in the event the Internal Revenue Service or other Taxing Authority imposes any tax, fine, penalty, expense or other such cost on the Buyer on account of the Buyer’s use of any Tax Information or in the event that the Buyer incurs any other liability on account of the Buyer’s use of any Tax Information.
Section 17.11    Tax Free Exchange. Buyer and Sellers acknowledge that either Party may wish to structure this transaction as a tax deferred exchange of like-kind property within the meaning of Section 1031 of the Code. Each Party agrees to reasonably cooperate with the other Party to effect such an exchange; provided, however, that (i) the cooperating Party shall not be required to acquire or take title to any exchange property, (ii) the cooperating Party shall not be required to incur any expense (excluding attorneys' fees) or liability whatsoever in connection with the exchange, including, without limitation, any obligation for the payment of any title, brokerage or other costs incurred with respect to the exchange, (iii) no substitution of the effectuating Party shall release said Party from any of its obligations, warranties or representations set forth in this Agreement or from liability for any prior or subsequent default under this Agreement by the effectuating Party, its successors or assigns, which obligations shall continue as the obligations of a principal and not of a surety or guarantor, (iv) the effectuating Party shall give the cooperating Party at least five (5) Business Days prior notice of the proposed changes required to effect such exchange and the identity of any Party to be substituted in the Closing, (v) the effectuating Party shall be responsible for preparing all additional agreements and documents (collectively, the “Exchange Documents”) required by the exchange, at its sole cost and expense, and (vi) the effectuating Party shall be responsible for making all determinations as to the legal sufficiency, tax considerations and other considerations relating to the proposed exchange, the Exchange Documents and the transactions contemplated thereby, and the cooperating Party shall in no event be responsible for, or in any way be deemed to warrant or represent, any tax or other consequences of the exchange transaction arising by reason of the cooperating Party's performance of the acts required hereby.
ARTICLE 18
TERMINATION OF AGREEMENT
Section 18.1    Termination of Agreement. The Parties may terminate this Agreement, as provided below:

18.1.1    the Buyer or the Sellers may terminate this Agreement by mutual written consent at any time before the Closing by joint execution of an instrument whereby each Party explicitly agrees to such mutual termination;
18.1.2    the Sellers may terminate this Agreement at any time after the earlier of (i) the date that is twenty (20) days following the date of entry of a court order, other than a temporary restraining order, enjoining (whether preliminarily or permanently) the transactions contemplated by this Agreement as long as the basis of such court order is not solely a violation of Section 7A of the HSR Act, and (ii) the date that is three hundred sixty-five (365) days after the Execution Date if the Closing shall not previously have occurred (in either case, the “Termination Date”), and such termination shall be effective seven (7) days following Sellers’ delivery to Buyer of notice of such termination pursuant to Section 18.1.9 in order to allow the Parties an opportunity to discuss alternatives to Sellers’ termination;
18.1.3    the Buyer or the Sellers may terminate this Agreement pursuant to Section 19.12, and such termination shall be effective upon delivery to the other Party of notice of such termination pursuant to Section 18.1.9;
18.1.4    the Buyer may terminate this Agreement at any time after the date that is twenty (20) days following the date of entry of a court order, other than a temporary restraining order, enjoining (whether preliminarily or permanently) the transactions contemplated by this Agreement as long as the basis of such court order is not solely a violation of Section 7A of the HSR Act, and such termination shall be effective seven (7) days following Buyer’s delivery to Seller of notice of such termination pursuant to Section 18.1.9 in order to allow the Parties an opportunity to discuss alternatives to Buyer’s termination;
18.1.5    the Buyer may terminate this Agreement if there has been a violation or breach by the Sellers of any material covenant, representation or warranty contained in this Agreement that would result in Losses for the Buyer (including a diminution in the projected value of the Purchased Assets and/or the Business) reasonably estimated (as determined by the Parties in good faith) to exceed one hundred fifty million dollars ($150,000,000) and such violation or breach (a) is not cured by the date thirty (30) days after receipt by the Sellers of a written notice specifying particularly such violation or breach, and such violation or breach has not been waived in writing by the Buyer (or if such violation or breach is not capable of being remedied within thirty (30) days, to diligently commence through the exercise of reasonable efforts to correct such violation or breach and complete the correction within sixty (60) days), and (b) would result in the failure of the conditions set forth in Section 9.1 being satisfied (other than conditions that by their nature are to be (and will be) satisfied or waived at Closing);
18.1.6    the Sellers may terminate this Agreement if there has been a violation or breach by the Buyer of any material covenant, representation or warranty contained in this Agreement that would result in Losses for the Seller reasonably estimated (as determined by the Parties in good faith) to exceed one hundred fifty million dollars ($150,000,000) and such violation or breach (a) is not cured by the date thirty (30) days after receipt by the Buyer of a written notice specifying particularly such violation or breach, and such violation or breach has not been waived in writing by the Sellers (or if such violation or breach is not capable of being remedied within thirty (30) days, to diligently commence through the exercise of reasonable efforts to correct such violation or breach and complete the correction within sixty (60) days), and (b) would result in the failure of the conditions set forth in Section 9.2 being satisfied (other than conditions that by their nature are to be (and will be) satisfied or waived at Closing);
18.1.7    the Buyer may terminate this Agreement pursuant to Section 16.2.3.2;

18.1.8    the Buyer or the Sellers may terminate this Agreement at any time following the date that is one hundred eighty (180) days after the date on which the Buyer has proposed to the appropriate Governmental Authority to sell, license, divest or otherwise dispose of the Wilmington Refinery pursuant to Section 7.3.3, if the Governmental Authority has not accepted Buyer’s proposal so as to allow satisfaction of the conditions set forth in Sections 9.1.5 and 9.2.5 before such one hundred eightieth (180th) day, and such termination shall be effective upon delivery to the other Party of notice of such termination pursuant to Section 18.1.9; and
18.1.9    the Party desiring to terminate this Agreement shall give notice of such termination to the other Party in the manner set forth in Section 19.5.
Section 18.2    Effect of Termination.
18.2.1    If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 18.1 hereof, then this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except and to the extent (a) such termination results from the breach by a Party of any of its covenants, representations, warranties or agreements hereunder; or (b) such liability or obligation pertains to any of the provisions identified in Section 18.2.2.
18.2.2    Sections 5.1.3, 7.6, 13.1.4, 13.2.4, Article 15, this Article 18, Article 19, and the provisions of this Agreement relating to confidentiality shall survive termination.
ARTICLE 19
MISCELLANEOUS
Section 19.1    Press Releases and Confidentiality. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld; provided, however, that (i) any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party shall provide notice to the other Party prior to making any such disclosure); and that (ii) neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement until the Sellers have confirmed in writing to the Buyers that the Sellers have received the Deposit. The Buyer shall keep all information obtained from the Sellers and their Affiliates confidential for a period of five (5) years following the earlier to occur of the Closing or the early termination of this Agreement (provided, however, that Buyer shall keep confidential the Sellers’ Standards and other Seller Confidential Data in perpetuity), and the Buyer shall not reveal such information to, or produce copies of any written information for, any Person outside its management group or its professional advisors without the prior written consent of the Sellers, unless the Buyer is compelled to disclose such information by judicial or administrative process or by any other requirements of applicable Law. If the transactions contemplated by this Agreement should fail to close for any reason, the Buyer shall use Reasonable Efforts to return to the Sellers, or destroy and confirm such destruction, as soon as practicable all originals and copies of written or recorded information and confirm destruction of all information in electronic form provided to the Buyer by or on behalf of the Sellers and in no event shall any of such information shall be used by the Buyer, or its Representatives, in the business operations of any Person. The Buyer’s obligation to keep information confidential under this Section 19.1 shall not apply to any information or document which (i) is or becomes available to the public other than as a result of a disclosure by the Buyer or its Affiliates in violation of this Agreement or other obligation of confidentiality under which such information may be held or (ii) was obtained or is or becomes available to the Buyer on a non-confidential basis from a source other than the Sellers or their Representatives.

Except as may be required by applicable Law, the Parties shall seek appropriate protective orders or confidential treatment for this Agreement (including all schedules and exhibits thereto) in connection with any filing with or disclosure to any Governmental Authority. The Parties’ obligations under this Section 19.1 shall survive the Closing. This Section 19.1 shall supersede the Confidentiality Agreement, which is hereby terminated. Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, Representative, or other agent of any Party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other Tax analyses) that are provided to it relating to such Tax treatment and Tax structure; provided, however, that such disclosure may not be made (i) until the earlier of (x) the date of public announcement of discussions relating to the transactions and (y) the date of the execution of this Agreement and (ii) to the extent required to be kept confidential to comply with any applicable Law, including any applicable federal or state securities laws.
Section 19.2    No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, it shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
Section 19.3    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party. Notwithstanding the foregoing and except with respect to assignments to TLLP, either Party may assign, in whole or in part, this Agreement or any of its rights, interests or obligations hereunder to an Affiliate, upon written notice to the other Party; provided that such assigning Party shall remain jointly and severally liable with such Affiliate for such Affiliate’s obligations hereunder. The Buyer may assign, in whole or in part, this Agreement or any of its rights, interests or obligations hereunder to TLLP, upon written notice to Sellers; provided that any such assignment shall be substantially in the form of assignment and assumption agreement attached hereto as Exhibit W and a copy of such agreement shall be promptly delivered to Sellers.
Section 19.4    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or e-mail of a scanned copy shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
Section 19.5    Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two (2) Business Days after it is sent by internationally recognized courier with acknowledgement of receipt by the recipient or by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
If to the Buyer:        Tesoro Refining and Marketing Company
19100 Ridgewood Parkway
San Antonio, TX 78259
Attn: Senior Vice President Corporate Development and Strategy

With a copy to:

Tesoro Refining and Marketing Company
19100 Ridgewood Parkway
San Antonio, TX 78259
Attn: General Counsel

and

Tesoro Refining and Marketing Company
19100 Ridgewood Parkway
San Antonio, TX 78259
Attn: Legal Department

If to the Sellers:        Atlantic Richfield Company
501 Westlake Park Blvd.
Houston, Texas 77079
Attn: Brenda Pennington, US Corporate Secretary
ARCO Material Supply Company
4519 Grandview Road
Blaine, Washington
98230-9640
Attn: Jeff Pitzer
ARCO Midcon LLC
150 W. Warrenville Road
Naperville, Illinois 60563
Attn: Robert Erikson
ARCO Terminal Services Corporation
1300 Pier B Street
Long Beach, California 90813
Attn: Robert Erikson
BP West Coast Products LLC
4519 Grandview Road
Blaine, Washington
98230-9640
Attn: Jeff Pitzer
CH-Twenty, Inc.
501 Westlake Park Boulevard
Houston, Texas 77079
Attn: Brenda Pennington, US Corporate Secretary

Energy Global Investments (USA) Inc.
501 Westlake Park Boulevard
Room 23.106D
Houston, Texas 77079
Attn: Dean Fry
Products Cogeneration Company
501 Westlake Park Boulevard
Westlake 1
Houston, Texas 77079
Attn: Bert Molina

With a copy to:	BP Products North America Inc.
501 Westlake Park Boulevard
Houston, Texas 77079
Attn: General Counsel

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
Section 19.6    Governing Law; Jurisdiction; Waiver. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to the conflicts of law rules of such state. Subject to and except as provided in Section 19.10, the Parties agree that all actions or proceedings related to this Agreement shall be litigated in the United States District Court for the Southern District of Texas or any Texas State court sitting in Houston, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from the transaction of business in the State of Texas, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 19.5 shall be deemed effective service of process on such Party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 19.7    Entire Agreement and Amendments. This Agreement and the Transaction Documents constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing, the writing specifically states that it is an amendment to this Agreement, and signed by the Buyer and the Sellers.
Section 19.8    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
Section 19.9    Transaction Expenses. The Buyer and the Sellers will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby or thereby, except as expressly provided otherwise herein or therein.
Section 19.10    Arbitration.
19.10.1    Except with respect to the resolution of disputes regarding the Closing Statement or any Closing Payment Adjustment Amount, which is exclusively addressed in Section 11.3, it is agreed among the Parties, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that if the Parties hereto or the respective successors, assigns, heirs or legal representatives of any of the foregoing are unable to amicably resolve any dispute or difference solely between themselves or their Affiliates arising under or out of, in relation to or in any way connected with this Agreement but not any of the Other Agreements (whether contractual, tortious, equitable, statutory or otherwise), the Parties shall first to try in good faith to settle such dispute by mediation administered by JAMS. If the Parties are unable to resolve such dispute through such mediation, it shall be finally and exclusively referred to and settled by arbitration under the Comprehensive Arbitration Rules and Procedures of JAMS; provided, however, that the foregoing shall not prevent any Party from seeking any court order in aid of arbitration or as otherwise provided in Section 19.11. In the event of any conflict between the Comprehensive Arbitration Rules and Procedures of JAMS and the provisions of this Section 19.10.1, the provisions of this Section 19.10.1 shall govern and control.
19.10.2    The arbitration shall be heard and determined by three (3) neutral arbitrators who shall be qualified by at least fifteen (15) years’ experience in handling disputes of a comparable nature and related degree of complexity. The Party initiating the arbitration shall appoint one of the arbitrators contemporaneously with the filing of the notice of arbitration and the other Party shall appoint the second arbitrator within thirty (30) days thereof. The two Party-appointed arbitrators shall in turn appoint the third arbitrator, who shall preside over and chair the tribunal within thirty (30) days following the appointment of the second of the Party-appointed arbitrators. If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one Party fails or refuses to appoint its Party-appointed arbitrator within the prescribed period, the appointing authority for the presiding arbitrator and/or such Party-appointed arbitrator shall be JAMS, which, in each case, shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim or bear any relationship to either Party. If an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator. For purposes of appointing arbitrators hereunder the Sellers shall be deemed to be one Party.

19.10.3    Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:
19.10.3.1    the arbitration proceedings shall be held in Houston, Texas;
19.10.3.2    the arbitrators shall be and remain at all times wholly independent and impartial;
19.10.3.3    the arbitration proceedings shall be conducted under the Comprehensive Arbitration Rules and Procedures of JAMS, as amended from time to time;
19.10.3.4    any procedural issues not determined under the arbitration rules selected pursuant to Section 19.10.3.3 shall be determined by the arbitration act and any other Laws of the State of Texas, without regard to the conflicts of law rules of such state;
19.10.3.5    the arbitrators shall be bound by the terms of this Agreement, including applicable limitations on liability set forth herein, in resolving any dispute arising hereunder;
19.10.3.6    all decisions and awards by the arbitration tribunal shall be made by majority vote, shall be reduced to writing, shall be final and binding without the right of appeal, and shall be the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrators; any damage awards by the arbitrators shall be promptly paid free of any deduction or offset; and any costs or fees incident to enforcing the award shall to the maximum extent permitted by law be charged against the Party resisting such enforcement;
19.10.3.7    consequential, indirect, special, exemplary, punitive or other similar damages shall not be allowed, except those payable to Third Parties for which any Liabilities are allocated among the parties by the arbitration award;
19.10.3.8    the fees of the arbitrators shall be borne equally by the Parties. All other fees, costs and expenses of the arbitration proceedings (including reasonable attorneys’ fees and costs of the other Party, including costs and fees of expert witnesses) shall be borne by the Party that does not prevail in the dispute as determined by the arbitrators;
19.10.3.9    judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be; and
19.10.3.10    the arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear; an award shall not be made solely on the default of a Party, but the arbitrator(s) shall require the Party that is present to submit such evidence as the arbitrators may determine is reasonably required to make an award.
Section 19.11    Availability of Injunctive Relief. Each of the Parties hereto recognizes that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. In order to prevent such irreparable injury, the arbitrators selected pursuant to Section 19.10.2 shall have the power to grant temporary or permanent injunctive or other equitable relief. Notwithstanding Section 19.10, prior to the appointment of the arbitrators, a Party hereto may, subject to Section 19.6, seek temporary injunctive relief from any court of competent jurisdiction; provided, however, that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration in compliance with the Section 19.10.

Such court ordered relief shall not continue more than ten (10) days after the appointment of the arbitrators (or in any event for longer than sixty (60) days).
Section 19.12    Amendment of Schedules. Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the right, until the Closing, and upon notice to the other Party, to supplement or amend the schedules applicable to that Party with respect to any matter hereafter arising or discovered which, if existing or known at the Execution Date, would have been required to be set forth or described in the schedules. For the purposes of determining whether the conditions set forth in Article 9 have been fulfilled, the schedules shall be deemed to include the information contained in the supplemental or amended schedule, provided, however, that if Closing shall occur, then a Party shall be entitled to make a claim for indemnification pursuant to Article 15 for Losses resulting from such supplemented or amended schedule (provided, however, that excluded therefrom for purposes of determining such Losses shall be any Contracts that have been entered into in accordance with Section 7.5 and any Contracts entered into on or prior to the Execution Date that were entered into in the Ordinary Course of Business and are not described in any one or more of subclauses (b) through (g) of Section 14.1.3.2) and in the event such Losses are reasonably estimated (as determined by the Parties in good faith) to exceed one hundred fifty million dollars ($150,000,000) then either Party shall have the right to terminate this Agreement. A matter set forth in one section of the applicable schedule need not be set forth in any other section of the applicable schedule so long as its relevance to such other section of the applicable schedule or to a section of this Agreement is reasonably apparent on the face of the information disclosed therein. Further, if the Buyer obtains knowledge of any matter hereunder prior to the Closing and the Closing shall occur, any waiver or non-waiver of any related claim will be handled in the same manner as such matters are handled with respect to any supplement or amendment to the schedules.
Section 19.13    Bulk Sales. THE BUYER AND THE SELLERS EACH HEREBY WAIVE COMPLIANCE BY SELLERS WITH THE PROVISIONS OF THE “BULK SALES,” “BULK TRANSFER” OR SIMILAR LAWS OF ANY STATE.
Section 19.14    Acknowledgement of Parties; Conspicuousness. EACH OF THE PARTIES HERETO SPECIFICALLY ACKNOWLEDGES AND AGREES (A) THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF, AND (B) THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT.  EACH PARTY HERETO FURTHER AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS OR THAT SUCH PROVISIONS ARE NOT “CONSPICUOUS”.  The Parties expressly hereby acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” or in “ALL CAPS” satisfy the requirement of the “express negligence rule” and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.
[The remainder of this page intentionally left blank.
Signature page immediately to follow.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLERS:

BP WEST COAST PRODUCTS LLC, a
Delaware limited liability company

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

ATLANTIC RICHFIELD COMPANY, a
Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

ARCO MIDCON LLC, a Delaware limited
liability company

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

ARCO TERMINAL SERVICES
CORPORATION, a Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

Signature Page to
Purchase and Sale Agreement
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ARCO MATERIAL SUPPLY COMPANY, a
Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

CH-TWENTY, INC., a Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

PRODUCTS COGENERATION COMPANY, a
Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

ENERGY GLOBAL INVESTMENTS (USA)
INC., a Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

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Purchase and Sale Agreement
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BUYER:

TESORO REFINING AND MARKETING
COMPANY, a Delaware corporation

By:	/s/ GREGORY J. GOFF
Name:	Gregory J. Goff
Title:	Chairman of the Board of Directors and President

Signature Page to
Purchase and Sale Agreement
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SCHEDULES
TO
PURCHASE AND SALE AGREEMENT
by and among
BP WEST COAST PRODUCTS LLC,

ATLANTIC RICHFIELD COMPANY,

ARCO MIDCON LLC,

ARCO TERMINAL SERVICES CORPORATION,

ARCO MATERIAL SUPPLY COMPANY,

CH-TWENTY, INC.,

PRODUCTS COGENERATION COMPANY,

and

ENERGY GLOBAL INVESTMENTS (USA) INC.,

collectively, the Sellers, and

TESORO REFINING AND MARKETING COMPANY

as the Buyer

INTRODUCTION
Matters reflected in the following Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Disclosure of a matter on the Schedules is not an admission by Sellers as to the materiality thereof. The following Schedules are qualified in their entirety by reference to the specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting representations or warranties of Sellers, except as and to the extent provided in this Agreement. The inclusion of any information in the Schedules shall not be construed as an admission that such information is material to the Sellers. Headings have been inserted on the sections of the Schedules for convenience of reference only, shall not constitute a part of these Schedules or this Agreement, and shall to no extent have the effect of amending or changing the express description of the Sections as set forth in this Agreement.

SCHEDULE 1.1
Definitions and Interpretations
Section 1.1    Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the following meanings:
“Accounts Amount” means an amount equal to the amount calculated as of the Effective Time and in a manner consistent with the methodology and example set forth in Schedule 11.1.3.
“Act” has the meaning set forth in Section 7.13.
“Additional Deposit” has the meaning set forth in Section 5.1.2.
“Affiliate” means, with respect to any specified Person, any other person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that the Watson Cogen Company shall not be deemed an Affiliate of the Sellers. An employee of the Sellers or the Buyer shall not be deemed an Affiliate of the Sellers or the Buyer, respectively.
“Agreement” has the meaning set forth in the preamble set forth hereinabove.
“Alaskan North Slope Crude Supply Agreement” means the Alaskan North Slope Crude Supply Agreement to be entered into between Sellers and the Buyer on the Closing Date, substantially in the form of Exhibit G attached hereto and pursuant to which Sellers will supply, and the Buyer will purchase from Sellers, Alaskan North Slope crude oil.
“ampm Marks” means any name incorporating “ampm” or any derivation thereof that would reasonably be expected to be confused therewith, or any other ampm trademarks, service marks, trade dress, trade names, corporate names and domain names and other similar indicia of origin, and all goodwill associated therewith, and registrations of and applications to register the foregoing, together with all other legal rights that arise in any of the foregoing under applicable Law.
“ARCO” has the meaning set forth in the preamble to this Agreement.
“ARCO License Agreement” means the license agreement to be entered into between Sellers and the Buyer on the Closing Date, substantially in the form of Exhibit H attached hereto and pursuant to which the Buyer will grant Sellers and their Affiliates a license for the use of the ARCO Marks in an exclusive territory more particularly identified therein but generally consisting of California (other than Southern California), Washington and Oregon.
“ARCO Marks” means any name incorporating “ARCO” or any derivation thereof that would reasonably be expected to be confused therewith, or any other ARCO trademarks, service marks, trade dress, trade names, corporate names and domain names and other similar indicia of origin, and all goodwill associated therewith, and registrations of and applications to register the foregoing, together with all other legal rights that arise in any of the foregoing under applicable Law; provided, that “ampmarco.com”, “ampmarcofranchise.com”, “ampmarcofranchising.com”, “ampmbp.com”, “arcoampm.com”, “arcoampmfranchise.com”, “arcoampmfranchising.com”, “arcoecdiesel.com”,

Schedule 1.1 – Page1

“ecdiesel.com”, and “arcoultimate.com” shall not be considered as or deemed to constitute an ARCO Mark.
“ARCO Material Supply” has the meaning set forth in the preamble to this Agreement.
“ARCO Midcon” has the meaning set forth in the preamble to this Agreement.
“ARCO Terminal” has the meaning set forth in the preamble to this Agreement.
“ARCO-Watson” has the meaning set forth in Section 4.1.12.
“Asbestos Claim” means any Third Party Claim pertaining to the use, presence and/or Release of asbestos in any way related to or associated with the Purchased Assets, the Business and/or the Previously Sold and Foxglove Sites prior to the Closing Date and, for purposes of this defined term, asbestos shall include any or all of the minerals and materials identified as “asbestos” or as containing asbestos regardless of chemical composition, commercial availability and/or degree of potency as a health hazard.
“Assigned Carson Logistics and Marketing Terminals Contracts” has the meaning set forth in Section 2.1.2.5.
“Assigned Contracts” means, collectively, the Assigned Refinery Contracts, the Assigned Carson Logistics and Marketing Terminals Contracts, the Assigned Wilmington Calciner Contracts and the Assigned Fuel Retail Contracts.
“Assigned Fuel Retail Contracts” has the meaning set forth in Section 2.1.5.4.
“Assigned Refinery Contracts” has the meaning set forth in Section 2.1.1.4.
“Assigned Wilmington Calciner Contracts” has the meaning set forth in Section 2.1.3.3.
“Assignment of Easements” has the meaning set forth in Section 10.2.2.5.
“Assignment of Leased Property” has the meaning set forth in Section 10.2.2.4.
“Assumed Environmental Liabilities” has the meaning set forth in Schedule 1.1(A).
“Assumed Liabilities” has the meaning set forth in Section 3.1.
“Barn Lease” has the meaning set forth in Section 7.2.1.
“Basrah Crude Supply Agreement” means the Basrah Crude Supply Agreement to be entered into between Sellers and the Buyer on the Closing Date, substantially in the form of Exhibit I attached hereto and pursuant to which Sellers will supply, and the Buyer will purchase from Sellers, Basrah crude oil.
“BFO” has the meaning set forth in Section 6.1.
“BFO Accepted Site” has the meaning set forth in Section 6.3.
“BFO Fuel Retail Sites” means, collectively, those sites that comprise part of the Fuel Retail Business in Southern California where there are contractual arrangements with Persons who operate retail

Schedule 1.1 – Page2

fuel service stations located on Fuel Retail Owned Real Property and who are subject to receiving a bona fide offer or right of first refusal under California Business and Professions Code Section 20999.25(a). The BFO Fuel Retail Sites are identified in Schedule 1.1(N). “BFO Retail Site” means each of the BFO Retail Sites.
“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 10.2.2.7.
“Books and Records” means all files, documents, instruments, papers, plans, drawings, manuals, books and records (including electronically stored information, to the extent reasonably practicable and as may otherwise be provided in the Technology Agreement) owned and used by or for the Sellers and relating exclusively to the Purchased Assets and the Business, excluding in each case any such items (i) included in or relating to the Excluded Assets or Retained Liabilities, (ii) to the extent comprising personnel medical and other records relating to employees which are prohibited by applicable Laws or by Sellers’ or their Affiliates’ internal policies from being transferred to the Buyer without consent of the relevant employee, (iii) with respect to all corporate, financial, Tax and legal files, documents, instruments, papers, plans, drawings, manuals, books and records relating to the Sellers and their Affiliates other than the Watson Cogen Company and CH-Twenty, (iv) with respect to any and all accounting and Tax (other than property Tax) files, documents, instruments, papers, plans, drawings, manuals, books and records related to the ownership of the Purchased Assets or conduct of the Business prior to the Closing Date, (v) to the extent disclosure or transfer is prohibited or subject to payment of fee or consideration by any license or other agreement with a Person other than Affiliates of Sellers, or by applicable Law, and for which no consent to transfer has been received, until such time as consent has been obtained (at which time such item shall be deemed to be part of the Books and Records) (vi) work product and attorney-client communications with any of Sellers or their Affiliates’ legal counsel (other than Contracts), (vii) prepared in connection with or relating in any way to the transactions contemplated by this Agreement, including bids received from other parties and analyses relating in any way to the Purchased Assets or Business, (viii) whose delivery or transfer would violate any confidentiality agreements or adversely impact or cause a waiver of any attorney client privilege available to Sellers or their Affiliates, (ix) relating to the Sellers’ or their Affiliate’s inter-company or intra-company feedstock and product pricing information, internal transfer prices, hedging activity records and Hydrocarbon Inventory valuation procedures and records, (x) to the extent that the disclosure of the particular terms of a Contract, in the reasonable judgment of the Sellers, would violate any antitrust or similar Law, (xi) containing financial or other data or information that cannot, with Reasonable Efforts, be identified by Sellers, (xii) containing financial or other data or information that is co-mingled or otherwise integrated with the data or information of Sellers and their Affiliates and cannot be segregated with Reasonable Efforts by Sellers or their Affiliates, and (xiii) that (a) are archived at locations controlled or managed by Third Parties and (b) are not clearly, solely, and exclusively related to the Purchased Assets or the Business and cannot be readily identified as such through the exercise of Reasonable Efforts.
“BP Capital Accumulation Plan” has the meaning set forth in the definition of Carson Union ARCO Heritage Employee.
“BP Marks” means any name incorporating “BP”, “British Petroleum” or any derivation thereof that would reasonably be expected to be confused therewith, or any other BP trademarks, or any other trademarks, service marks, trade dress, trade names, corporate names and domain names and other similar indicia of origin, and all goodwill associated therewith, and registrations of and applications to register the foregoing, together with all other legal rights that arise in any of the foregoing under applicable Law.
“BP Pipelines” means BP Pipelines (North America) Inc., a corporation organized under the laws of Maine.

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“BPCNAI” means BP Corporation North America Inc., a corporation organized and existing under the laws of the State of Indiana.
“BPPNAI” means BP Products North America Inc., a corporation organized and existing under the laws of the State of Maryland.
“BPWCP” has the meaning set forth in the preamble to this Agreement.
“Business” means, collectively, the Refinery Business, the Carson Logistics and Marketing Terminals Business, the Wilmington Calciner Business, the Watson Cogen Business and the Fuel Retail Business.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by law to close.
“Business Employees” has the meaning provided such term in Section 8.1.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Indemnified Party” has the meaning set forth in Section 15.2.
“Buyer’s Closing Certificate” has the meaning set forth in Section 9.2.3.
“Carson Cogen Company” means Carson Cogeneration Company, a corporation organized under the laws of Delaware.
“Carson Cogen Company Shares” means all of the shares of the Carson Cogen Company.
“Carson Logistics and Marketing Terminals Assets” means all of the items described and identified in Section 2.1.2.
“Carson Logistics and Marketing Terminals Business” means the business conducted by the Sellers immediately prior to the Effective Time that relates exclusively to the ownership, operation or use of the Carson Logistics and Marketing Terminals Facilities and the Carson Logistics and Marketing Terminals Assets.
“Carson Logistics and Marketing Terminals Equipment” has the meaning set forth in Section 2.1.2.4.
“Carson Logistics and Marketing Terminals Facilities” means the Carson Logistics and Marketing Terminals Equipment and buildings, fixtures and improvements, and other personal property located on the Carson Logistics and Marketing Terminals Real Property Interests and the appurtenances thereto, but excluding (i) power lines, pipelines, telephone lines and other improvements and fixtures owned by public utilities furnishing utilities to the Carson Logistics and Marketing Terminals Real Property Interests and (ii) other improvements and fixtures, rail lines, transmission lines and pipelines owned by Third Parties and located therein, including existing easements for such purpose which encumber the Carson Logistics and Marketing Terminals Real Property Interests.
“Carson Logistics and Marketing Terminals Leased Real Property and Easements” has the meaning set forth in Section 2.1.2.2.

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“Carson Logistics and Marketing Terminals Owned Real Property” has the meaning set forth in Section 2.1.2.1.
“Carson Logistics and Marketing Terminals Pipeline Systems” has the meaning set forth in Section 2.1.2.3.
“Carson Logistics and Marketing Terminals Pipeline Systems ROWs” has the meaning set forth in Section 2.1.2.3.
“Carson Logistics and Marketing Terminals Real Property Interests” means, collectively, the Carson Logistics and Marketing Terminals Owned Real Property, the Carson Logistics and Marketing Terminals Leased Real Property and Easements and the Carson Logistics and Marketing Terminals Pipeline Systems ROWs.
“Casualty” has the meaning set forth in Section 16.1.
“Casualty Post-Closing Income Adjustment” has the meaning set forth in Section 16.2.2.
“Certificate of Non-Foreign Status” has the meaning set forth in Section 17.9.
“CH-Twenty” has the meaning set forth in the preamble to this Agreement.
“Claim” has the meaning set forth in Section 6.7.
“Claim Notice” has the meaning set forth in Section 15.7.
“Claim Response” has the meaning set forth in Section 15.7.
“Closing” has the meaning set forth in Section 10.1.
“Closing Date” has the meaning set forth in Section 10.1.
“Closing Hydrocarbon Inventory Value” has the meaning set forth in Section 11.1.1.
“Closing Non-Hydrocarbon Inventory Value” has the meaning set forth in Section 11.1.2.
“Closing Payment” has the meaning set forth in Section 5.4.
“Closing Payment Adjustment Amount” has the meaning set forth in Section 11.2.
“Closing Statement” has the meaning set forth in Section 11.2.
“Closing Statement BFO Reduction Amount” has the meaning set forth in Section 6.3.1.
“Closing Watson Cogen Company Distribution” has the meaning set forth in Section 11.1.4.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.
“CODO Agreements” means, collectively, those certain dealer, operating, supply, lease and other agreements involving the Sellers that relate to the fuels supply for and operation and leasing of retail fuel service stations which employ the ARCO Marks and that are operated by an authorized dealer and are located on either Fuel Retail Owned Real Property or Fuel Retail Leased Real Property, pursuant to

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which the Sellers hold title to the real property improvements and enjoy certain other trade name and branding rights, as such agreements relate to each of the retail fuel service stations identified in Schedule 1.1(B).
“COFO Agreements” means, collectively, those certain franchise, operating, supply, lease, and other agreements involving the Sellers that relate to the fuels supply for and franchising, operation and leasing of retail fuel service stations and/or mini-markets which employ either, or both, of the ampm Marks and the ARCO Marks and are operated by an authorized franchisee and are located on either Fuel Retail Owned Real Property or Fuel Retail Leased Real Property, pursuant to which the Sellers hold title to the real property improvements and enjoy certain other trade name and branding rights, as such agreements relate to each of the retail fuel service stations and/or mini-markets identified in Schedule 1.1(C).
“Coke Marketing and Offtake Agreement” means that certain Coke Marketing and Offtake Agreement to be entered into between BPWCP and the Buyer on the Closing Date, substantially in the form of Exhibit N, attached hereto and pursuant to which BPWCP will purchase calcined coke and will provide certain marketing services to Buyer in connection therewith.
“Collective Bargaining Agreements” means, collectively: (a) the collective bargaining agreement entered into on February 1, 2012 between BPWCP and United Steel, Paper and Forestry, Rubber, Manufacturing, Allied Industrial and Service Workers International Union, AFL-CIO, CLC; (b) the collective bargaining agreement entered into on February 1, 2012 between BP Pipelines and the International Brotherhood of Electrical Workers, AFL, CIO and CFL Local Number 2295; (c) the collective bargaining agreement entered into on February 1, 2012 between BPPNAI and The International Brotherhood of Teamsters Local 986; (d) the collective bargaining agreement entered into on February 1, 2012 between BP Pipelines and United Steel Paper and Forestry, Rubber, Manufacturing, Allied Industrial and Service Workers International Union, AFL-CIO, CLC; and (e) the collective bargaining agreement entered into on February 1, 2012 between BPPNAI and the International Brotherhood of Electrical Workers, AFL, CIO and CFL Local Number 2295.
“Consent Decree” means that certain consent decree, among the United States of America (together with certain intervening state and local governments), BP Exploration and Oil Co., Amoco Oil Company and Atlantic Richfield Company, lodged with the Consent Decree Court in Civil Action No. 2:96 CV 095 RL, on August 29, 2001, as amended from time to time thereafter.
“Consent Decree Court” means the United States District Court for the Northern District of Indiana.
“Consent Decree Modification” has the meaning set forth in Section 7.10.
“Consent Decree Obligations” means all of the Liabilities and obligations of or relating to the Consent Decree that are applicable to the Purchased Assets or the Business as currently or previously conducted, whether on, prior to or following the Effective Time.
“Contracts” means agreements, contracts, leases, easements, rights of way, licenses, purchase orders, work authorizations and similar instruments.
“Credit Support Arrangements” has the meaning set forth in Section 7.8.
“Daily Ticking Fee” has the meaning set forth in Section 5.1.2.

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“DDA” means that certain Disposition and Development Agreement between BPWCP and the Carson Redevelopment Agency dated November 15, 2005, as amended, and the related Deed of Trust and Assignment of Rents dated March 2, 2009 by BPWCP to Fidelity National Title Insurance Company as Trustee for the benefit of the Carson Redevelopment Agency.
“De Minimis Amount” has the meaning set forth in Section 15.4.1.
“Dealer Loan Purchase” means (i) the repurchase by Energy Global Investments from Affiliates of Citibank, N.A. of receivables, collateral interests and other rights of the lender under certain of the Dealer Loans identified on Schedule 2.1.5.8, which receivables, collateral interests and rights had previously been assigned by Energy Global Investments in connection with a supported dealer loan program; and (ii) the execution of a loan administration services agreement pursuant to which Citibank, N.A. provides such services in connection with the Dealer Loans.
“Dealer Loans” has the meaning set forth in Section 2.1.5.8.
“Deeds” has the meaning set forth in Section 10.2.2.2.
“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation or acceleration or a right to receive damages or a payment of penalties.
“Deposit” has the meaning set forth in Section 5.1.
“Disclosure Statement” has the meaning set forth in Section 7.13.
“Disputed Closing Adjustment Amounts” has the meaning set forth in Section 11.4.2.
“DODO Agreements” means, collectively, those certain dealer, operating, supply, real estate sale agreements, business sale agreements and other ancillary and related agreements involving the Sellers that relate to the fuels supply for and operation of retail fuel service stations or the sale thereof by Sellers which employ the ARCO Marks and that are operated by an authorized dealer and are located on real property either owned in fee or a leasehold estate by such authorized dealer, pursuant to which the Sellers enjoy certain trade name and branding rights, as such agreements relate to each of the retail fuel service stations identified Schedule 1.1(D).
“DOFO Agreements” means, collectively, those certain dealer, franchise, operating, supply, real estate sale agreements, business sale agreements and other ancillary and related agreements involving the Sellers that relate to the fuels supply for and operation and franchising of retail fuel service stations and/or mini-markets or the sale thereof by Sellers which employ either, or both, of the ampm Marks and the ARCO Marks and that are operated by an authorized franchisee and are located on real property either owned in fee or a leasehold estate by such authorized dealer, pursuant to which the Sellers enjoy certain trade name and branding rights, as such agreements relate to each of the retail fuel service stations and/or mini-markets identified Schedule 1.1(E).
“Effective Time” has the meaning set forth in Section 10.1.

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“Employment Law” means all applicable federal, state and local Laws (including common law) relating to employment, employment practices, wage payment, health or safety.
“Encumbrance” means any mortgage, pledge, lien, encumbrance, encroachment, servitude, burden, charge, other security interest, or defect or irregularity in title.
“Energy Global Investments” has the meaning set forth in the preamble to this Agreement.
“Environmental Control Bonds” has the meaning set forth in Section 12.15.1.
“Environmental Facilities” has the meaning set forth in Section 12.15.1.
“Environmental Law” or “Environmental Laws” means all federal, state and local Laws (including common law) relating to the protection of natural resources, wildlife, human health, safety or well being, property, the environment or workplace health or safety, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq., the Emergency Planning and Community Right-to-know Act, as amended, 42 U.S.C. §§ 11001 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq., applicable underground storage tank system laws, including California Health & Safety Code §§ 25280, et seq., and California Health & Safety Code Section 25359.7.
“Environmental Permits” means all permits, licenses, registrations, approvals, or other authorizations required to be obtained pursuant to Environmental Laws (i) for the operation of the Purchased Assets or the Business as presently operated by the Sellers and their Affiliates or (ii) held by Sellers as of the Effective Time and being used by Sellers in connection with on-going Remedial Work at the Previously Sold and Foxglove Sites, in each case, including applications for renewal of such permits, where the application allows for continued operation under the terms of an expired permit.
“Escrow Pending BFO Fuel Retail Site” has the meaning set forth in Section 6.3.
“Estimated Accounts Amount” means the Sellers’ estimate of the Accounts Amount.
“Estimated Closing Statement” has the meaning set forth in Section 5.3.
“Estimated Hydrocarbon Inventory Value” means the Sellers’ estimate of the value of the Hydrocarbon Inventory as of the Effective Time.
“Estimated Non-Hydrocarbon Inventory Value” means the Sellers’ estimate of the value of the Non-Hydrocarbon Inventory as of the Effective Time.
“Estimated Watson Cogen Company Distribution” means the estimate by the Sellers of the next projected distribution to Carson Cogen Company and Products Cogeneration Company by the Watson Cogen Company that is to occur after the Closing Date and that relates to or is otherwise attributable to the profits generated by the conduct of the Watson Cogen Business prior to the Effective Time.
“Exchange Documents” has the meaning set forth in Section 17.11.

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“Excluded ARCO Retail Network” means all right, title and interest in the fuel retail network, including associated fuel supply infrastructure and retail fuel service stations, that employ the ARCO Marks and are in (a) California and are not otherwise included in the Purchased Assets, (b) Washington, or (c) Oregon.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Environmental Credits” means all of the credits, allotments, renewable identification numbers, certificates or other authorizations relating to any applicable fuel quality standards, renewable fuel and emissions standards under applicable Laws that Sellers and their Affiliates own or legally benefit from, other than the Included Environmental Credits.
“Excluded Intellectual Property” means all Intellectual Property and IT Systems owned, licensed, used or held for use by the Sellers or any of their Affiliates and any and all licenses governing the use of such Intellectual Property or IT Systems, but excluding any licenses and rights related to the Intellectual Property or IT Systems that are to be granted to the Buyer pursuant to the Technology Agreement or the Master Franchise Agreement.
“Excluded IT Equipment” means all IT Equipment other than the Included IT Equipment.
“Excluded Retail Fuel and Convenience Marketing Contracts” means those certain Contracts involving various marketing, point-of-sale display and promotional activities associated with the Retail Fuel and Convenience Business that are identified in Schedule 1.1(F).
“Excluded Thrifty Agreements” means, collectively, those certain lease and other agreements involving the Sellers that relate to the leasing of real property from Thrifty Oil and on which retail fuel service stations are located, pursuant to which the Sellers hold leasehold estates and enjoy certain other trade name and branding rights, as each such agreement relates to each of the retail fuel service stations and/or mini-markets identified in Schedule 1.1(G).
“Excluded Thrifty Sites” means, collectively, those retail fuel service stations and/or mini-markets identified in Schedule 1.1(G).
“Excluded Wilmington Calciner Contracts” means those Contracts identified in Schedule 2.2.5
“Execution Date” has the meaning set forth in the preamble to this Agreement.
“Facilities” means, collectively, the Refinery Facilities, the Carson Logistics and Marketing Terminals Facilities, the Wilmington Calciner Facilities, the Watson Cogen Company Facilities and Fuel Retail Facilities.
“Federal Antitrust Agency” means the Federal Trade Commission or Department of Justice, which ever agency takes jurisdiction over the transaction.
“Federal Power Act” means the Federal Power Act, 16 U.S.C. §§ 791 et seq., or any successor statute.
“FERC Filing” has the meaning set forth in Section 7.3.1.

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“Financial Certificate” means a certificate substantially in the form of Exhibit J as to the creditworthiness and financial solvency of the entity executing such certificate and attested to by an officer of such entity.
“Fuel Retail Assets” means all of the items described and identified in Section 2.1.5.
“Fuel Retail Business” means the business conducted by the Sellers immediately prior to the Effective Time that relates exclusively to the ownership, operation or use of the Fuel Retail Facilities and the Fuel Retail Assets.
“Fuel Retail Contracts” means, collectively, the CODO Agreements, the COFO Agreements, the DODO Agreements, the DOFO Agreements, the Fuel Retail Financing Instruments, the Jobber Agreements, the Included Thrifty Agreements and the Included Fuel Retail Assigned Contracts.
“Fuel Retail Equipment” has the meaning set forth in Section 2.1.5.3.
“Fuel Retail Facilities” means the Fuel Retail Equipment and buildings, fixtures and improvements, and other personal property located on the Fuel Retail Real Property Interests and the appurtenances thereto, but excluding (i) power lines, pipelines, telephone lines and other improvements and fixtures owned by public utilities furnishing utilities to the Fuel Retail Real Property Interests and (ii) other improvements and fixtures, rail lines, transmission lines and pipelines owned by Third Parties and located therein, including existing easements for such purpose which encumber the Fuel Retail Real Property Interests.
“Fuel Retail Financing Instruments” means, collectively, those certain loan agreements and related instruments (but excluding the Dealer Loans) through which the Sellers provide financial assistance to dealers and franchisees involved in the Fuel Retail Business for the locations identified in Schedule 1.1(H).
“Fuel Retail Leased Real Property” has the meaning set forth in Section 2.1.5.2.
“Fuel Retail Owned Real Property” has the meaning set forth in Section 2.1.5.1.
“Fuel Retail Real Property Interests” means, collectively, the Fuel Retail Owned Real Property, and the Fuel Retail Leased Real Property.
“Fuel Retail Third Parties” means each of the Third Parties who is a counterparty to any of the Fuel Retail Contracts.
“Governmental Authority” means the United States of America and any foreign, state, county, city or other political subdivision, agency, court or instrumentality and any self-regulatory organization, such as a securities exchange.
“Hazardous Substances” means (i) any chemicals, materials or substances in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, which are listed, defined or otherwise designated as hazardous, toxic or dangerous under any Environmental Law, including asbestos, and lead-containing paints or coatings, (ii) any petroleum, petroleum derivatives, petroleum products or by-products of petroleum refining or any oxygenate in any fuel, and (iii) any other chemical, substance or waste that is regulated by any Environmental Law.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hydrocarbon Inventory” has the meaning set forth in Section 2.1.6.
“Included Environmental Credits” has the meaning set forth in Section 2.1.10.
“Included Fuel Retail Assigned Contracts” means those Contracts related to the Fuel Retail Business involving those Fuel Retail Property Interests and certain other miscellaneous Contracts related to the Fuel Retail Business, all as identified in Schedule 1.1(I).
“Included Fuel Retail Sites in Escrow” has the meaning set forth in Section 7.4.
“Included Fuel Retail Sites in Escrow Amount” has the meaning set forth in Section 7.4.
“Included IT Equipment” means all IT Equipment that is used exclusively in connection with the Purchased Assets or the Business and that is owned by the Sellers or (subject to Section 7.2.1) leased by the Sellers. Notwithstanding anything to the contrary in the foregoing sentence, Included IT Equipment does not include (a) any Excluded Intellectual Property or (b) any services previously or currently performed by the Sellers or any Third Party in connection with the Included IT Equipment.
“Included Thrifty Agreements” means, collectively, those certain lease and other agreements involving the Sellers that relate to the leasing of real property from Thrifty Oil and on which retail fuel service stations are located, pursuant to which the Sellers hold leasehold estates and enjoy certain other trade name and branding rights, as each such agreement relates to each of the retail fuel service stations and/or mini-markets identified in Schedule 1.1(J).
“Indemnified Party” has the meaning set forth in Section 15.7.
“Indemnifying Party” has the meaning set forth in Section 15.7.
“Independent Accountants” means an international accounting firm to be agreed upon by the Parties prior to Closing.
“Intellectual Property” means all intellectual property rights, arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (a) patents and patent applications, including all continuations, divisionals, continuations-in-part, and provisionals, and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing; (b) copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing, and (c) confidential information and trade secret rights, including all confidential information regarding non-public discoveries, concepts, ideas, manufacturing and production processes, models, simulations, process and operating manuals, research and development, technology, know-how, formulae, inventions, compositions, processes, techniques, technical and engineering data/reports and information, procedures, designs, drawings, specifications, databases, and other information, including customer and supply data, supplier lists, pricing and cost information, and business and marketing plans and proposals, and rights in IT Systems to the extent any of the foregoing are contained or embodied in such IT Systems.
“Interest Rate” means LIBOR plus two percent (2%).
“Interim Retained Assets” has the meaning set forth in Section 6.3.

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“IT Equipment” means all computers, servers, printers, computer hardware, wired or mobile telephones, on-site process control and automation systems, telecommunication assets, and other information technology-related equipment.
“IT Systems” means all computer software, the tangible media on which it is recorded (in any form) and all supporting documentation, including input and output format, program listings, narrative descriptions, source code, object code, executable code, algorithms, logic and development tools, operating instructions, construction and design specifications, training materials and user manuals, and data and databases, including those pertaining to the design, operation, maintenance, support, development, performance, and configuration of such software, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof.
“Jobber Agreements” means, collectively, those certain distribution and supply agreements involving the Sellers that relate to the distribution and supply of fuel by Third Party wholesale distributors to retail fuel service stations, pursuant to which the Sellers enjoy certain trade name and branding rights involving either, or both, of the ampm Marks and the ARCO Marks, as each such agreement is identified in Schedule 1.1(K).
“Kinder Morgan Capacity Rights” means all of the rights of Sellers and their Affiliates for the shipment of products produced and sold by the Purchased Assets (including the historical Base Shipment Percentage rights as calculated on a “rolling 12 basis” of actual volumes shipped during the previous twelve (12) month period), that are shipped on the Kinder Morgan Pacific Operations CALNEV system (“CALNEV System”) and the SFPP Southern Region Terminal and Pipeline Distribution system (“SFPP System”) solely to the extent of, and consistent with, the historic use of such system for the shipment of products produced and sold by the Purchased Assets, and subject to applicable rules on file with the appropriate Governmental Authority, including the Federal Energy Regulatory Commission and the California Public Utilities Commission, and the published tariffs and policies of the CALNEV and SFPP Systems and further subject to the following limitations: (a) on the CALNEV System, Sellers shall retain all historic capacity rights used to ship jet fuel volumes for delivery to United Airlines and American Airlines at airport/terminal delivery locations; (b) on the SFPP System North Line, Sellers shall retain all historic capacity rights on all segments except those from Concord Station to Fresno, California and from Concord Station to Reno, Nevada; (c) on the SFPP System Oregon Line, Sellers shall retain all historic capacity rights; and (d) on the SFPP System West Line, San Diego Line, and East Line, Sellers shall retain historic capacity rights used to ship jet fuel volumes for delivery to United Airlines and American Airlines at airport/terminal delivery locations. Notwithstanding the above, nothing shall prevent Buyer from requesting adjustments from CALNEV System and SFPP System with respect to the amount of product it may ship after the Effective Time on such systems.
“Knowledge” (or phrases of similar import) means, in the case of the Sellers, the actual knowledge of the individuals listed on Schedule 1.1(L) without independent investigation or inquiry.
“Laws” means any law, statute, code, regulation, rule, injunction, judgment, ordinance, order, decree, ruling, charge, Permits, or other restriction of any applicable Governmental Authority as existing on the Effective Time, including Environmental Laws, except that those in effect on the Execution Date shall apply for purposes of any representations and warranties under Articles 13 and 14 and any obligations of the Parties under this Agreement applicable to the period prior to the Effective Time.
“Leased Real Property” means the Refinery Leased Real Property, the Carson Logistics and Marketing Terminals Leased Real Property and Easements, the Wilmington Calciner Leased Real Property, the Watson Cogen Company Leased Real Property and the Fuel Retail Leased Real Property.

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“Leased Real Property Conditions” has the meaning set forth in Section 7.9.1.
“Leased Real Property Consents” has the meaning set forth in Section 7.9.1.
“Legal Hold Documents” means any documents, records or information in the possession or custody of a Transferred Employee for which such Transferred Employee has received a notification from the Sellers on or prior to the Effective Time that instructs such Transferred Employee to preserve, maintain and not otherwise destroy or dispose of such documents, records or information due to a current or an anticipated suit, action or proceeding (including any investigation or similar activity by a Governmental Authority).
“Legacy PPC” has the meaning set forth in Section 4.1.12.
“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation (including contractual obligation), expense, claim (including a Third Party Claim and a Third Party Environmental Claim), loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.
“LIBOR” means, in relation to any period in respect of which an interest rate is to be determined pursuant to this Agreement, the average British Bankers Association Interest Settlement Rate for one month U.S. Dollars displayed on the appropriate page of the Reuters screen at 11:00 a.m., London time, on the first day of the period to which the interest period relates (the “Relevant LIBOR Date”). If such rate does not appear on the Reuters screen page on the Relevant LIBOR Date, then the rate for the Relevant LIBOR Date will be determined on the basis of the arithmetic mean of the rates (rounded upwards to four decimal places) at which deposits for one (1) month U.S. dollars are offered by Barclays Bank at 11:00 a.m., London time, on the Relevant LIBOR Date to leading banks in the London inter bank market for amounts of ten million dollars ($10,000,000).
“Loss” or “Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims (including Third Party Claims), demands, injunctions, judgments, orders, decrees, rulings, actual damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, actual losses, expenses, and fees, including court costs and reasonable attorneys’ and experts’ fees and expenses; provided “Losses” shall (i) not include an indemnified party’s internal administration costs or overhead costs or allocations and (ii) exclude lost profits, diminution in value, punitive, exemplary, special, indirect or consequential damages.
“Master Franchise Agreement” means the Master Franchise Agreement to be entered into between Sellers and the Buyer on the Closing Date, substantially in the form of Exhibit K attached hereto and pursuant to which Sellers will grant a franchise and license for the use of the ampm Marks in an exclusive territory more particularly described therein, but generally consisting of Southern California, Arizona and Nevada.
“Material Adverse Effect” means any change, development, effect, condition or occurrence that is or could reasonably be expected to, individually or in the aggregate with all other changes, developments, effects, conditions or occurrences (i) be material and adverse to the Purchased Assets, and the Assumed Liabilities, as a whole, of any one or more of the following: (A) the Refinery Business and the Watson Cogen Business considered as a whole, (B) the Carson Logistics and Marketing Terminals Business, (C) the Wilmington Calciner Business or (D) the Fuel Retail Business, or (ii) subject the Buyer to any criminal or material civil liability, it being understood that none of the following shall be deemed to constitute a Material Adverse Effect: (w) any effect resulting from entering into this Agreement or the

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announcement of the transactions contemplated by this Agreement; (x) any effect resulting from changes in the economy, as a whole, of the United States or the world; (y) any changes in commodity prices or refining margins; and (z) any effect resulting from changes (including any change in Law or regulatory policy) that are the result of factors or conditions generally affecting the specific industry or markets in which the Sellers or the Watson Cogen Company (as applicable) operate the Business and the Purchased Assets; except, in the cases of clauses (x), (y) and (z), to the extent that such effects or changes have a disproportionate impact on the Purchased Assets, the Business and the Assumed Liabilities, as a whole, relative to other participants in the industry in which the Sellers or the Watson Cogen Company (as applicable) operate the Business and the Purchased Assets.
“MTBE Claim” means any claims (other than any claims that would result in Remedial Work or that arise as a result of the failure of the Buyer to perform in a timely and commercially reasonable manner that Remedial Work that constitutes part of the Assumed Environmental Liabilities): (a) by any Third Parties that arise out of or otherwise relate to the manufacture, distribution or sale of (i) methyl tertiary butyl ether (MTBE); (ii) tertiary amyl methyl ether (TAME); (iii) any other fuel oxygenates except ethanol; (iv) the by-products associated with the manufacture of MTBE, TAME or other fuel oxygenates except ethanol; or (v) the breakdown components of MTBE, TAME, or the by-products associated with the manufacture of MTBE, TAME and other fuel oxygenates except ethanol, in each case, by the Sellers on or prior to the Closing Date; or (b) by a municipal water supplier, private water purveyor, water manager or private well owner alleging that a Release of MTBE has contaminated or threatens to contaminate a public or private drinking water supply.
“National Multi-Site Contract” has the meaning set forth in Section 12.12.
“Natural Hazard Area” has the meaning set forth in Section 7.13.
“Non-BFO Facility” has the meaning set forth in Section 7.4.
“Non-BFO Purchaser” has the meaning set forth in Section 7.4.
“Non-BFO RESAs” has the meaning set forth in Section 7.4.
“Non-Escrow Pending BFO Fuel Retail Site” has the meaning set forth in Section 6.3.
“Non-Hydrocarbon Inventory” has the meaning set forth in Section 2.1.7.
“Non-Represented Employees” has the meaning set forth in Section 8.1.
“Objection Notice” has the meaning set forth in Section 11.4.2.
“Offsite Disposal Claim” means any Third Party Claim related to Sellers’ generation, handling shipment, transfer or disposal to an off-site disposal site of Hazardous Substances in any way related to or associated with the Purchased Assets, the Business and/or the Previously Sold and Foxglove Sites.
“Operator Franchisee” has the meaning set forth in Section 6.1.
“Ordinary Course of Business” means the ordinary course of business in all material respects consistent with the affected Party’s current custom and practice (including with respect to quantity and frequency).

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“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
“Other Agreements” means, collectively, the Alaskan North Slope Crude Supply Agreement, the ARCO License Agreement, the Basrah Crude Supply Agreement, the Seller Guaranty, the Master Franchise Agreement, the Precious Metals Agreements, the Retail Management Services Agreement, the Substitution Agreement, the Technology Agreement, the Trademark Assignment and the Transition Services Agreement.
“Other Governmental Approvals” has the meaning set forth in Section 7.3.1.
“Owned Real Property” means, collectively, the Refinery Owned Real Property, the Carson Logistics and Marketing Terminals Owned Real Property, and Fuel Retail Owned Real Property.
“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.
“Pending BFO Fuel Retail Sites” has the meaning set forth in Section 6.3.
“Permits” means permits, authorizations, franchises, approvals, registrations and licenses (but excluding licenses of Intellectual Property) issued or granted by any Governmental Authority.
“Permitted Encumbrances” has the meaning set forth in Schedule 1.1(R).
“Person” means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.
“PMPA” means the Petroleum Marketing Practices Act, 15 U.S.C. §§ 2801 et seq.
“PMPA Franchise Agreements” means those Fuel Retail Contracts that relate to the BFO Fuel Retail Sites.
“Post-Closing Statement BFO Retail Sites Reduction Amount” has the meaning set forth in Section 6.6.
“Post-Closing Support Period” has the meaning set forth in Section 7.8.
“Pre-Closing BFO Accepted Site Closing” has the meaning set forth in Section 6.1.
“Pre-Closing Statement BFO Reduction Amount” has the meaning set forth in Section 6.3.1.
“Pre-Closing Date Taxable Period” means any taxable period ending on or before the Closing Date and that portion of any taxable period beginning on or before the Closing Date and ending after the Closing Date up to and including the Closing Date. The determination whether and to what extent an amount of Tax is attributable to a Pre-Closing Date Taxable Period shall be made in accordance with Section 17.1.
“Precious Metals Agreements” means, collectively, the Deed of Novation relating to Precious Metals Lease Contracts and the Precious Metals Master Trading Agreement to be entered into among

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BPPNAI, Britannic Strategies Limited (a company incorporated in Scotland) and Buyer on the Closing Date, substantially in the forms of Exhibit L-1 and L-2 attached hereto and pursuant to which certain precious metals will be purchased by, and certain precious metals lease contracts will be novated to, Buyer.
“Preliminary Change of Ownership Report” means that certain Change of Ownership Report required pursuant to California Revenue and Taxation Code.
“Previously Sold and Foxglove Sites” has the meaning set forth in Schedule 1.1(A).
“Primarily” means more than fifty percent (50%).
“Products Cogeneration Company” has the meaning set forth in the preamble to this Agreement.
“Purchase Price” has the meaning set forth in Section 5.2.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Railroad Right of Way Agreement” means that certain Railroad Right of Way Agreement, dated May 10, 1983 between Union Pacific Land Resources Corporation, as lessor, and Martin Marietta Carbon (predecessor-in-interest to BP West Coast Products LLC), as amended and assigned.
“Real Property Interests” means, collectively, the Refinery Real Property Interests, the Carson Logistics and Marketing Terminals Real Property Interests, the Fuel Retail Real Property Interests, the Wilmington Calciner Real Property Interests and the Watson Cogen Company Leased Real Property.
“Reasonable Efforts” means, commercially reasonable efforts of such Person without the obligation to sell any assets, pursue any litigation or pay, incur, convey, endure or deliver any material monetary payments or other form of consideration, whether tangible or intangible, including any property, detriment, debt, right, license, obligation, waiver or release.
“Refinery” has the meaning set forth in the recitals to this Agreement.
“Refinery Assets” means all of the items described and identified in Section 2.1.1.
“Refinery Business” means the business conducted by the Sellers immediately prior to the Effective Time that relates exclusively to the ownership, operation or use of the Refinery Facilities and the Refinery Assets.
“Refinery Equipment” has the meaning set forth in Section 2.1.1.3.
“Refinery Facilities” means the buildings, fixtures and improvements, including the operating control rooms, shelters, buildings, tanks, rail lines, pipelines, lab facilities, pump stations and other Refinery Equipment that are located on the Refinery Real Property Interests and the appurtenances thereto, but excluding (i) power lines, pipelines, telephone lines and other improvements and fixtures owned by public utilities furnishing utilities to the Refinery Real Property Interests and (ii) rail lines, pipelines and other improvements and fixtures owned by Third Parties and located on existing easements for such purpose which encumber the Refinery Real Property Interests.
“Refinery Leased Real Property” has the meaning set forth in Section 2.1.1.2.

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“Refinery Owned Real Property” has the meaning set forth in Section 2.1.1.1.
“Refinery Real Property Interests” means, collectively, the Refinery Owned Real Property, and the Refinery Leased Real Property.
“Release” or “Released” shall have the meaning set forth in Environmental Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, at 42 U.S.C. § 9601(22) and any analogous state Laws, but does not include migration or movement of Hazardous Substances already present in the environment.
“Relevant LIBOR Date” has the meaning set forth in the definition of LIBOR.
“Remedial Work” means any action required to respond to a Release or the presence of Hazardous Substances at, on, in, upon, over, across, under, within or migrating from a real property, including all investigation, site monitoring, restoration, abatement, detoxification, containment, handling, removal, storage, decontamination, clean-up, transport, disposal or other ameliorative work, corrective action or response action to the extent required by (a) any Environmental Law, (b) any order, Environmental Permit or request of any Governmental Authority, (c) any agreement that Sellers have entered into with any Third Party prior to the Closing Date; or (d) any final judgment, consent decree, settlement or compromise with respect to any Environmental Law entered into or issued prior to the Closing Date. Notwithstanding the foregoing, Remedial Work shall be limited to work required by the standards promulgated by the applicable Governmental Authority and shall specifically exclude providing replacement drinking water or treatment at drinking water production wells related to any MTBE Claim.
“Repair Cost Dispute” has the meaning set forth in Section 16.2.3.
“Repair Costs” has the meaning set forth in Section 16.2.1.
“Repair Negotiation Period” has the meaning set forth in Section 16.2.2.
“Representative” means, with respect to any Party, such Party and its Affiliates and their directors, officers, agents, consultants, partners, members, managers, employees and advisors (including such Party’s accountants, counsel, environmental consultants, financial advisors, investment bankers and other authorized representatives).
“Represented Business Employees” has the meaning provided such term in Section 8.1.
“RESA” has the meaning set forth in Section 6.1.
“Response Period” has the meaning set forth in Section 15.7.
“Retail Management Services Agreement” means the Retail Management Services Agreement to be entered into between Sellers and the Buyer on the Closing Date, substantially in the form of Exhibit A attached hereto and pursuant to which Buyer will provide certain management, administrative and support services related to certain retail fuel service stations identified therein.
“Retained Civil and Criminal Liabilities” means the Retained Civil Liabilities and the Retained Criminal Liabilities.
“Retained Civil Liabilities” means all Liabilities against Sellers or their Affiliates imposed or at any time arising from or related to an action brought by any Governmental Authority, or by private

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individuals in class action litigation, pursuant to and for violations of applicable Laws governing antitrust, franchise, the Petroleum Marketing Practices Act (and similar state laws), payment card transactions, trade regulation, false and misleading advertising, and unfair competition matters, in each case in connection with the operation or ownership of the Purchased Assets or the Business prior to the Effective Time.
“Retained Criminal Liabilities” means all Liabilities for any criminal monetary fines, imprisonment or other criminal penalties against Sellers or their Affiliates imposed at any time pursuant to and for violations of applicable Laws (including Environmental Laws) in connection with the operation or ownership of the Purchased Assets or the Business prior to the Effective Time.
“Retained Environmental Liabilities” has the meaning set forth in Schedule 1.1(M).
“Retained Liabilities” has the meaning set forth in Section 4.1.
“Retained Litigation” means (a) those litigation and arbitration matters that have been commenced or threatened in writing as of the Effective Time against the Sellers or their Affiliates as identified in Schedule 14.1.8, Schedule 14.1.9 and item number 1 on Schedule 14.1.11.2; and (b) any other Third Party Claims (excluding those Third Party Claims that constitute Assumed Liabilities) that are filed in a federal or state court with proper jurisdiction prior to the date that is twenty-four (24) months after the Closing Date that arises out of or otherwise relates to the operation of the Purchased Assets, the Business or the Previously Sold and Foxglove Sites, prior to the Effective Time.
“SCE” has the meaning set forth in Section 4.1.12.
“Scheduled Turnaround” means the planned, periodic shutdown estimated to commence in January 2013 and continue through the remainder of that year, as more particularly identified in Schedule 1.1(P), of various of the Purchased Assets, including refinery processing units, pipelines and ship dry-docking facilities (and, possibly, the entire Refinery) for the performance of maintenance, inspection and repair of property, plant, and equipment, and replacement of process materials and equipment that have worn out, are broken or require other maintenance, in order to ensure safe, efficient, and reliable operations, and after which shutdown(s) the property, plant and equipment will be restored to, or maintained at, a functioning level necessary to sustain normal operations comparable to a level of operations consistent with those operations prior to such shutdown(s).
“Sediment Claim” means any Third Party Claim related in any way to the investigation, monitoring, restoration, remediation, abatement, detoxification, containment, handling, treatment, removal, storage, decontamination, clean-up, transport, disposal, capping, damages of natural resource or other ameliorative work, corrective action or response action required to address marine sediments allegedly or actually impacted from discharges, whether authorized or unauthorized, permitted or unpermitted, associated with the Purchased Assets, the Business and/or the Previously Sold and Foxglove Sites. Notwithstanding the foregoing, “Sediment Claim” shall not include monitoring or sampling required under any waste discharge requirements or NPDES permit issued by the Los Angeles Regional Water Quality Control Board.
“Seller Confidential Data” has the meaning set forth in Section 12.4.1.
“Seller Guarantor” means BP Products North America Inc., a corporation organized under the laws of Maryland.

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“Seller Guaranty” means the guaranty agreement that is to be issued by the Seller Guarantor substantially in the form of Exhibit U and delivered to the Buyer at the Closing pursuant to Section 10.2.2.15.
“Seller Indemnified Party” has the meaning set forth in Section 15.3.
“Seller Insurance Policies” has the meaning set forth in Section 12.10.1.
“Seller Plans” has the meaning set forth in Section 14.1.10.
“Sellers” has the meaning set forth in the preamble to this Agreement.
“Sellers’ Closing Certificate” has the meaning set forth in Section 9.1.3.
“Sellers’ Standards” has the meaning set forth in Section 12.5.1.
“Services” has the meaning set forth in the Transition Services Agreement.
“Southern California” means the counties of Madera, Fresno, Inyo, Kings, Tulare, San Luis Obispo, Kern, Santa Barbara, Ventura, Los Angeles, San Bernardino, Orange, Riverside, San Diego, and Imperial.
“Special Projects” means those activities and projects identified in Schedule 1.1(Q) that the Sellers intend to initiate and undertake in connection with the Purchased Assets and the Business after the Execution Date and the completion of which may extend beyond the Closing Date.
“Substitute Credit Support Arrangements” has the meaning set forth in Section 7.8.
“Substitution Agreement” has the meaning set forth in Schedule 7.8.
“Taking” has the meaning set forth in Section 16.1.
“Tax” or “Taxes” means all taxes, fees, duties and other assessments, however denominated, including any interest, penalties, or additions to tax that may become payable in respect thereof, imposed by any Taxing Authority, which taxes shall include any license or registration fees and all income, franchise, sales, use, excise, motor fuel, petroleum, environmental, gross receipts, occupation, stamp, import, export, real and personal property, transfer, workers’ compensation, payroll and wage withholding, unemployment insurance and Social Security taxes and any adjustment made by any Taxing Authority to a Tax Return.
“Tax Information” has the meaning set forth in Section 17.10.1.
“Tax Proceeding” has the meaning set forth in Section 17.4.
“Tax Return” means all reports, estimates, information statements and returns relating to, or required to be filed in connection with, any Taxes pursuant to the statutes, rules and regulations of any Taxing Authority.
“Taxing Authority” means any federal, state, or local government or any agency or political subdivision thereof in the United States or corresponding governmental unit in any foreign country responsible for the imposition of Taxes.

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“Technology Agreement” means the Technology Agreement to be entered into between the Sellers and the Buyer on the Closing Date, substantially in the form of Exhibit O attached hereto.
“Termination Date” has the meaning set forth in Section 18.1.2.
“Third Parties” means a Person which is not (a) the Sellers or an Affiliate of the Sellers, (b) the Buyer or an Affiliate of the Buyer or (c) a Person that after the signing of this Agreement becomes a successor entity of the Sellers, the Buyer or any of their respective Affiliates.
“Third Party Claim” means (i) for all purposes other than the definition of Third Party Environmental Claim, any claim for any actual or potential Liability by any Person other than any Buyer Indemnified Party or Seller Indemnified Party pertaining to the Purchased Assets or the Business, and (ii) for purposes of the definition of Third Party Environmental Claim only, any claim for any actual or potential Liability by any Person other than any Buyer Indemnified Party or Seller Indemnified Party pertaining to the Purchased Assets, the Business or the Previously Sold and Foxglove Sites.
“Third Party Environmental Claim” means any Third Party Claim related in any way to a Release of or presence of Hazardous Substances, including any Sediment Claim, but excluding any Asbestos Claim, MTBE Claim, Offsite Disposal Claim or any Liabilities related to Remedial Work that are included within the Assumed Environmental Liabilities.
“Third-Party Estimate” has the meaning set forth in Section 16.2.3.
“Threshold Amount” has the meaning set forth in Section 15.4.2.
“Thrifty Oil” means Thrifty Oil Co., a corporation organized under the laws of California.
“Title Policies” has the meaning set forth in Section 7.12.
“TLLP” has the meaning set forth in Section 12.14.
“Trademark Assignment” means the Trademark Assignment to be entered into on the Closing Date, substantially in the form of Exhibit T attached hereto and pursuant to which the ARCO Marks will be assigned to Buyer.
“Transaction Documents” means all of the ancillary agreements entered into by the Sellers, the Seller Guarantor or the Buyer pursuant to this Agreement, including the Other Agreements.
“Transferred Employees” has the meaning set forth in Schedule 8.1(b).
“Transition Period” means the period commencing on the date of the Transition Services Agreement and ending on the Termination Date set forth in the Transition Services Agreement.
“Transition Services Agreement” means the Transition Services Agreement to be entered into between Sellers and their Affiliates and Buyer on the Closing Date, substantially in the form of Exhibit P attached hereto and pursuant to which Sellers and their Affiliates will provide certain transition services to the Buyer.
“Transitional Term Sheet for Rail Cars” means the term sheet for the transition of rail cars to be included as part of the Transition Services Agreement, substantially in the form of Exhibit M attached

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hereto and pursuant to which Sellers will transition the transfer of rail cars associated with the Business to Buyer.
“Treasury Regulation” means a regulation promulgated by the United States Department of Treasury under Title 26 of the Code of Federal Regulations.
“Uninsurable Title Conditions” has the meaning set forth in Section 7.2.3.
“Unions” mean each of: (a) The United Steel, Paper and Forestry, Rubber, Manufacturing, Allied Industrial and Service Workers International Union, AFL-CIO, CLC (USW) and its Local No. 675; (b) The International Brotherhood of Electrical Workers, AFL, CIO, and CFL, Local No. 2295; and (c) The International Brotherhood of Teamsters, Local No. 986, respectively for the relevant employees.
“US GAAP” means generally accepted accounting principles in the United States of America.
“Watson Cogen Business” means the business conducted by the Watson Cogen Company immediately prior to the Effective Time that relates exclusively to the ownership, operation or use of the Watson Cogen Company Facilities and the Watson Cogen Company Assets.
“Watson Cogen Company” has the meaning set forth in the recitals to this Agreement.
“Watson Cogen Company Assets” means the assets owned or leased by the Watson Cogen Company and used exclusively in conducting the Watson Cogen Business.
“Watson Cogen Company Contract Renewal” means the contractual extension, renewal, and/or potential renegotiation of various existing and new commercial and legal agreements involving the Watson Cogen Company including: (i) the partnership agreement for the Watson Cogen Company among the entities who own its partnership interests; (ii) power purchase agreement(s) involving the sale of electric energy by the Watson Cogen Company both on a short term transitional and long term basis; (iii) related commodity supply, services and land use agreements between Watson Cogen Company and Affiliates of Sellers that operate and manage the Refinery; and (iv) other such agreements in connection with the foregoing items (i) through (iii).
“Watson Cogen Company Contracts” has the meaning set forth in Section 14.1.3.2.
“Watson Cogen Company Facilities” means the approximately four hundred (400) megawatt generating plant located on the Watson Cogen Company Leased Real Property, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities used for the receipt of fuel and water and the delivery of the electrical output of said generating plant, and all other improvements relating to the ownership, operation and maintenance of said generating plant and associated equipment.
“Watson Cogen Company Interests” means the two percent (2%) partnership interests of the Watson Cogen Company held of record or beneficially owned by Products Cogeneration Company.
“Watson Cogen Company Leased Real Property” means the leasehold interests described in Schedule 1.1(O).
“Watson Land Company Settlement Fund” means the monies held in escrow by JPMorgan Chase Bank, N.A. pursuant to that certain Settlement Agreement and Release of Certain Claims dated November 1, 2000 and entered into by and among Watson Land Company, BP America Inc., and ARCO

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and associated agreements including the May 31, 2011 settlement letter from Bright and Brown to Matthew Covington at DLA Piper LLP (US).
“Watson Land Company Settlement Fund Claims” means any claim for reimbursement from the Watson Land Company Settlement Fund (i) submitted by Sellers prior to the Closing Date or (ii) arising out of qualified environmental work performed by Sellers on Watson Land Company property prior to the Closing Date. Such claims include a claim for two million one hundred thousand dollars ($2,100,000) submitted by BP America Inc. and ARCO on or about September 4, 2008 which was resolved with Bright and Brown in a May 31, 2011 letter agreement whereby BP America Inc. is entitled to receive five hundred thousand dollars ($500,000) (which has been paid) and one million dollars ($1,000,000) (on account of past work) to be paid in the future out of the Watson Land Company Settlement Fund.
“Wilmington Calciner” means that certain calciner facility of Sellers located in Carson, California approximately five miles from the Refinery whose primary assets consist of a rotary kiln calciner, calcined coke barn, truck and rail loading facilities and a cogeneration unit.
“Wilmington Calciner Assets” means all of the items described and identified in Section 2.1.3.
“Wilmington Calciner Business” means the business conducted by the Sellers immediately prior to the Effective Time that relates exclusively to the ownership, operation or use of the Wilmington Calciner Facilities and the Wilmington Calciner Assets.
“Wilmington Calciner Equipment” has the meaning set forth in Section 2.1.3.2.
“Wilmington Calciner Facilities” means the Wilmington Calciner Equipment and buildings, fixtures and improvements, and other personal property located on the Wilmington Calciner Real Property Interests and the appurtenances thereto, but excluding (i) power lines, pipelines, telephone lines and other improvements and fixtures owned by public utilities furnishing utilities to the Wilmington Calciner Real Property Interests and (ii) other improvements and fixtures, rail lines, transmission lines and pipelines owned by Third Parties and located therein, including existing easements for such purpose which encumber the Wilmington Calciner Real Property Interests.
“Wilmington Calciner Leased Real Property” has the meaning set forth in Section 2.1.3.1.
“Wilmington Calciner Lease Renewal” means the renewal for a period of five (5) years of the term of that certain Ground Lease Agreement between Union Pacific Land Resources Corporation (predecessor-in-interest to the City of Long Beach), as lessor, and M-C Carbon (predecessor-in-interest to BP West Coast Products LLC), as lessee, dated December 31, 1980, as amended, supplemented and/or assigned; and the renewal of the Railroad Right of Way Agreement.
“Wilmington Calciner Real Property Interests” means, collectively, the Wilmington Calciner Leased Real Property.
“Wilmington Refinery” means that certain refinery located in Wilmington, California with 97,000 barrels per day of refining capacity (together with all related equipment, machinery, other personal property, real and leased property interests, including easements and rights of way, crude oil, feedstock and finished product inventories, intellectual property rights and licenses, material contracts and permits and personnel employed thereat) that the Buyer owns and operates.

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Section 1.2    Interpretations. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

1.
Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

2.	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

3.	A reference to a Person, corporation, trust, estate, partnership, or other entity includes any of them.

4.	The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

5.
All references in this Agreement to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument.

6.
A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

7.
No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. The failure of either Party to perform its obligations hereunder shall not release the other Party from the performance of its obligations.

8.	A reference to any Party to this Agreement or another agreement or document includes the Party’s successors and assigns.

9.
A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

10.	A reference to a writing includes a facsimile transmission of it and any means of reproducing its words in a tangible and permanently visible form.

11.
The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

12.	The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”

13.	The word “or” shall have the inclusive meaning represented by the phrase “and/or.”

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14.
The phrase “and/or” when used in a conjunctive phrase shall mean any one or more of the Persons specified in or the existence or occurrence of any one or more of the events, conditions or circumstances set forth in that phrase; provided, however, that when used to describe the obligation of one or more Persons to do any act, it shall mean that the obligation is the obligation of each of the Persons but that it may be satisfied by performance by any one or more of them.

15.	“Shall” and “will” have equal force and effect.

16.
The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement and, in the event of a conflict or inconsistency between the schedules and this Agreement, the schedules shall prevail

17.
The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

18.	Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Carson, California time on the date in question.

19.	References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

20.
No action shall be required of the Parties except on a Business Day, and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day. All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”

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Schedule 1.1(A)
Assumed Environmental Liabilities

“Assumed Environmental Liabilities” means all Liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise) arising from or related to all of the following:

(a)
all Remedial Work (whether on, prior to or following the Effective Time) arising from or relating to: (i) the ownership, use and/or operation of the Purchased Assets (whether on, prior to or after the Effective Time), and (ii) those properties identified in Annexes 1 and 2 to this Schedule 1.1(A) (including the activities and operations conducted thereon) (collectively, such properties in Annexes 1 and 2 are the “Previously Sold and Foxglove Sites”);

(b)
any alleged and/or actual non-compliance with any Environmental Law arising from or relating to the ownership, use and/or operation of the Purchased Assets and/or Business after the Effective Time (including all Liabilities arising after the Effective Time in connection with: (i) the Consent Decree Obligations that are assumed by the Buyer in accordance with Section 7.10 of the Agreement, (ii) that certain Settlement Agreement and Release of Certain Claims dated November 1, 2000 and entered into by and among Watson Land Company, BP America Inc., and Atlantic Richfield Company and associated agreements including the May 31, 2011 settlement letter from Bright and Brown to Matthew Covington at DLA Piper LLP (US), (iii) that certain consent decree between the United States of America and ARCO Terminal Services Corp., lodged with United States District Court for the Central District of California, Case No. 05-07358, on October 12, 2005, as amended from time to time thereafter, and (iv) that certain Settlement Agreement and Release entered into between Seller, Innovene Polypropylene, LLC and the South Coast Air Quality Management District effective June 27, 2006); and

(c)
any Third Party Environmental Claim that (i) is filed in a federal or state court with proper jurisdiction on or after the date that is twenty-four (24) months after the Closing Date or (ii) arises out of or relates to any potential claim by a Governmental Authority first identified in any order, notice or request issued by, or any investigation initiated by, any Governmental Authority pursuant to Environmental Law on or after the date that is twenty-four (24) months after the Closing Date;

provided, however, that excluded from each of the foregoing are all Retained Environmental Liabilities.

Schedule 1.1(A)

Schedule 1.1(M)
Retained Environmental Liabilities
“Retained Environmental Liabilities” means all Liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise) arising from or related to all of the following:
(a)    any Asbestos Claim;
(b)    any MTBE Claim;

(c)	any Offsite Disposal Claim;

(d)
the payment of any civil monetary fines or penalties against Sellers or their Affiliates imposed or at any time arising from or related to an action brought by any Governmental Authority (but excluding any actions by private citizens) pursuant to and for violations of applicable Environmental Laws for violations thereof by Sellers or their Affiliates in connection with the operation or ownership of the Purchased Assets, the Business, or the Previously Sold and Foxglove Sites prior to the Effective Time; and

(e)
any Third Party Environmental Claim that (i) is filed in a federal or state court with proper jurisdiction prior to the date that is twenty-four (24) months after the Closing Date or (ii) arises out of or relates to any potential claim by a Governmental Authority first identified in any order, notice or request issued by, or any investigation initiated by, any Governmental Authority pursuant to Environmental Law (other than Remedial Work) prior to the date that is twenty-four (24) months after the Closing Date;

provided, however, that excluded from each of the foregoing are all Assumed Environmental Liabilities (including any Remedial Work associated therewith).

Exhibit U

Form of

GUARANTY AGREEMENT

This Guaranty Agreement (the “Guaranty”) is made by BP PRODUCTS NORTH AMERICA INC. (“Guarantor”), a Maryland corporation, in favor of TESORO REFINING AND MARKETING COMPANY, a Delaware corporation (“Beneficiary”);

WHEREAS, BP WEST COAST PRODUCTS LLC, a limited liability company organized and existing under the laws of the State of Delaware (“BPWCP”), ATLANTIC RICHFIELD COMPANY, a corporation organized and existing under the laws of the State of Delaware, ARCO MIDCON LLC, a limited liability company organized and existing under the laws of the State of Delaware, ARCO TERMINAL SERVICES CORPORATION, a corporation organized and existing under the laws of the State of Delaware (“ARCO Terminal”), ARCO MATERIAL SUPPLY COMPANY, a corporation organized and existing under the laws of the State of Delaware (“ARCO Material Supply”), CH-TWENTY, INC., a corporation organized and existing under the laws of the State of Delaware, PRODUCTS COGENERATION COMPANY, a corporation organized and existing under the laws of the State of Delaware, and ENERGY GLOBAL INVESTMENTS (USA) INC., a corporation organized and existing under the laws of the State of Delaware (each a “Seller” and, collectively, the “Sellers”) and Beneficiary are parties to that certain Purchase and Sale Agreement dated August ___, 2012 (the “Agreement”) pursuant to which Beneficiary will purchase the Purchased Assets and execute at Closing the Other Agreements (as such terms are defined in the Agreement) (collectively, the Agreement and the Other Agreements are the “Transaction Agreements”), evidencing or giving rise to or securing the Guaranteed Obligations (as hereinafter defined) at any time and from time to time; and
WHEREAS, Guarantor is an affiliate, direct or indirect parent of Sellers, and will receive substantial and direct benefits from the respective transactions contemplated by the Transaction Agreements and has agreed to enter into this Guaranty to provide assurance for the payment and, in certain limited instances, the performance obligations of Sellers in connection with the Transaction Agreements and to induce the Beneficiary to enter into the Transaction Agreements;

NOW THEREFORE, in order to induce Beneficiary to enter into the Transaction Agreements, and in consideration of the foregoing recitals, and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

1.    Guaranty.

(a)     Subject to the second sentence of this Section 1(a), Guarantor hereby unconditionally, absolutely and (subject to the express provisions hereof with respect to termination) irrevocably guarantees (i) the punctual payment when due, whether upon demand, at stated maturity, upon acceleration or otherwise, of Sellers' payment obligations arising under the Transaction Agreements (whether present or future, direct or indirect, absolute or contingent, matured or unmatured and including obligations which but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and (ii) to cause the performance of the obligations of BPWCP, ARCO Material Supply and ARCO Terminal (collectively, the “Guaranteed Entities”) pursuant to Sections 7.2, 12.1, 12.2, 12.11, 15.6 and 15.7 of the Agreement together with the obligations of BPWCP under the ARCO License Agreement, Technology Agreement, Transition Services Agreement and Master Franchise Agreement; provided, that Buyer has first requested the performance of the Guaranteed Entities and notified Guarantor in writing of any failed performance, and in both (i) and (ii) above, as the Transaction Agreements may be amended or modified by agreement in writing between Sellers and the Beneficiary from time to time (collectively, the “Guaranteed Obligations”). Notwithstanding anything herein to the contrary, the Guaranteed Obligations with respect to the Other Agreements shall only be in respect of Sellers' payment obligations and performance obligations (when applicable) arising under the Other Agreements during the initial term of such Other Agreements and shall not include any Seller obligations arising during any extension or renewal of such initial term.

(b)     Guarantor shall reimburse the Beneficiary for all sums paid to the Beneficiary by Sellers with respect to such Guaranteed Obligations which the Beneficiary is subsequently required to return to Sellers or a representative of Sellers' creditors as a result of Sellers' bankruptcy, insolvency, liquidation, or similar proceeding.

(c)    This Guaranty shall be a continuing guaranty of all of the Guaranteed Obligations and shall apply to and secure any ultimate balance due or remaining unpaid to the Beneficiary; and this Guaranty shall not be considered as wholly or partially satisfied by the payment or liquidation at any time of any sum of money for the time being due or remaining unpaid to the Beneficiary.

(d)     This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Beneficiary on the insolvency, bankruptcy or reorganization of Sellers or Guarantor or otherwise, all as though such payment had not been made.

(e)     Except with respect to the Guaranteed Obligations set forth in Section 1(a)(ii) above, Guarantor shall have no obligation to perform under the Transaction Agreements, including, without limitation, to sell, deliver, supply or transport gas, electricity or any other commodity and Guarantor's obligations and liability under this Guaranty shall be limited to payment obligations only.

(f)     In no event shall Guarantor be liable for special, exemplary, punitive or consequential damages.

(g)    Subject to Section 2(f), if, after the closing of the transactions contemplated by the Agreement, Guarantor merges or consolidates with or into any of its affiliates, or dissolves, liquidates, sells, assigns, transfers or otherwise disposes of any material portion of the assets owned by Guarantor, directly or indirectly, to any affiliate, then such affiliate shall assume in writing all of Guarantor's obligations under this Guaranty, and shall be deemed to have assumed all of Guarantor's obligations under this Guaranty, and shall be jointly and severally liable with Guarantor and directly liable to Beneficiary hereunder with respect to same, from and after the date of any such merger, consolidation, sale, assignment, transfer or disposition.

2.    Guaranty Absolute.    The liability of Guarantor under this Guaranty shall be absolute and unconditional, and shall not be limited, lessened or discharged by any act, on the part of the Beneficiary or matter or thing irrespective of, without limitation:

(a)     any incapacity or disability or lack or limitation of status or power of Sellers or that Sellers may not be legal entities;

(b)     the bankruptcy or insolvency of Sellers;

(c)     any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the Guaranteed Obligations or the rights of the Beneficiary with respect thereto;

(d)     any lack of validity or enforceability of the Transaction Agreements;

(e)     any discontinuance of or any reduction, increase or other variation of credit granted to Sellers or any change in the time, manner or place of payment of or in any other term of, all or any of the Guaranteed Obligations or any other amendment, modification, extension, renewal or waiver of or any consent to or other acquiescence in the departure from the terms of the Transaction Agreements, regardless of whether this Guaranty is in effect at such time; or

(f)     any change in the name, constitution or capacity of Sellers, or any Seller being merged with another corporation, in which case this Guaranty shall apply to the liabilities of the resulting corporation, and the term “Seller” shall include such resulting corporation;

save due performance by Sellers or Guarantor. Any account settled or stated by or between the Beneficiary and Sellers shall be accepted by Guarantor in the absence of manifest error, as conclusive evidence that the balance or amount thereof thereby appearing due by Sellers to the Beneficiary, is so due.

The obligations of Guarantor hereunder are several and are primary obligations for which Guarantor is the principal obligor. There are no conditions precedent to the enforcement of this Guaranty except as expressly contained herein. It shall not be necessary for the Beneficiary, in order to enforce payment or performance (when applicable) by Guarantor under this Guaranty, to exhaust any of its remedies or recourse against Sellers, any other guarantor, or any other person liable for the payment or performance when due and shall apply regardless of whether recovery of all such Guaranteed Obligations may be discharged or uncollectible in any bankruptcy, insolvency or other proceeding, or be otherwise unenforceable. A separate action or actions may be brought and prosecuted against Guarantor with respect to the Guaranteed Obligations whether action is brought against the Sellers or whether the Sellers be joined in any such action or actions; provided, however, that except for the defenses of (i) lack of authority, (ii) failure of consideration, and (iii) discharge as a result of bankruptcy, Guarantor reserves all defenses and limitations of liability of Sellers in the Transaction Agreements.
3.    Waiver.     Guarantor hereby waives:
(a)    Guarantor expressly waives any and all benefits which might otherwise be available to Guarantor under Section 17.001 and Chapter 43 of the Texas Civil Practice and Remedies Code and Texas Rules of Civil Procedure 31, including, without limitation, notice, discharge, levy and subrogation;
(b)    notice of acceptance of this Guaranty, notice of the creation or existence of any of the Guaranteed Obligations and notice of any action by the Beneficiary in reliance hereon or in connection herewith;
(c)    notice of the entry into the Transaction Agreements between Sellers and the Beneficiary and notice of any amendments, supplements, or modifications thereto; or any waiver or consent under the Transaction Agreements, including waivers of the payment or performance of the obligations thereunder;
(d)    notice of any increase, reduction or rearrangement of Sellers' obligations under the Transaction Agreements or notice of any extension of time for the payment of any sums due and payable to the Beneficiary under the Transaction Agreements;
(e)    except as expressly set forth herein, presentment, demand for payment, notice of dishonor or nonpayment, protest and notice of protest or any other notice of any other kind with respect to the Guaranteed Obligations;
(f)    except with respect to the performance obligations included among the Guaranteed Obligations, any requirement that suit be brought against, or any other action by the Beneficiary be taken against, or any notice of default or other notice to be given to, or any demand be made on Sellers or any other person, or that any other action be taken or not taken as a condition to Guarantor's liability for the Guaranteed Obligations under this Guaranty or as a condition to the enforcement of this Guaranty against Guarantor;
(g)    any other circumstance (including, without limitation, the failure to obtain from any intended guarantor, other than Guarantor, a valid guaranty and any release and discharge of any other guarantor or surety for the Guaranteed Obligations) which might otherwise constitute a defense, set-off or counterclaim available to, or a legal or equitable discharge of, Sellers in respect of the Guaranteed Obligations or Guarantor in respect of this Guaranty, all of which are hereby expressly waived by Guarantor;
(h)    the waiver, surrender, compromise, settlement, release or termination by Beneficiary of any or all of the obligations, covenants or agreements of the Sellers under the Agreement, except to the extent such waiver, surrender, compromise, settlement, release or termination expressly releases Guarantor hereunder; provided that, if such waiver, surrender, compromise, settlement, release or termination is not in connection with any bankruptcy, insolvency, assignment for the benefit of creditors, liquidation or other similar action or proceeding relating to or impacting the Sellers, then Guarantor's obligations hereunder shall be reduced to the same extent as those of the particular Seller were reduced pursuant to such waiver, surrender, compromise, settlement, release or termination, but Guarantor's other obligations to Beneficiary hereunder shall not be affected or otherwise reduced;
(i)    the failure to give notice to Guarantor of the occurrence of a Default under the Agreement;
(j)    the taking or the omission of any of the actions referred to in the Agreement including any acceleration of sums owing thereunder;
(k)    any failure, omission, delay or lack on the part of Beneficiary to enforce, assert or exercise any right, power of remedy conferred on it in the Agreement; and
(l)    any duty of Beneficiary to advise Guarantor of the financial condition of the Sellers and of all other circumstances bearing upon the risk of nonpayment of amounts owing under the Agreement which diligent inquiry would reveal, as Guarantor assumes responsibility for being and remaining informed regarding such conditions or any such circumstances.
4.    Subrogation.     Guarantor shall be subrogated to all rights of the Beneficiary against Sellers in respect of any amounts paid by Guarantor pursuant to the Guaranty, provided that Guarantor waives any rights it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise (including, without limitation, any statutory rights of subrogation under Section 509 of the Bankruptcy Code 11 U.S.C. § 509, or otherwise), reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of the Beneficiary against Sellers or any collateral which the Beneficiary now has or acquires, until all of the Guaranteed Obligations shall have been irrevocably and indefeasibly paid to the Beneficiary in full. If (a) Guarantor shall perform and shall make payment to the Beneficiary of all or any part of the Guaranteed Obligations, (b) all the Guaranteed Obligations shall have been indefeasibly paid in full and (c) the Beneficiary shall have confirmed in writing to Sellers that no extensions of credit are outstanding or contracted for under the Transaction Agreements, the Beneficiary shall, at Guarantor's request, execute and deliver to Guarantor appropriate documents necessary to evidence the transfer by subrogation to Guarantor of any interest in the Guaranteed Obligations resulting from such payment of Guarantor.
5.    Notices.     All demands, notices and other communications provided for hereunder shall, unless otherwise specifically provided herein, (a) be in writing addressed to the party receiving the notice at the address set forth below or at such other address as may be designated by written notice, from time to time, to the other party, and (b) be effective upon delivery, when mailed by U.S. or Canadian mail, as the case may be, registered or certified, return receipt requested, postage prepaid, or personally delivered. Notices shall be sent to the following addresses:
If to the Beneficiary:
Tesoro Refining and Marketing Company
19100 Ridgewood Parkway
San Antonio, TX 78259
Attn: Senior Vice President Corporate Development and Strategy

with a copy (which shall not constitute notice) to:

Tesoro Refining and Marketing Company
19100 Ridgewood Parkway
San Antonio, TX 78259
Attn: General Counsel

If to Guarantor:
BP PRODUCTS NORTH AMERICA INC.
501 Westlake Park Boulevard
Houston, Texas 77079
Attn: Corporate Secretary
Attn: R&M Managing Counsel
with a copy (which shall not constitute notice) to:
BP PRODUCTS NORTH AMERICA INC.

150 W. Warrenville Road
Mail Code 200-1W
Naperville, IL 60563
Attn: R&M Managing Counsel

6.    Demand and Payment.     Any demand by the Beneficiary for payment or performance (when applicable) hereunder shall be in writing, reference this Guaranty, reference the Guaranteed Obligations, and be signed by a duly authorized officer of the Beneficiary and delivered to Guarantor pursuant to Section 5 hereof. There are no other requirements of notice, presentment or demand. Guarantor shall pay, or cause to be paid, such Guaranteed Obligations within ten (10) business days of receipt of such demand, unless, within such ten (10) business day period, the default giving rise to such demand has been remedied.
7.    No Waiver; Remedies.     Except as to applicable statues of limitation, no failure on the part of the Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive to any remedies provided by law.
8.    Term; Termination.        This Guaranty shall be and continue to be in full force and effect from the Effective Date (as defined immediately above the signature lines hereof) until the date the Guaranteed Obligations have been fully and indefeasibly paid. Such termination shall not release Guarantor from liability for any Guaranteed Obligations arising prior to the effective date of such termination. If at any time any payment of any of the Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Sellers or otherwise, Guarantor's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made.
9.    Assignment; Successors and Assigns.     Neither party may assign or delegate any of their respective rights or obligations hereunder without the prior written consent of the other party; provided, however, Beneficiary may, without the prior written consent of the Guarantor, assign its rights under this Guaranty in accordance with Section 19.3 of the Agreement. Any assignment that does not comply with the terms of this Section 9 shall be deemed null and void and of no force or effect. This Guaranty shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted assigns.
10.    Amendments, etc.     No amendment or other modification of the terms of this Guaranty shall be effective unless in writing and signed by Guarantor and the Beneficiary and stating that it is expressly intended to give effect to the applicable amendment or modification hereto. No waiver of any provision of this Guaranty nor consent to any departure by Guarantor therefrom shall in any event be effective unless such waiver shall refer to this Guaranty, be in writing and be signed by the Beneficiary. Any such waiver shall be effective only in the specific instance and for the specific purpose for which it was given.
11.    Captions.     The captions in this Guaranty have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions.

12.	Representations and Warranties. Guarantor represents and warrants as follows:
(a)    Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to execute, deliver and perform this Guaranty.
(b)    The execution, delivery and performance of this Guaranty have been and remain duly authorized by all necessary corporate action and do not contravene Guarantor's constitutional documents or any contractual restriction binding on Guarantor or its assets.
(c)    This Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against it by the Beneficiary in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor's rights and to general equity principals.
All of the representations and warranties of Guarantor contained herein shall survive the execution and delivery of this Guaranty.
13.    Judgment Currency.     The obligation of Guarantor hereunder to make payments in any currency of payment and account shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency except to the extent to which such tender or recovery shall result in the effective receipt by the Beneficiary of the full amount of such currency of payment and account so payable and accordingly the obligation of Guarantor shall be enforceable as an alternative or additional cause of action for the purpose of recovery in the other currency of the amount (if any) by which such effective receipt shall fall short of the full amount of such currency of payment and account so payable and shall not be affected by any judgment being obtained for any other sums due hereunder.
14.    Severability.         Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.
15.    Jurisdiction.        SUBJECT TO AND EXCEPT AS PROVIDED IN SECTION 17, THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS RELATED TO THIS GUARANTY SHALL BE LITIGATED IN THE UNITED

STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS OR ANY TEXAS STATE COURT SITTING IN HOUSTON, TEXAS, SO LONG AS ONE OF SUCH COURTS SHALL HAVE SUBJECT MATTER JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING, AND THAT ANY CAUSE OF ACTION ARISING OUT OF THIS GUARANTY SHALL BE DEEMED TO HAVE ARISEN FROM A TRANSACTION OF BUSINESS IN THE STATE OF TEXAS, AND EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT. WITHOUT LIMITING THE FOREGOING, EACH PARTY AGREES THAT SERVICE OF PROCESS ON SUCH PARTY AS PROVIDED IN SECTION 5 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS ON SUCH PARTY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.
16.    Governing Law.    THIS GUARANTY SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES.

17.    Arbitration.        THE PARTIES AGREE THAT THE PROVISIONS OF SECTIONS 19.10 AND 19.11 OF THE AGREEMENT SHALL APPLY TO ALL DISPUTES ARISING UNDER THIS GUARANTY. FURTHERMORE, ANY SUCH DISPUTE BROUGHT UNDER THIS GUARANTY SHALL BE COMBINED WITH ANY DISPUTE REGARDING THE SAME FACTS AND SUBJECT MATTER AMONG THE SELLERS AND THE BENEFICIARY UNDER THE AGREEMENT. FOR PURPOSES OF APPOINTING ARBITRATORS HEREUNDER THE GUARANTOR AND THE SELLERS SHALL BE DEEMED TO BE ONE PARTY.

[Signature page follows immediately]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer effective as of this ___ day of ___________, 20__ (the “Effective Date”).

BP PRODUCTS NORTH AMERICA INC., a
Maryland corporation

By:

Name:

Title:

TESORO REFINING AND MARKETING
COMPANY, a Delaware corporation

By:

Name:

Title:

[Signature Page to Guaranty on behalf of Sellers]